===============================================================================

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          MBLA Financial Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:
         MBLA Financial Corporation common stock, par value $.01 per share
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:
         1,247,021 shares
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $24.15
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:
         $30,115,537
     -------------------------------------------------------------------------


     (5) Total fee paid:
         $6,024
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                                                                __________, 1999


Dear Stockholder:

         The Boards of Directors of MBLA Financial Corporation and Citizens Bancshares Company have agreed to a merger in which Citizens will acquire MBLA. In the merger, MBLA will merge with and into a subsidiary of Citizens, and Macon Building and Loan Association, F.A. will merge with and into Citizens' subsidiary, Citizens Bank and Trust Company.

         In the merger, you will receive a cash payment for each share of MBLA stock that you own. This cash payment will equal $24.15 plus or minus an amount that represents the change in MBLA's adjusted book value per share from December 31, 1998 to the end of the month prior to closing. Upon completion of the merger you will no longer own any stock or have any interest in MBLA, nor will you receive, as a result of the merger, any stock of Citizens.

         We cannot complete the merger unless we obtain the necessary government approvals and unless the stockholders of MBLA approve the merger agreement. We have scheduled a special meeting for MBLA stockholders to vote on the merger agreement. The meeting will be held at MBLA's offices at 101 Vine Street, Macon, Missouri on ______, _______, 1999 at __:00 _.m., local time.

         It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. If you fail to vote it will have the same effect as a vote against approval of the merger agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you are a stockholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

         This document contains a more complete description of the meeting and the terms of the merger. We urge you to review this entire document carefully. Financial information regarding MBLA is provided in the appendices to this document. You may also obtain information about MBLA from documents filed with the Securities and Exchange Commission.

         I enthusiastically support the merger and join with the other members of our Board of Directors in recommending that you vote in favor of the merger.


                                  John T. Neer
                                  President and Chief Executive Officer


    Proxy Statement first mailed to stockholders on or about __________, 1999

                          MBLA Financial Corporation
                                101 Vine Street
                             Macon, Missouri 63552
                                (660) 385-2122


                       ---------------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON _____________, 1999

                       ---------------------------------


         NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of MBLA Financial Corporation ("MBLA") will be held at MBLA's offices at 101 Vine Street, Macon, Missouri on ___________, ___________, 1999 at __:__ a.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of May 3, 1999 by and between Citizens Bancshares Company and MBLA, pursuant to which MBLA will merge with a wholly-owned subsidiary of Citizens Bancshares Company and each share of common stock of MBLA, par value $.01 per share, will be converted into the right to receive $24.15, subject to adjustment, all on and subject to the terms and conditions contained therein.

         2. To transact such other business as may properly come before the meeting or any adjournment or postponement.

         Only stockholders of record at the close of business on __________, 1999 will be entitled to notice of and to vote at the meeting and at any adjournment or postponement

         MBLA stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of MBLA common stock under applicable provisions of Delaware law. In order to perfect dissenters' rights, MBLA stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement and a summary of the provisions can be found under "THE MERGER--You Have Appraisal Rights in the Merger."

         In the event that there are not sufficient votes to approve the foregoing proposal at the time of the meeting, the meeting may be adjourned in order to permit further solicitation by MBLA.

                                 By Order of the Board of Directors



                                 Clyde D. Smith
                                 Corporate Secretary

Macon, Missouri
__________, 1999

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----


SUMMARY...............................................................    1

SELECTED FINANCIAL DATA OF MBLA.......................................    6

MARKET PRICE AND DIVIDEND INFORMATION.................................    8

MEETING OF MBLA STOCKHOLDERS..........................................    9
  Place, Date and Time................................................    9
  Purpose of the Meeting..............................................    9
  Who Can Vote at the Meeting.........................................    9
  Attending the Meeting...............................................    9
  Vote Required.......................................................    9
  Voting by Proxy.....................................................   10
  Participants in Macon Building and Loan's ESOP......................   10
  Independent Public Accountants......................................   10

BENEFICIAL OWNERSHIP OF MBLA COMMON STOCK.............................   11

THE MERGER............................................................   13
  The Parties to the Merger...........................................   14
  Overview of the Transaction.........................................   14
  What You Will Receive...............................................   14
  Taxable Transaction for MBLA Stockholders...........................   14
  Background of the Merger............................................   15
  Recommendation of the MBLA Board; MBLA's Reasons for the Merger.....   16
  Fairness Opinion of MBLA's Financial Advisor........................   17
  You Have Appraisal Rights in the Merger.............................   20
  Interests of MBLA's Directors and Officers in the Merger that
   Differ From Your Interests.........................................   23
  Regulatory Approvals Needed to Complete the Merger..................   24
  Accounting Treatment of the Merger..................................   25

THE MERGER AGREEMENT..................................................   26
  Terms of the Merger.................................................   26
  When Will the Merger be Completed...................................   26
  Procedures for Exchanging Your Stock Certificates...................   27
  Conditions to Completing the Merger.................................   27
  Conduct of Business Prior to the Merger.............................   28
  Covenants of MBLA and Citizens in the Merger Agreement..............   30
  Representations and Warranties Made by Citizens and MBLA in
   the Merger Agreement...............................................   32
  Terminating the Merger Agreement....................................   32
  Expenses and Termination Fees.......................................   33
  Changing the Terms of the Merger Agreement..........................   33

WHERE YOU CAN FIND MORE INFORMATION...................................   33

STOCKHOLDER PROPOSALS.................................................   34

Appendix A   Agreement and Plan of Merger, dated as of May 3, 1999,
             by and between Citizens Bancshares Company and MBLA
             Financial Corporation

Appendix B   Opinion of Manchester Partners, L.L.C.

Appendix C   Section 262 of the Delaware General Corporation Law

Appendix D   1998 Annual Report to Stockholders of MBLA Financial
             Corporation

Appendix E   Form 10-Q for the quarter ended March 31, 1999 for MBLA
             Financial Corporation

                                     SUMMARY

  This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement and the other documents to which this document refers to fully understand the merger. See "Where You Can Find More Information" on page .

                                  THE COMPANIES

Citizens Bancshares Company
515 Washington Street
Chillicothe, Missouri 64601
(660) 646-5500


Citizens is a bank holding company based in Chillicothe, Missouri. Citizens operates a total of 21 banking offices in Missouri through three banks, Citizens Bank and Trust Company, Boonslick Bank and First Bank, CBC. At March 31, 1999, Citizens had total assets of $744.4 million, deposits of $609.8 million and stockholders' equity of $59.9 million.

MBLA Financial Corporation
101 Vine Street
Macon, Missouri 63552
(660) 385-2122

MBLA is the savings and loan holding company for Macon Building and Loan Association, F.A. Macon Building and Loan operates one office in Macon and one office in Moberly, Missouri and specializes in residential mortgage lending. At March 31, 1999, MBLA had total assets of $206.2 million, deposits of $118.8 million, and stockholders' equity of $28.8 million.

A copy of MBLA's annual report to stockholders for the year ended June 30, 1998 and quarterly report on Form 10-Q for the quarter ended March 31, 1999 are included in this proxy statement as Appendices D and E.

                            THE STOCKHOLDERS' Meeting

Place, Date and Time (page ___)


The special meeting will be held at MBLA's offices at 101 Vine Street, Macon, Missouri on ___________, 1999 at __:__ a.m., local time.

Purpose of the Meeting (page ___)

At the special meeting, you will be asked to approve a merger agreement that provides for the merger of MBLA with a subsidiary of Citizens.

Who Can Vote At the Meeting
(page ___)


You can vote at the meeting of MBLA stockholders if you owned MBLA common stock at the close of business on ________, 1999. You will be able to cast one vote for each share of MBLA common stock you owned at that time. As of __________, 1999, there were 1,247,021 shares of MBLA common stock outstanding.

What Vote is Required for Approval of the Merger Agreement (page __)

In order to approve the merger agreement, the holders of a majority of the outstanding shares of MBLA common stock entitled to vote must vote in its favor. You can vote your shares by attending the meeting and voting in person or by mailing the enclosed proxy card.

                                   THE MERGER

Overview of the Transaction (page __)

MBLA has agreed to merge with a subsidiary of Citizens, with MBLA being the surviving corporation. Immediately after this merger, Macon Building and Loan will merge with Citizens Bank and Trust Company, with Citizens Bank being the surviving institution. As a result of this transaction, MBLA will become a subsidiary of Citizens and Macon Building and Loan will cease to exist. However, Citizens intends to operate Macon Building and Loan's offices as branches of Citizens Bank.

What You Will Receive (page __)

As an MBLA stockholder, each of your shares of MBLA common stock will automatically become exchangeable for $24.15 in cash plus or minus an amount that represents the change in MBLA's adjusted book value per share from December 31, 1998 to the end of the month prior to closing. You will have to surrender your MBLA stock certificates to receive this cash payment. Citizens will send you written instructions for surrendering your certificates after we have completed the merger. For more information on how this exchange procedure works, see "THE MERGER AGREEMENT--Procedures for Exchanging Your Stock Certificates" on page __ of this document.

Shares of MBLA are quoted on the Nasdaq National Market. On April 22, 1999, which is the day the last trade occurred before we announced the merger, MBLA common stock closed at $17.375 per share.

Taxable Transaction for MBLA Stockholders
(page __)


For United States federal income tax purposes, your exchange of shares of MBLA common stock for cash generally will cause you to recognize a gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of MBLA common stock.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

Recommendation to Stockholders (page __)

The board of directors of MBLA believes that the merger is advisable and fair to you and in your best interests, and unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

For a discussion of the circumstances surrounding the merger and the factors considered by MBLA's board of directors in approving the merger agreement, please see pages __ through __.

Fairness Opinion of MBLA's
Financial Advisor (page __)

Manchester Partners, L.L.C. has delivered to the MBLA board of directors its opinion that, as of the date of this document, the merger consideration is fair to the holders of MBLA common stock from a financial point of view. A copy of this opinion is provided as Appendix B to this proxy statement. You should read it completely to understand the procedures followed, assumptions made, matters considered, qualifications and limitations on the review made by Manchester Partners in providing this opinion.

You Have Appraisal Rights in the Merger (page __)

Delaware law provides you with dissenters' appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your shares independently determined and to receive payment based on that valuation. To exercise your dissenters' rights you must deliver a written objection to the merger to MBLA at or before the special meeting and you must not vote in favor of the merger. Objections to the merger should be addressed to MBLA's Corporate Secretary and sent to MBLA at 101 Vine Street, Macon, Missouri 63552. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your dissenters' rights. A copy of the dissenters' rights provisions of Delaware law is provided as Appendix C to this proxy statement.

Interests of Directors and Officers in the Merger that Differ From Your Interests (page __)

Some of MBLA's directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in MBLA. The members of MBLA's board of directors knew about these additional interests, and considered them, when they approved the agreement and the merger. These include:

1. the cancellation of existing stock options in exchange for a cash payment equal to the value of the stock option;

2. the payment of severance benefits under the existing employment agreement with MBLA's chief executive officer; and

3.    provisions in the merger agreement relating to protection against claims.

Regulatory Approvals Needed to Complete the Merger (pages ___)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Missouri Division of Finance. Citizens has filed all of the required applications or waiver requests with these regulatory authorities. As of the date of this proxy statement, Citizens has not received any of the required approvals. While we do not know of any reason why Citizens would not be able to obtain the necessary approvals in a timely manner, we cannot be certain when or if Citizens will get them.

                              THE MERGER AGREEMENT

A copy of the merger agreement is provided as Appendix A to this proxy statement. Please read the agreement. It is the legal document that governs the merger.

Conditions to Completing the Merger (page __)

The completion of the merger depends on a number of conditions being met. In addition to the parties complying with the merger agreement, these include:

1.    Approval of the merger agreement by the MBLA stockholders.

2. Approval of the merger by federal and state regulatory authorities without the imposition of any material adverse condition.

3. The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.

4.    The absence of any law or regulation that makes the merger illegal.

5. MBLA stockholders having exercised dissenters' rights with respect to no more than 10% of the outstanding MBLA shares.

6. Macon Building and Loan having an allowance for loan losses of at least $700,000.

Where the law permits, Citizens and MBLA could decide to complete the merger even though one or more of these conditions has not been met. MBLA cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Terminating the Merger Agreement (page ___)


MBLA and Citizens can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of MBLA have approved it. Also, either of us can decide, without the consent of the other, to terminate the agreement if:

1.    MBLA's stockholders do not approve the merger;

2.    A required regulatory approval is denied;

3.    We do not complete the merger by January 31, 2000; or

4. The other party breaches a representation, warranty or covenant that would have a material adverse effect on the party seeking to terminate.

In addition, MBLA may terminate the merger agreement if MBLA's Board of Directors determines that it must accept a superior offer from a third party in the exercise of its fiduciary duties.

Termination Fees (page __)

If MBLA terminates the merger agreement in order to accept a superior offer or if, after another party proposes to acquire MBLA, MBLA stockholders fail to approve the merger agreement and within 12 months MBLA enters into a merger agreement with a third party, MBLA will pay Citizens a termination fee of $1,000,000.

If the merger fails to close because of the failure to receive a required regulatory approval without any material adverse conditions, Citizens will pay MBLA a termination fee of $187,500.

Changing the Terms of the Merger Agreement (page __)

We can agree to amend the agreement, and each of us can waive our right to require the other party to adhere to the terms and conditions of the agreement, where the law allows. However, we may not do so after MBLA stockholders approve the agreement if the amendment or waiver reduces or changes the consideration that will be received by MBLA stockholders. In those cases the MBLA stockholders would have to approve the amendment or waiver.

                         SELECTED FINANCIAL DATA OF MBLA

         The following tables show summarized historical financial data for MBLA. The information in the following tables is based on historical financial information that MBLA has presented in its prior SEC filings. You should read this summary financial information in connection with this historical financial information and with the more detailed financial information we provide in this document The audited financial statements of MBLA are included in the annual report to stockholders attached as Appendix D to this document. The unaudited financial statements of MBLA for the nine months ended March 31, 1999 and 1998 are included in the Quarterly Report on Form 10-Q attached as Appendix E to this document. MBLA's unaudited financial statements for the nine months ended March 31, 1999 and 1998 include normal, recurring adjustments necessary to fairly present the data for such period. The unaudited data is not necessarily indicative of expected results of a full year's operation.


                                           At March 31,                          At June 30,
                                          --------------- ----------------------------------------------------------
                                               1999          1998       1997        1996        1995        1994
                                          --------------- ----------- ----------  ----------  ---------- -----------
                                                                   (Dollars in thousands)
Financial Condition Data:
Total assets...............................     $206,188    $203,228   $234,823    $201,039    $197,252    $129,211
Investment securities available for sale...        7,512       9,770     27,039      12,437      14,604      15,294
Mortgage-backed securities available
   for sale...................................    44,628      48,226     68,975      71,129      69,482      14,722
Loans, net.................................      141,121     136,647    126,448     106,485     104,700      92,949
Deposits...................................      118,842     115,330    101,959      86,716      85,162      88,380
Total stockholders' equity.................       28,836      27,841     28,536      28,067      29,088      28,697



                                             Nine Months
                                           Ended March 31,                     Year Ended June 30,
                                         --------------------  -----------------------------------------------------
                                           1999       1998      1998       1997       1996       1995       1994
                                         ---------  ---------  --------  ---------  ---------  ---------  ----------
                                                      (Dollars in thousands, except per share amounts)
Operating Data:
Interest income.........................   $10,742    $11,743   $15,278    $15,040    $13,400    $11,190     $7,807
Interest expense........................     7,303      8,218    10,688     10,436      9,589      7,220      4,097
Net interest income.....................     3,439      3,525     4,590      4,604      3,811      3,970      3,710
Provision (credit) for loan losses......        35         45        60         95         --        115         75
                                         ---------  ---------  --------  ---------  ---------  ---------  ----------
Net interest income after provision
   (credit) for loan losses.............     3,404      3,480     4,530      4,509      3,811      3,855      3,635
                                         ---------  ---------  --------  ---------  ---------  ---------  ----------
Non-interest income.....................        62          7        44         10         21         14         24
Non-interest expense....................     1,163      1,198     1,611      2,092      1,541      1,484      1,641
Income before provision for
   income taxes.........................     2,303      2,289     2,963      2,427      2,291      2,385      2,018
Provision for income taxes..............       888        805     1,079        986        898        933        787
                                         ---------  ---------  --------  ---------  ---------  ---------  ----------
Net income..............................    $1,415     $1,484    $1,884     $1,441     $1,393     $1,452     $1,231
                                         =========  =========  ========  =========  =========  =========  ==========
Basic net income per share..............    $ 1.15     $ 1.19    $ 1.52     $ 1.11     $ 1.03     $ 0.99      $0.73
Net income per share assuming dilution..    $ 1.11     $ 1.13    $ 1.44     $ 1.04     $ 0.97     $ 0.96      $0.72
Cash dividends paid per common share....    $ 0.30     $ 0.20    $ 0.50     $ 0.40     $ 0.40     $ 0.40      $0.40

                                               At or For the
                                             Nine Months Ended
                                                 March 31,               At or For the Year Ended June 30,
                                            ------------------  ----------------------------------------------------
                                              1999      1998      1998       1997      1996      1995       1994
                                            --------- --------  ---------  --------  --------  ---------  ----------
                                                                    (Dollars in thousands)
Selected Consolidated Financial
  Ratios and Other Data:(1)

Return on average assets(2).................    0.91%      0.89%     0.86%      0.67%     0.70%     0.87%      1.00%
Return on average equity(3).................    6.64       7.01      6.64       7.93      8.08      8.79       7.71
Average equity to average assets............   13.73      12.66     12.97       8.40      8.68      9.88      12.93
Equity to total assets......................   13.99      13.50     13.70      12.15     13.96     14.75      22.21
Interest rate spread during period(4).......    1.50       1.42      1.40       1.44      1.09      1.51       2.03
Net interest margin(5)......................    2.24       2.13      2.12       2.15      1.94      2.40       3.08
Operating expenses to average assets........    0.75       0.72      0.74       0.97      0.78      0.89       1.33
Net interest income to operating
   expenses.................................  292.88     290.35    284.82     220.13    247.31    267.47     226.01
Non-performing loans to total loans(6)......    0.43       0.85      0.68       0.46      0.62      0.41       0.25
Non-performing assets to total assets(7)....    0.36       0.55      0.45       0.25      0.34      0.22       0.18
Allowance for loan losses to
   non-performing loans(6)..................  119.83      59.37     74.68     109.19     80.69    126.16     185.39
Allowance for loan losses to
   non-performing assets(7).................   97.58      59.37     74.68     109.19     77.99    126.16     185.39
Allowance for loan losses to total loans....    0.51       0.51      0.50       0.50      0.50      0.51       0.46
Average interest-earning assets to
   average interest-bearing liabilities.....  115.58     114.28    114.66     114.48    117.52    120.32     130.81
Dividend payout ratio(8)....................    39.7       26.3      32.9       38.5      41.2      43.1       55.6

---------------------

(1) Ratios for the nine month periods ended March 31, 1999 and 1998 are annualized where appropriate.

(2) Return on average assets is calculated by dividing net income by average outstanding assets.


(3) Return on average stockholders' equity is calculated by dividing net income by average stockholders' equity.

(4) The interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(5) Net interest margin represents net interest income as a percent of average interest-earning assets.

(6)   Non-performing loans consist of loans delinquent 90 days or more.

(7) Non-performing assets consist of non-performing loans and real estate acquired through foreclosure.

(8) Dividend payout ratio is calculated by dividing cash dividends by net income.

                      MARKET PRICE AND DIVIDEND INFORMATION

      MBLA common stock is listed on the National Market System of the Nasdaq Stock Market under the symbol MBLF.

      The following table lists the high and low prices per share for MBLA common stock as reported on the Nasdaq National Market and the quarterly cash dividends declared by MBLA for the periods indicated.


                                                                                    MBLA Common Stock
                                                                      ----------------------------------------------
                                                                         High             Low            Dividends
                                                                      -----------      -----------       -----------
Fiscal 1997
   Quarter ended September 30, 1996...................................   $ 23.25          $ 21.25             $ N/A
   Quarter ended December 31, 1996....................................     22.25            19.00              0.20
   Quarter ended March 31, 1997.......................................    20.625            19.25               N/A
   Quarter ended June 30, 1997........................................     25.25           19.875              0.20

Fiscal 1998
   Quarter ended September 31, 1997...................................   $ 27.25          $ 23.25             $ N/A
   Quarter ended December 31, 1997....................................     30.50            25.25              0.20
   Quarter ended March 31, 1998.......................................    30.625            27.25               N/A
   Quarter ended June 30, 1998........................................    27.125            23.00              0.30

Fiscal 1999
   Quarter ended September 30, 1998...................................   $ 24.75         $ 18.375             $ N/A
   Quarter ended December 31, 1998....................................     21.00            13.75              0.30
   Quarter ended March 31, 1999.......................................     21.25            18.25               N/A
   Quarter ended June 30, 1999
      (through __________, 1999)



         The closing price per share of MBLA common stock on April 22, 1999, which is the day of the last trade preceding the public announcement of the proposed merger, was $17.375. On, __________, 1999, which is the last trading day prior to the date of this proxy statement, the closing price for MBLA common stock was $______.

         As of ____________, 1999, there were approximately ______ holders of record of MBLA common stock. This number does not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

                          MEETING OF MBLA STOCKHOLDERS

Place, Date and Time

         The meeting will be held at MBLA's offices at 101 Vine Street, Macon, Missouri on _________, _____________, 1999, at __:00 _.m., local time.

Purpose of the Meeting

         The purpose of the meeting is to consider and vote on a proposal to approve and adopt the merger agreement and to act on any other matters brought before the meeting.

Who Can Vote at the Meeting

         You are entitled to vote your MBLA common stock if the records of MBLA showed that you held your shares as of the close of business on _____________, 1999. As of the close of business on that date, a total of 1,247,021 shares of MBLA common stock were outstanding. Each share of common stock has one vote. As provided in MBLA's Certificate of Incorporation, record holders of MBLA's common stock who beneficially own, either directly or indirectly, in excess of 10% of MBLA's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

         If you are a beneficial owner of MBLA common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of MBLA common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

         The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes for determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under applicable rules, brokers, banks and other nominees may not exercise their voting discretion on the proposal to approve and adopt the merger agreement and, for this reason, may not vote shares held for beneficial owners without specific instructions from the beneficial owners.

         The approval and adoption of the merger agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger agreement. Abstentions and broker non-votes also will have the same effect as a vote against the merger agreement.

         As of May 31, 1999, directors and executive officers of MBLA, and persons closely associated with them, beneficially owned 255,512 shares of MBLA common stock, not including shares that may be acquired upon the exercise of stock options. This equals 20.5% of the outstanding shares of MBLA common stock.

As of the same date, neither Citizens nor any of its directors and executive officers owned any shares of MBLA common stock.

Voting by Proxy

         This proxy statement is being sent to you by the board of directors of MBLA for the purpose of requesting that you allow your shares of MBLA common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of MBLA common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by MBLA's board of directors. The board recommends a vote "FOR" approval of the merger agreement.

         If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger agreement will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger agreement. MBLA does not know of any other matters to be presented at the meeting.

         You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of MBLA in writing before your common stock has been voted at the special meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

         If your MBLA common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this proxy statement.

         MBLA will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of MBLA may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. MBLA will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Participants in Macon Building and Loan's ESOP

         If you participate in the Macon Building and Loan Association Employee Stock Ownership Plan, the proxy card represents a voting instruction to the trustee of the ESOP as to the number of shares in your plan account. Each participant in the ESOP may direct the trustee as to the manner in which shares of common stock allocated to the participant's plan account are to be voted. Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions, subject to the trustee's exercise of his fiduciary obligations.

Independent Public Accountants

         Lockridge, Constant & Conrad, LLC has served as MBLA's independent auditors since _______. A representative of Lockridge, Constant & Conrad is expected to be present at the special meeting and will have an opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.


                    BENEFICIAL OWNERSHIP OF MBLA COMMON STOCK

         The following table provides information as of May 31, 1999 with respect to persons known to MBLA to be the beneficial owners of more than 5% of MBLA's outstanding common stock.


                                                             Number of Shares              Percent of Common
Name and Address                                            Beneficially Owned             Stock Outstanding
-----------------------                                 ---------------------------  -------------------------------
Mary Kathryn Drake                                             156,250 (1)                       12.5%
2104 Dornoch
League City, Texas

John T. Neer                                                    84,195 (2)                        6.7%
405 N. Wentz
Macon, Missouri

Macon Building and Loan Association, F.A.                       71,216 (3)                        5.7%
Employee Stock Ownership Plan
101 Vine Street
Macon, Missouri 63552

----------------------------------------
(1) This information is based on a Schedule 13D, dated August 11, 1994, filed with the Securities and Exchange Commission.
(2) Includes 13,779 shares that may be acquired upon the exercise of outstanding stock options and 18,416 shares allocated to Mr. Neer under Macon Building and Loan's ESOP over which Mr. Neer has shared voting power.
(3) Includes 13,900 shares which have not been allocated to participants' accounts and over which the trustee has sole voting power and 57,316 shares which have been allocated to participants' accounts and over which the trustee has shared voting power. Under the terms of the ESOP, the trustee will vote unallocated shares and allocated shares for which no voting instructions are received in the same proportion as shares for which the trustee has received voting instructions from participants. The trustee of the ESOP is Charles L. Hutton, who is a director of MBLA. Mr. Hutton disclaims beneficial ownership of all shares held by the ESOP.

         The following table provides information about the shares of MBLA common stock that may be considered to be owned by each director of MBLA and by all directors and executive officers of MBLA as a group as of May 31, 1999. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

                                                                          Number of Shares
                                                                            That May Be
                                                       Number of          Acquired Within            Percent of
                                                         Shares              60 Days By             Common Stock
Name/Title                                               Owned           Exercising Options         Outstanding
-------------------------------------------------  ------------------- -----------------------   -------------------
Charles L. Hutton                                              35,362                  11,237                  3.7%
  Chairman of the Board

Carl B. Barrows                                                14,189                  11,237                  2.0%
  Vice Chairman of the Board

John T. Neer                                                   70,416(1)               13,779                  6.7%
  President, Chief Executive Officer and Director

Richard C. Miller, Jr.                                         30,559                  11,237                  3.3%
  Director

Robert M. Wilhite                                              30,119                  11,237                  3.3%
  Director

Arnold L. Walter                                               35,362                   6,404                  3.3%
  Director

Truman L. Gehringer                                             3,527                   1,404                  0.4%
  Director

All directors and executive officers as a group               255,512(2)               78,225                 25.2%
(ten persons)

------------------------------------------
(1) Includes 18,416 shares allocated to Mr. Neer under Macon Building and Loan's ESOP over which Mr. Neer has shared voting power.

(2) Includes 35,611 shares allocated to executive officers under Macon Building and Loan's ESOP over which the executive officers have shared voting power.

                                   THE MERGER

         The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Appendix A. MBLA stockholders are urged to read the entire merger agreement carefully.

The Parties to the Merger

         Citizens Bancshares Company

         Citizens is a Missouri corporation that was organized in 1969 and is a registered multi-bank holding company for Citizens Bank and Trust Company, Boonslick Bank and First Bank, CBC. As of April 30, 1999, Citizens had total assets, on a consolidated basis, of approximately $743 million.

         Citizens Bank is a Missouri state bank that was founded in 1889 and is headquartered in Chillicothe, Missouri. Citizens Bank has 11 locations in northwest Missouri. As of April 30, 1999, Citizens Bank had assets of approximately $476 million. Boonslick Bank is a Missouri state bank with headquarters in Boonville, Missouri and 5 locations in central Missouri. As of April 30, 1999, Boonslick Bank had assets of approximately $138 million. First Bank, CBC is a Missouri bank headquartered in Maryville, Missouri. First Bank has 5 locations in northwest Missouri. As of April 30, 1999, First Bank had assets of approximately $125 million. Citizens Bank, Boonslick Bank and First Bank offer a broad range of commercial and retail banking services, including checking accounts, savings accounts, money market accounts, individual retirement accounts (IRAs), full trust services, financial planning, brokerage services, and a full line of loans. The banks originate and service commercial and residential real estate loans, agricultural loans, and consumer loans.

         MBLA Financial Corporation

         MBLA became the holding company for Macon Building and Loan in 1993 in connection with Macon Building and Loan's conversion from mutual to stock form of organization. As a savings and loan holding company, MBLA is subject to regulation by the Office of Thrift Supervision (the "OTS"). Since its formation, MBLA's principle business has been to direct and coordinate the business of Macon Building and Loan.

         Macon Building and Loan was originally organized in 1885 as a Missouri-chartered building and loan association. Macon Building and Loan converted to a federally chartered savings and loan association in 1995. Macon Building and Loan is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation. Macon Building and Loan offers a variety of financial services to meet the needs of the communities it serves. Macon Building and Loan's principal business consists of attracting retail deposits from the general public and investing those deposits, together with funds generated from operations, in one- to four-family residential mortgage loans through purchases and originations. To a lesser extent, Macon Building and Loan invests in U.S. Government federal agency securities and mortgage-backed and related securities, interest-earning deposits, commercial and multi-family real estate loans and consumer loans.

         For additional information about the financial condition of MBLA and its recent results of operations, please see MBLA's 1998 annual report to stockholders and Form 10-Q for the quarter ended March 31, 1999 which are attached to this proxy statement as Appendices D and E.

Overview of the Transaction

         The boards of directors of MBLA and Citizens have each unanimously approved a merger agreement that provides that MBLA will merge with a wholly owned subsidiary of Citizens. MBLA will survive the merger and become a wholly owned subsidiary of Citizens. In the merger, your shares of MBLA common stock will be converted into the right to receive the cash payment described below. Upon completion of the merger you will no longer own any stock or have any interest in MBLA, nor will you receive, as a result of the merger, any stock of Citizens.

         Immediately after the merger, Macon Building and Loan will merge into Citizens Bank. The surviving bank will be Citizens Bank. It is the intent of Citizens Bank to operate the offices of Macon Building and Loan as branches of Citizens Bank.

What You Will Receive

         Upon completion of the merger, each share of MBLA common stock will be converted into the right to receive $24.15 in cash plus or minus an amount that represents the change in MBLA's adjusted book value per share from December 31, 1998 until the end of the month prior to the date of the merger. This additional amount will equal the adjusted net worth of MBLA as of the last day of the month prior to the date of the merger minus the sum of $28,390,000 and certain transaction costs divided by the sum of the number of shares of MBLA common stock outstanding on the date of the merger plus the number of shares subject to outstanding stock options.

         The adjusted net worth of MBLA for purposes of calculating the merger consideration will equal the consolidated stockholders' equity of MBLA calculated in accordance with generally accepted accounting principles, but without giving effect to changes after December 31, 1998 in unrealized gain on securities available for sale, payment of attorneys' fees relating to the merger after March 16, 1999 up to $75,000, and payment of financial advisors' fees up to $300,000. The transactions costs that will be subtracted from the adjusted net worth of MBLA for purposes of the calculation described above will be the amount by which attorneys' fees relating to the merger incurred after March 16, 1999 exceed $75,000 and the amount by which financial advisors' fees exceed $300,000, in each case to the extent that payment of these fees is not already reflected in the adjusted net worth of MBLA.

Taxable Transaction for MBLA Stockholders

         The following is a discussion of the material federal income tax consequences of the merger to holders of MBLA common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings, and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that the MBLA common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to MBLA stockholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies.

         The receipt of cash for MBLA common stock pursuant to the merger will be a taxable transaction for federal income tax purposes to stockholders receiving such cash, and may be a taxable transaction for state, local and foreign tax purposes as well. You will recognize a gain or loss measured by the difference between your tax basis for the MBLA common stock owned by you at the time of the merger and the amount of cash you receive for your MBLA shares. Your gain or loss will be a capital gain or loss if your MBLA stock is a capital asset in your hands.

         The cash payments due the holders of MBLA common stock upon the exchange of such MBLA common stock pursuant to the merger generally will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under federal law, the third-party paying agent (in this case, Citizens Bank) must withhold 31% of the cash payments to holders of MBLA common stock to whom backup withholding applies, and the federal income tax liability of such persons will be reduced by the amount so withheld. To avoid backup withholding, you must provide Citizens Bank with your taxpayer identification number and complete a form in which you certify that you have not been notified by the Internal Revenue Service that you are subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number.

         Neither Citizens nor MBLA has requested or will request a ruling from the Internal Revenue Service as to any of the tax effects to MBLA's stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to MBLA's stockholders with respect to any of the tax effects of the merger to stockholders.

         THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THOSE RELATING TO STATE AND/OR LOCAL TAXES.

Background of the Merger

         Since Macon Building and Loan converted from the mutual to stock form of organization in 1993, the MBLA board of directors has monitored the rapid pace of consolidation in the financial services industry and the evolution of the industry. In July 1998, as part of its regular review of MBLA's strategic alternatives, the MBLA board determined to seek the assistance of a financial advisor. At a meeting on September 17, 1998, the MBLA board heard presentations from two firms and elected to engage Manchester Partners for consulting and strategic planning advice.

         In September 1998, the MBLA board authorized Manchester Partners to begin work in connection with a review of strategic alternatives. As part of this process, the board also authorized Manchester Partners to contact selected parties to determine their interest in a possible business combination and to share with potentially interested parties information about MBLA, including non-public information. Manchester Partners was instructed not to place any limitations on any party.

         Over the next several months, Manchester Partners worked with MBLA on operational and strategic initiatives as well as to identify and contact potential partners for a business combination. During January and February 1999, Manchester Partners approached 20 institutions that Manchester Partners and MBLA considered to be potential merger partners, including Citizens. Several of the companies contacted by Manchester Partners, one of which was Citizens, expressed an interest in a possible business combination with MBLA. After further discussions with Manchester Partners and review of information regarding MBLA, three of the companies stated a price range at which they would be interested in acquiring MBLA, subject to satisfactory completion of a due diligence review of MBLA's operations. The other institutions decided not to pursue a business combination with MBLA. Two of the interested institutions indicated an interest in acquiring MBLA for cash. The other institution indicated that it would offer a combination of cash and preferred stock. In late February and early March, Manchester Partners and representatives of MBLA held discussions with each of the interested institutions for the purpose of refining their offers and, in the case of the one institution that proposed the issuance of preferred stock, ascertaining whether an all cash transaction would be possible.

         At a meeting of the MBLA board on March 18, 1999, Manchester Partners reviewed with the board the process that had been conducted to identify and contact potential merger partners and the results of

Manchester Partners' discussions with the interested parties. Manchester Partners reviewed with the MBLA board in detail the three expressions of interest. The MBLA board determined that the expression of interest that included the issuance of preferred stock was not desirable because there would be little or no market for the preferred stock, the preferred stock would be difficult to value, and the complexity of the transaction and the additional requirements of securities law compliance made the transaction less likely to be completed in a timely fashion or at all. The MBLA board concluded that the expression of interest by Citizens was most attractive insofar as Citizens offered the highest value to MBLA stockholders and appeared to be best positioned to complete a transaction with MBLA. Legal counsel for MBLA reviewed with the board its fiduciary duties to stockholders. The MBLA board then determined that pursuing a transaction with Citizens on the terms proposed would be in the best interests of MBLA's stockholders in light of MBLA's prospects on a stand alone basis, the other expressions of interest received and the likelihood of Citizens being able to consummate a merger in a reasonable time frame. At the March 18, 1999 meeting, the MBLA board authorized its representatives to enter into discussions with Citizens for the purpose of negotiating a definitive merger agreement.

         Beginning in late March 1999, representatives of MBLA and Citizens negotiated the terms of the merger agreement. Over the next few weeks, representatives of MBLA conducted a limited due diligence review of Citizens, Citizens completed its due diligence review of MBLA and the parties worked to refine the pricing of the transaction. During this period, the progress of the negotiations were reported to the members of the MBLA board by Mr. Neer.

         A final draft of the merger agreement was provided to the MBLA board on April 29, 1999. That evening, the MBLA board met with legal counsel to review the contents of the merger agreement. Legal counsel also reviewed with the board the course of negotiations and the results of due diligence and presented a summary of the board's fiduciary duties in the context of a sale of control of MBLA.

         On the morning of May 3, 1999 the MBLA board reconvened. Manchester Partners presented its analysis and delivered its opinion that the merger consideration was fair, from a financial point of view, to the stockholders of MBLA. The MBLA board then discussed the terms of the merger agreement and the presentation by Manchester Partners. After conclusion of the review and discussion, a vote was taken and the MBLA board unanimously approved the merger agreement and authorized Mr. Neer to execute the merger agreement and related documents on behalf of MBLA.

Recommendation of the MBLA Board; MBLA's Reasons for the Merger

         MBLA's board of directors has unanimously approved the merger agreement and recommends that MBLA stockholders vote "FOR" the approval of the merger agreement.

         MBLA's board has determined that the merger and the merger agreement are advisable and are fair to, and in the best interests of, MBLA and its stockholders. In reaching this determination, the MBLA board consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects and fairness of the transaction. In arriving at its determination, the MBLA board also considered a number of factors including, but not limited to, the following, which include all material factors considered by the MBLA board:

      1. The results of the contacts and discussions between MBLA and Manchester Partners and various third parties and the belief of the MBLA board that the merger with Citizens offered the best transaction available to MBLA and its stockholders;

      2. Information concerning the businesses, earnings, operations, financial condition and prospects of MBLA and Citizens, both individually and as combined;

      3. The financial advice rendered by Manchester Partners, as financial advisor to MBLA, that the merger consideration is fair, from a financial standpoint, to the MBLA stockholders. (See "--Fairness Opinion of MBLA's Financial Advisor");

      4. The terms of the merger agreement, including the taxable nature of the cash to be paid to MBLA stockholders;

      5.    The historical trading prices for MBLA common stock;

      6. The current and prospective economic, competitive and regulatory environment facing MBLA, Citizens and the financial services industry;

      7. The results of the due diligence investigations of Citizens, including an assessment of Citizen's ability to pay the aggregate merger consideration and the likelihood of the merger being approved by regulatory authorities; and

      8. MBLA's strategic alternatives to the merger, including the continued operation of Macon Building and Loan as an independent financial institution.

         In reaching its determination to approve and recommend the merger, the MBLA board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Fairness Opinion of MBLA's Financial Advisor

         The MBLA board retained Manchester Partners in September 1998 to provide certain financial advisory and investment banking services to MBLA, with the objective of assessing MBLA's strategic alternatives to enhance stockholder value. These services included undertaking a search process to ascertain the interest in an acquisition of MBLA by regional and local financial service companies and, if necessary, assisting MBLA and the MBLA board in negotiating financial terms with prospective acquirors and rendering its opinion with respect to the fairness of the merger consideration from a financial point of view to MBLA stockholders in the event MBLA entered into an agreement to be acquired. In requesting Manchester Partners' advice and opinion, the MBLA board did not give any special instructions to Manchester Partners, nor did it impose any limitations upon the scope of the investigation which Manchester Partners might wish to conduct to enable it to give its opinion. Although Manchester Partners evaluated the fairness to MBLA's stockholders from a financial point of view of the consideration to be received in the merger, Manchester Partners was not requested to, and did not, recommend the form or amount of consideration to be received in the merger, which was determined by MBLA and Citizens through arm's-length negotiations.

         Manchester Partners was selected by MBLA to act as its financial advisor because of Manchester Partners' knowledge of MBLA's market and expertise in connection with mergers and acquisitions of savings and loan associations, savings banks, savings and loan holding companies, commercial banks and bank holding companies. Pursuant to a letter agreement dated September 16, 1998, and executed by MBLA on September 25, 1998, Manchester Partners estimates that it will receive from MBLA total professional fees of approximately $260,000, none of which has been paid to date, plus reimbursement of certain out-of-pocket expenses estimated at $10,000, for its services in connection with the merger. In addition, MBLA has agreed to indemnify Manchester Partners against certain liabilities, including liabilities under the federal securities laws. Manchester Partners' fee is not conditioned upon its conclusions with respect to the fairness of the merger consideration.

         On May 3, 1999, at the meeting in which the MBLA board approved and adopted the merger agreement, Manchester Partners presented its analysis to the MBLA board and rendered its opinion to the MBLA board that, as of such date, the merger consideration was fair to holders of MBLA common stock from a financial point of view.
That opinion was updated as of the date of this proxy statement.

         In rendering its fairness opinion, Manchester Partners reviewed and analyzed the following:

         (1)      the merger agreement;

         (2)      the following information for MBLA:

                  (a) audited financial statements as of, and for the fiscal years ended, June 30, 1998, 1997 and 1996, incorporated in the respective Annual Reports to stockholders,

                  (b) regulatory and internal financial and other reports through December 31, 1998 and

                  (c) the proxy statement for MBLA's 1998 annual meeting of stockholders;

         (3) the results of discussions with MBLA's management and directors regarding past and current business, operations, financial condition as of December 31, 1998, and future prospects;

         (4) MBLA's latest publicly-available financial statements, operating results and market pricing characteristics relative to those publicly-traded savings institutions with characteristics deemed by Manchester Partners to be relatively comparable;

         (5) competitive, economic and demographic characteristics in MBLA's market area;

         (6) the potential impact of regulatory and legislative changes on savings institutions;

         (7) the financial terms of other recently completed and pending acquisitions of savings institutions, regionally and nationally, with characteristics deemed by Manchester Partners to be relatively comparable;

         (8)      expressions of interest by third parties; and

         (9) Citizens' financial condition through December 31, 1998, which was used to assess Citizens' resources and its ability to complete the merger from a cash and capital perspective.

         In rendering its opinion, Manchester Partners relied, without independent verification, on the accuracy and completeness of the information about themselves that MBLA and Citizens furnished to Manchester Partners, as well as publicly-available information regarding other financial institutions and competitive, economic and demographic data. MBLA did not restrict Manchester Partners as to the material it was permitted to review. Manchester Partners did not perform or obtain any independent appraisals or evaluations of the assets and liabilities and potential and/or contingent liabilities of MBLA.

         Manchester Partners expresses no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the merger to be consummated. In rendering its opinion, Manchester Partners assumed that in the course of obtaining the necessary regulatory and governmental approvals for the proposed merger, no restriction will be imposed on Citizens that would have a material adverse effect on the ability of the merger to be consummated.

         Manchester Partners' opinion was based solely upon the information available to it and the economic, market and other circumstances as they existed as of May 3, 1999, and the date of this proxy statement. Events occurring after the date of this proxy statement could materially affect the assumptions Manchester Partners used in preparing its opinion.

         In connection with rendering its opinion, Manchester Partners performed a variety of financial analyses which are summarized below. Although the evaluation of the fairness, from a financial point of view, of the merger consideration was to some extent subjective based on the experience and judgment of Manchester Partners, and not merely the result of mathematical analyses of financial data, Manchester Partners principally relied on the financial analyses summarized below in its determinations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Manchester Partners believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by Manchester Partners without considering all such analyses and factors could create an incomplete view of the process underlying Manchester Partners' opinion. In its analyses, Manchester Partners took into account its assessment of general business, market, monetary, financial and economic conditions, industry performance and other matters, many of which are beyond the control of MBLA and Citizens, as well as Manchester Partners' experience and knowledge of financial institutions and its principals' experience in similar transactions. With respect to the comparable transactions analysis described below, no public company utilized as a comparison is identical to MBLA and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies concerned. Manchester Partners conducted these analyses solely for the purpose of providing its opinion as to the fairness to the holders of MBLA common stock from a financial point of view of the merger consideration. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Any estimates contained in Manchester Partners' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. None of the analyses performed by Manchester Partners was assigned a greater significance by Manchester Partners than any other.

         Manchester Partners compared the merger on the basis of stated multiples of reported earnings, tangible book value, assets and deposits of MBLA implied by the merger consideration to be paid to the holders of MBLA common stock with the same ratios in 17 pending and completed thrift acquisitions in Missouri, Illinois and Iowa since the beginning of 1995 deemed by Manchester Partners to be comparable.

         The acquisition pricing ratios of this group were:

         (1) price/earnings ratios ranging from 11 to 61 times, with an average of 27 times;

         (2) price/tangible book ratios ranging from 115% to 212%, with an average of 146%;

         (3) price/assets ratios ranging from 9% to 36%, with an average of 20%; and

         (4) price/deposits ratios ranging from 11% to 52% with an average of 27%.

         In comparison, MBLA was within the ranges on all pricing ratios except price/tangible book. Specifically, the merger consideration of $24.83, which for purposes of its analysis reflects MBLA's estimate of the increase in MBLA's net worth at September 30, 1999, indicates the following acquisition pricing ratios for shares of MBLA common stock, based on financial statements as of or for the 12 months ended

December 31, 1998: 17 times annualized earnings, 106% of tangible book value, 15% of assets and 26% of deposits.

         Because of the significant decline in acquisition pricing ratios in the last year, Manchester Partners also compared the pricing ratios in the merger with the acquisition pricing ratios in the five transactions out of the group of 17 comparable transactions that were completed or pending since July 1998. The acquisition pricing ratios of this group were:

         (1) price/earnings ratios ranging from 12 to 36 times, with an average of 21.7 times;

         (2) price/tangible book ratios ranging from 115% to 154%, with an average of 131%;

         (3) price/assets ratios ranging from 12% to 24%, with an average of 19.5%; and

         (4) price/deposits ratios ranging from 18% to 46%, with an average of 27%.

         The acquisition pricing ratios for MBLA were slightly below the average pricing ratios for the transactions completed or announced since July 30, 1998. In comparison to the other acquired companies, MBLA, in an attempt to utilize its excess available capital, operated on a wholesale basis for asset generation and for a portion of its interest-bearing liabilities, which reduced its desirability as an acquisition candidate.

         No company or transaction used in this composite is identical to MBLA or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved and other factors that could affect the trading values of the securities of the company or companies to which they are being compared.

         As described above, Manchester Partners' opinion and presentation to the MBLA board was one of many factors taken into consideration by the MBLA board in making its determination to approve the merger Agreement and the transactions contemplated thereby. Although the foregoing summary describes the material components of the analyses presented by Manchester Partners to the MBLA board on May 3, 1999, and updated as of the date of this proxy statement, in connection with its opinion as of these dates, it does not purport to be a complete description of all the analyses performed by Manchester Partners and is qualified by reference to the written opinion of Manchester Partners set forth as Appendix B hereto, which you should read in its entirety.

         THE FULL TEXT OF MANCHESTER PARTNERS' OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF MANCHESTER PARTNERS' OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX
B. YOU SHOULD READ THE MANCHESTER PARTNERS' OPINION IN ITS ENTIRETY. THE MANCHESTER PARTNERS' OPINION IS ADDRESSED ONLY TO THE MBLA BOARD AND IS DIRECTED ONLY TO THE MERGER CONSIDERATION TO BE RECEIVED IN THE MERGER BY THE HOLDERS OF MBLA COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION AS TO HOW YOU SHOULD VOTE AT THE SPECIAL MEETING.

You Have Appraisal Rights in the Merger

         Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement you have the right to dissent from the merger and to receive payment in cash for the fair value of your MBLA common stock. MBLA STOCKHOLDERS ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST COMPLY WITH THE PROVISIONS OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW IN ORDER TO PERFECT THEIR

RIGHTS. MBLA WILL REQUIRE STRICT COMPLIANCE WITH THE STATUTORY PROCEDURES. A copy of Section 262 is attached as Appendix C.

         The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect the stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Appendix C of this proxy statement.

         Section 262 requires that stockholders be notified not less than 20 days before the special meeting to vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes MBLA's notice to its stockholders of the availability of dissenters' rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your dissenters' rights you should carefully review the text of
Section 262 contained in Appendix C because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

         If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

         (1) You must deliver to MBLA a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

         (2) You must not vote in favor of the merger. An abstention or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

         If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of MBLA common stock as provided for in the merger agreement, but you will have no dissenters' rights with respect to your shares of MBLA common stock.

         All demands for appraisal should be addressed to the Corporate Secretary, MBLA Financial Corporation, 101 Vine Street, Macon, Missouri 63552, before the vote on the merger is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of MBLA common stock. The demand must reasonably inform MBLA of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares.

         TO BE EFFECTIVE, A DEMAND FOR APPRAISAL BY A HOLDER OF MBLA COMMON STOCK MUST BE MADE BY OR IN THE NAME OF SUCH REGISTERED STOCKHOLDER, FULLY AND CORRECTLY, AS THE STOCKHOLDER'S NAME APPEARS ON HIS OR HER STOCK CERTIFICATE(S) AND CANNOT BE MADE BY THE BENEFICIAL OWNER IF HE OR SHE DOES NOT ALSO HOLD THE SHARES OF RECORD. THE BENEFICIAL HOLDER MUST, IN SUCH CASES, HAVE THE REGISTERED OWNER SUBMIT THE REQUIRED DEMAND IN RESPECT OF SUCH SHARES.

         If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record owner.

         If you hold your shares of MBLA common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or such other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

         Within ten days after the effective date of the merger, Citizens must give written notice that the merger has become effective to each MBLA stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger. Within 120 days after the effective date, either Citizens or any stockholder who has complied with the requirements of
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Citizens does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify such stockholder's previously written demand for appraisal.

         At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of MBLA common stock. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Citizens, Citizens will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with
Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Chancery Court may dismiss the proceedings as to such stockholder.

         After determination of the stockholders entitled to appraisal of their shares of MBLA common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

         In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive pursuant to the merger agreement.

         Costs of the appraisal proceeding may be imposed upon Citizens and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to vote shares subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares (other than with respect to payment as of a record date prior to the effective date); however, if no petition for appraisal is filed within 120 days after the effective date, or if such stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the cash payment for shares of his or her MBLA common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

         In view of the complexity of Section 262, MBLA stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Interests of MBLA's Directors and Officers in the Merger that Differ From Your Interests

         Some members of MBLA's management and the MBLA board may have interests in the merger that are in addition to, or different from the interests of stockholders. The MBLA board was aware of these interests and considered them in approving the merger agreement.

         Existing Employment and Salary Continuation Retirement Agreements. MBLA is a party to an employment agreement with its chief executive officer, John T. Neer, which provides Mr. Neer with a severance payment and continuation of his employee benefits for three years if he is terminated following a "change in control" of MBLA or Macon Building and Loan, as defined in the agreement. The merger will constitute a change in control of MBLA and Macon Building and Loan and as a result of Mr. Neer's termination of employment after completion of the merger, he will be entitled to a severance payment in the amount of approximately $__________. Mr. Neer has agreed to accept this severance payment in equal installments over 10 years. MBLA is also a party to a salary continuation retirement agreement with Mr. Neer. This agreement provides Mr. Neer with ten annual payments of approximately $50,000. Citizens has agreed to honor the salary continuation retirement agreement with Mr. Neer.

         Existing Directors' Consultation and Retirement Plan. Macon Building and Loan has adopted a directors' consultation and retirement plan that provides directors who have served for at least ten years and who agree to provide consulting services to Macon Building and Loan with an annual retirement benefit for a period of five years. As a result of the merger of Macon Building and Loan with Citizens Bank, all of Macon Building and Loan's directors will retire from service. The annual retirement benefit will equal 50% of the directors' annual compensation at the time of retirement. A director who has served for 10 years will be eligible to receive 75% of the director's annual retirement benefit. The percentage of the annual retirement benefit that a director will be entitled to receive increases 5% each year until a director becomes eligible to receive 100% of the annual retirement benefit after 15 years of service. The annual retirement benefit is currently $4,800. All of the directors are entitled to receive 100% of the annual retirement benefit, except for Mr. Neer, who is entitled to 95% of the annual retirement benefit. Citizens has agreed to honor Macon Building and Loan's directors' consultation and retirement plan.

         MBLA Stock Options. Upon completion of the merger, all outstanding options to purchase MBLA common stock under MBLA's stock option plans will be canceled and converted into the right to receive an amount of cash equal to the per share merger consideration minus the exercise price for each option. As of May 31, 1999, the directors and executive officers of MBLA held options to purchase a total of 78,225 shares of MBLA common stock. The following table reflects the number of options, the weighted average exercise price of the options and the amounts payable to each director and executive officer upon cancellation of their stock options, assuming the per share merger consideration equals $24.15.

                                                           Number of
                                                           Securities
                                                           Underlying       Weighted Average
                                                          Unexercised        Exercise Price        Net Proceeds
Name and Title                                              Options            Per Share        Through Conversion
------------------------------------------------------ ------------------- ------------------- ---------------------
Charles L. Hutton                                                  11,237              $11.69              $139,151
  Chairman of the Board
John T. Neer                                                       13,779               11.38               174,917
  President, Chief Executive Officer and Director
Carl B. Barrows                                                    11,237               11.69               139,151
  Vice Chairman of the Board
Richard C. Miller, Jr.                                             11,237               11.69               139,151
  Director
Robert M. Wilhite                                                  11,237               11.69               139,151
  Director
Arnold L. Walter                                                    6,404               12.96                71,151
  Director
Truman L. Gehringer                                                 1,404               23.50                   801
  Director
Clyde E. Smith                                                     11,000               10.00               155,650
  Vice President and Chief Financial Officer
Sarah Hartung                                                         690               10.00                 9,764
  Vice President

         Indemnification of MBLA Directors and Officers Against Claims. Citizens has agreed to indemnify and hold harmless each present and former director and officer of MBLA for a period of six years from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. Citizens has also agreed to advance any costs to each of these persons as they are incurred. Citizens has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of MBLA's directors and officers for six years following consummation of the merger.

Regulatory Approvals Needed to Complete the Merger

         Completion of the merger and the bank merger is subject to a number of regulatory approvals and consents. The acquisition of Macon Building and Loan by Citizens is subject to the approval of the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Kansas City under the Bank Holding Company Act. Citizens filed a request for a waiver of this application requirement and the Federal Reserve granted the waiver request on _____________, 1999. The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act. In reviewing applications under the Bank Merger Act, the FDIC must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the FDIC may not approve a transaction if it will result in a monopoly or otherwise be anticompetitive. Citizens Bank filed an application with the FDIC on ______________, 1999. The bank merger also requires advance notice to the Office of Thrift Supervision.

         Further, under Missouri law, the bank merger is subject to the prior approval of the Director of Finance. Citizens Bank filed the plan of bank merger and copies of the proceedings of the respective boards of directors with the Director of Finance on ______________, 1999 for his approval.

         Under the Community Reinvestment Act of 1977, the FDIC and the Federal Reserve System must take into account the record of performance of Citizens Bank and Macon Building and Loan in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, the banking agencies frequently receive comments and protests from community groups and others. Citizens Bank and Macon Building and Loan each received a "Satisfactory" rating during their last respective federal Community Reinvestment Act examinations.

         In addition, a period of 15 to 30 days must expire following approval by the FDIC and the Federal Reserve System, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While Citizens believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such proceeding, or that the Attorney General of the State of Missouri will not challenge the merger, or if such proceeding is instituted or challenge is made, as to the result of the challenge.

         The merger and the bank merger cannot proceed in the absence of the requisite regulatory approvals. See "THE MERGER AGREEMENT--Conditions to Completing the Merger" and "--Terminating the Merger Agreement." There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approval. There can also be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the condition set forth in the merger agreement and described under "THE MERGER AGREEMENT--Conditions to Completing the Merger."

         Citizens is not aware of any other regulatory approvals that would be required for completion of the merger or the bank merger, except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance that any other approvals, if required, will be obtained.

         The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the consideration to be received by MBLA stockholders. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment of the Merger

         Citizens will account for the merger under the purchase method of accounting. This means that Citizens and MBLA will be treated as one company as of the date of the merger and Citizens will record the fair market value of MBLA's assets less liabilities on its financial statements. Citizens will record any difference between the purchase price and the fair value of MBLA's identifiable net assets as goodwill.

                              THE MERGER AGREEMENT

         The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated into this proxy statement by reference.

Terms of the Merger

         The merger agreement provides for a business combination in which MBLA will merge with a wholly owned subsidiary of Citizens. MBLA will be the surviving corporation in the merger and will become a wholly owned subsidiary of Citizens. The current directors and officers of MBLA will cease to be directors and officers of MBLA upon completion of the merger. Under the merger agreement, Citizens has the right to revise the structure of the transaction so long as the revised structure does not change the amount or kind of consideration being paid to MBLA stockholders, diminish the benefits of the transaction to MBLA stockholders, directors, officers and employees, or materially delay or impede the receipt of any required regulatory approval.

         As a result of the merger, except as noted below, each outstanding share of MBLA common stock will become exchangeable for a cash payment equal to $24.15 plus or minus an amount that represents the change in MBLA's adjusted book value per share from December 31, 1998 to the end of the month prior to closing. For a more detailed description of the merger consideration, see "THE MERGER--What You Will Receive." If there is a change in the capitalization of MBLA as a result of a stock split, stock dividend, reclassification, recapitalization or other similar transaction, the amount of the merger consideration will be equitably adjusted. Shares held directly or indirectly by Citizens and shares held by MBLA as treasury stock will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either MBLA or Citizens in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which dissenters' rights have been exercised will be entitled only to the rights granted by Section 262 of the Delaware General Corporation Law.

         Under the merger agreement, each outstanding stock option granted under MBLA's stock option plans will be canceled at the consummation of the merger and the option holder will receive a cash payment equal to the number of shares of MBLA common stock subject to the option multiplied by an amount equal to the difference between the merger consideration and the exercise price of the option.

         In connection with the merger, Citizens Bank and Macon Building and Loan have entered into a plan of merger under which Citizens Bank and Macon Building and Loan will merge, with Citizens Bank being the surviving bank. It is the intention of Citizens Bank to operate the former offices of Macon Building and Loan as offices of Citizens Bank. The bank merger agreement may be terminated by mutual consent of the parties at any time and will be terminated automatically in the event the merger agreement is terminated.

When Will the Merger be Completed

         The closing of the merger will take place no later than 14 days after the expiration of the last waiting period under the required regulatory approvals and the satisfaction or waiver of all of the conditions to the merger contained in the merger agreement, unless Citizens and MBLA agree to another date. See "--Conditions to Completing the Merger." On the date of the closing, Citizens will file a certificate of merger with the Delaware Secretary of State. The merger will become effective at the time stated in the certificate of merger.

         We expect to complete the merger in the fourth calendar quarter of 1999. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "--Regulatory Approvals Needed to Complete the Merger." Furthermore, either party may terminate the merger agreement if, among other reasons, the merger has not been completed on or before January 31, 2000, unless failure to complete the merger by that time is due to the breach of any representation, warranty or covenant by the party seeking to terminate. See "--Terminating the Merger Agreement."

Procedures for Exchanging Your Stock Certificates

         Within five business days after the completion of the merger, Citizens Bank will mail to each former holder of record of MBLA common stock a letter with instructions on how to exchange MBLA stock certificates for the cash merger consideration.

         PLEASE DO NOT SEND IN YOUR MBLA STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS FROM CITIZENS BANK. DO NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         After you mail the letter of transmittal and your stock certificates to Citizens Bank, your check will be mailed to you. The MBLA certificates you surrender will be canceled.

         After the completion of the merger, there will be no further transfers of MBLA common stock. MBLA stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

         If your MBLA stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Citizens Bank will send you instructions on how to provide such evidence.

Conditions to Completing the Merger

         The obligations of Citizens and MBLA to consummate the merger are conditioned on the following:

         1.       the approval of the merger agreement by MBLA's stockholders;

         2. the receipt of all required regulatory approvals and any required consents of third parties without any condition or requirement that would materially and adversely impact the economic benefit of the transaction to Citizens and MBLA, and the expiration of all statutory waiting periods;

         3. no party to the merger being subject to any legal order that prohibits consummating any part of the transaction and no governmental entity having instituted any proceeding for the purpose of blocking the transaction;

         4. the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

         5. the other party having performed in all material respects its obligations under the merger agreement, the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date, and receipt of a certificate signed by the other party's chief executive officer and chief financial offer to such effect; and

         6. the receipt of legal opinions regarding customary matters from counsel to the other party.

         The obligations of Citizens to complete the merger are also conditioned on the following:

            1. the number of shares for which dissenters' rights have been exercised not exceeding 10% of the outstanding shares of MBLA common stock;

            2. Macon Building and Loan having an allowance for loan losses of not less than $700,000; and

            3. the receipt of a statement from MBLA's legal and financial advisors as to the amount of their fees relating to the merger.

         The obligations of MBLA to complete the merger are also conditioned on Citizens having deposited the funds to pay the merger consideration with Citizens Bank, acting as exchange agent.

         MBLA cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before January 31, 2000, the merger agreement may be terminated by a vote of a majority of the board of directors of either Citizens or MBLA.


Conduct of Business Prior to the Merger

         MBLA has agreed that, until the completion of the merger, MBLA will use its best efforts to:

            1. conduct its business in the regular, ordinary and usual course consistent with past practice;

            2. maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

            3. take no action which would interfere with the ability of Citizens or MBLA to perform their respective covenants and agreements on a timely basis under the merger agreement;

            4. take no action which would interfere with any party's ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the merger agreement;

            5. take no action that results in or is reasonably likely to have a material adverse effect on MBLA or Macon Building and Loan;

            6.    continue to implement its Year 2000 plan;

            7. maintain the types and amounts of insurance as are customary in the industry;

            8. confer with Citizens on a regular basis regarding operational matters;

            9. promptly notify Citizens of any significant change in its business, assets, financial condition or results of operations; and

            10. promptly provide Citizens with copies of all filings made in connection with the transaction.

         Further, except as otherwise provided in the merger agreement, until the completion of the merger, MBLA has agreed that will not take certain actions unless permitted to by Citizens. These include:

            1.    amending its certificate of incorporation or bylaws;

            2. issuing any shares of its capital stock or any securities convertible or exercisable for any shares of its capital stock other than shares issued upon the exercise of outstanding stock options; changing the terms of any of its outstanding stock options or issuing any option; or changing its capitalization;

            3. paying any cash or stock dividends other than regular semi-annual cash dividends not in excess of $0.30 per share or purchasing any shares of its capital stock;

            4. disposing of any of its material assets or cancelling or assigning any indebtedness other than in the ordinary course of business consistent with past practice;

            5. increasing the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for non-executive officer employees in the ordinary course of business consistent with past practice; paying any pension or retirement allowance not required by any existing plan, or establishing or amending any trust or account related to any employee benefit plan; voluntarily accelerating the vesting of any stock options or other compensation or benefit; granting any stock options; making any discretionary contribution to any employee benefit plan; hiring any employee with an annual total compensation in excess of $35,000; or entering into any employment contract;

            6. changing its method of accounting as in effect at March 31, 1999, except as required by changes in generally accepting accounting practices;

            7. settling any claim against MBLA for more than $50,000 or agreeing to material restrictions on the operations of MBLA;

            8. acquiring any business or assets of another business that would be material to MBLA;

            9. making any real estate loans secured by undeveloped land or non-residential real estate located outside of Missouri or making any non-residential construction loans outside of Missouri, except pursuant to existing loan commitments;

            10. opening any new branch or applying to relocate or terminate the operation of any banking office;

            11. making any investment other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $50,000, other than certain debt securities;

            12. making any investment in any debt security (including mortgage-backed and mortgage-related securities) except for short- to intermediate-term U.S. government and U.S. government agency securities, mortgage-backed or mortgage related securities which would not be considered "high risk" securities or securities of the FHLB, or materially restructuring or changing its investment securities portfolio;

            13. entering into, renewing, amending or terminating any contract, or making any change in any of its leases or contracts, other than with respect to those involving the payment of less than $20,000 per year;

            14. making or modifying any loan except in conformity with existing lending practices in amounts not to exceed an aggregate of $300,000 with respect to any individual borrower or for which MBLA has a binding loan commitment as of the date of the merger agreement;

            15. incurring any additional borrowings other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledging any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings currently in effect or in connection with borrowings or reverse repurchase agreements permitted under the merger agreement;

            16. making any capital expenditures in excess of $20,000 per expenditure other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

            17. organizing, capitalizing, lending to or otherwise investing in any subsidiary;

            18.   electing any new senior executive officer or director;

            19. engaging in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

            20.   entering into any new line of business;

            21. taking or omitting to take any action that is intended or may reasonably be expected to result in any of MBLA's representations and warranties contained in the merger agreement being or becoming untrue in any material respect;

            22. investing in real estate or in any real estate development project, other than in connection with the resolution of any loan; and

            23. making any loan to any director or officer of MBLA or any entity controlled by any director or officer, other than renewals of existing loans.

Covenants of MBLA and Citizens in the Merger Agreement

         Agreement Not to Solicit Other Offers

         MBLA has agreed not to seek to have an outside third party try to buy a material interest in MBLA or its subsidiaries. Generally, an effort by MBLA to obtain an offer to engage in a merger or similar business combination, buy at least 25% of MBLA's assets or 25% of MBLA's stock, or a public announcement to enter into an agreement to do any of these things, would violate this covenant.

         Despite MBLA's agreement not to solicit other offers, the MBLA board may generally enter into discussions or negotiations with anyone who makes an unsolicited, written bona fide proposal to acquire MBLA that is a financially superior proposal to that of Citizens. A proposal of this nature is one about which MBLA's financial advisors opine in writing is superior to this merger from a financial point of view to

MBLA's stockholders. For the MBLA board to enter into negotiations on a superior proposal, it would also have to first determine that their fiduciary duties obligate them to do so. If MBLA does enter into negotiations with a third party regarding a superior proposal, it has to notify Citizens and provide Citizens with information about the other party and its proposal.

         The MBLA board may also withdraw or modify its recommendation for the merger and enter into a business combination with a third party if, after consulting with independent legal counsel, the board determines in good faith that doing so is necessary for it to comply with its fiduciary duties to stockholders.

         Employee Matters

         Each Macon Building and Loan employee whose employment is not specifically terminated will become an employee of Citizens Bank. Citizens will use its best efforts to retain all of Macon Building and Loan's employees, subject to their qualifications and the needs of Citizens Bank.

         Appropriate steps will be taken to terminate all of MBLA's employee benefit plans around the time the merger closes. All former employees of Macon Building and Loan who continue as employees of Citizens Bank will be eligible to participate in Citizens' employee benefit plans on the same basis as any newly-hired employee of Citizens Bank. However, service with Macon Building and Loan will be treated as service with Citizens Bank for purposes of satisfying any waiting periods, evidence of insurability requirements or the application of any preexisting condition limitation with respect to any of Citizens' welfare benefit plans. Continuing employees will also receive credit for service with Macon Building and Loan for purposes of computing vacation pay benefits.

         Prior to the consummation of the merger, Macon Building and Loan will terminate its ESOP. After consummation of the merger, the ESOP will repay the outstanding balance of its loan and allocate any surplus cash to the accounts of ESOP participants in proportion to their account balances, to the extent allowed under applicable law and the governing documents of the ESOP.

         Indemnification of MBLA Officers and Directors

         Citizens has agreed to indemnify and hold harmless each present and former director and officer of MBLA for a period of six years from liability and expenses arising out of matters existing or occurring at or prior to the consummation of the merger to the fullest extent allowed under Delaware law as in effect at the time of closing. Citizens has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of MBLA's directors and officers for six years following the consummation of the merger.

         Certain Other Covenants

         The merger agreement also contains other agreements relating to the conduct of the parties prior to the consummation of the merger, including the following:

            1. MBLA will revise its policies and procedures to conform to Citizens' after all required regulatory approvals have been received, MBLA stockholders have approved the merger agreement, and Citizens has confirmed that it is not aware of any fact that would prevent the completion of the merger.

            2. MBLA will give Citizens access during normal business hours to its property, books, contracts and records and furnish to Citizens all information it may reasonably request.

            3. MBLA will take any necessary action to exempt the parties and this transaction from any antitakeover provisions contained in MBLA's certificate of incorporation or bylaws or federal or state law.

            4. MBLA and Citizens will use their respective reasonable best efforts to obtain all required approvals and to consummate the merger.

            5. MBLA and Citizens will consult with each other regarding any public statements about the merger.

            6. MBLA will notify Citizens of any contract defaults and any events which would reasonably be likely to result in a material adverse effect on MBLA. MBLA and Citizens will notify each other of any communication from a third party regarding the need to obtain that party's consent to the merger and of any event that would be reasonably likely to cause any representation or warranty in the merger agreement to be untrue or to cause any covenant or condition in the merger agreement not to be complied with.

            7. MBLA will use its best efforts to comply with all year 2000 regulations and guidelines and will take all actions necessary to receive a rating of "satisfactory" or better on any year 2000 compliance examinations.

Representations and Warranties Made by Citizens and MBLA in the Merger Agreement

         Both Citizens and MBLA have made certain customary representations and warranties to each other relating to their businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger unless the change does not have a material negative impact on the party's business, financial condition or results of operations. See "--Conditions to Completing the Merger."

Terminating the Merger Agreement

         The merger agreement may be terminated at or prior to the completion of the merger, either before or after approval of the merger agreement by the stockholders of MBLA by:

            1.    the mutual consent of MBLA and Citizens;

            2. either party if MBLA's stockholders fail to approve the Agreement;

            3. either party if a required regulatory approval is denied or any governmental authority has issued an order prohibiting consummation of the merger;

            4. either party if the merger is not consummated by January 31, 2000;

            5. either party if the other party breaches a representation, warranty or covenant that would have a material adverse effect on the party seeking to terminate; or

            6. MBLA if the Board of Directors determines that it must accept a superior offer from a third party in the exercise of its fiduciary duties.

Expenses and Termination Fees

         All costs and expenses incurred in connection with the merger will be paid by the party incurring the expense.

         If MBLA terminates the merger agreement in order to accept a superior offer or if, after another party proposes to acquire MBLA, the stockholders fail to approve the merger agreement and within 12 months MBLA enters into a merger agreement with a third party, MBLA will pay Citizens a termination fee of $1,000,000.

         If the merger fails to close because of the failure to receive a required regulatory approval without any adverse conditions, Citizens will pay MBLA a termination fee of $187,500.

Changing the Terms of the Merger Agreement

         Prior to the completion of the merger, any provision of the merger agreement may be waived, amended or modified by the parties. However, after the vote by the stockholders of MBLA, no amendment or modification may be made that would reduce the consideration to be received by MBLA's stockholders under the terms of the merger.


                       WHERE YOU CAN FIND MORE INFORMATION

         MBLA files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that MBLA files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. MBLA's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

         The SEC allows MBLA to "incorporate by reference" information into this document, which means that MBLA can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents which are listed below that MBLA has previously filed with the SEC. The documents contain important information about MBLA's financial condition.

MBLA SEC Filings (File No. 0-21482)

            .     Management's discussion and analysis of financial condition and results of operations on Pages 2 through 7 of MBLA's 1998 annual report to stockholders
            .     Annual Report on Form 10-KSB for the year ended June 30, 1998
            .     Quarterly Report on Form 10-Q for the three months ended
                  September 30, 1998
            .     Quarterly Report on Form 10-Q for the three months ended
                  December 31, 1998
            .     Quarterly Report on Form 10-Q for the three months ended
                  March 31, 1999
            .     Current Report on Form 8-K dated November 19, 1998
            .     Current Report on Form 8-K dated December 17, 1998
            .     Current Report on Form 8-K dated May 3, 1999

         MBLA also incorporates by reference additional documents that it might file with the SEC between the date of this document and the date of the meeting. These include periodic reports, such as Annual

Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

         Documents incorporated by reference are available from MBLA without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). Stockholders of MBLA may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from MBLA at the following address:

                           MBLA Financial Corporation
                           101 Vine Street
                           Macon, Missouri  63552
                           Attention: Clyde Smith, Corporate Secretary
                           Telephone No. (660) 385-2122

         If you would like to request documents from MBLA, please do so by _________, 1999 in order to receive them before the special meeting of stockholders. If you request any incorporated documents from us we will mail them to you by first-class mail, or other equally prompt means, within one business day of our receipt of your request.

         You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. MBLA has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated ________, 1999. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of MBLA's securities in the merger shall create any implication to the contrary.


                              STOCKHOLDER PROPOSALS

         If the merger is not approved by MBLA's stockholders at the special meeting, MBLA expects that it would hold its 1999 annual meeting of stockholders in the fourth calendar quarter of 1999. Any proposal to be presented by any stockholder for action at the 1999 annual meeting must have been received by the Secretary of MBLA no later than June 1, 1999 in order to be eligible for inclusion in MBLA's proxy materials for the annual meeting. As of that date, MBLA had not received any stockholder proposals for inclusion in the proxy materials for the 1999 annual meeting.

         If a stockholder wishes to present a proposal at MBLA's annual meeting, the stockholder must give advance notice to MBLA not less than 90 days prior to the meeting, unless less than 100 days notice or prior disclosure of the date of the meeting is given, in which case the stockholder must give notice to MBLA within ten days after disclosure of the meeting date. MBLA's bylaws specify the information that must accompany notice of a stockholder proposal. Copies of the bylaws may be obtained from the Secretary of the MBLA.

                                                                      APPENDIX A

================================================================================











                          AGREEMENT AND PLAN OF MERGER



                             DATED AS OF MAY 3, 1999



                                 BY AND BETWEEN



                           CITIZENS BANCSHARES COMPANY



                                       AND



                           MBLA FINANCIAL CORPORATION











================================================================================

                                TABLE OF CONTENTS
                                                                        PAGE NO.

Introductory Statement.......................................................A-4

ARTICLE I
      THE MERGER.............................................................A-4
      ----------
      Section 1.1.  Structure of the Merger..................................A-4
                    -----------------------
      Section 1.2.  Effect on Outstanding Shares of MBLA Common Stock........A-4
                    -------------------------------------------------
      Section 1.3.  Exchange Procedures......................................A-6
                    -------------------
      Section 1.4.  Effect on Outstanding Shares of Acquisition Sub
                    -----------------------------------------------
                    Common Stock.............................................A-7
                    ------------
      Section 1.5.  Stock Options............................................A-7
                    -------------
      Section 1.6.  Bank Merger..............................................A-8
                    -----------
      Section 1.7.  Directors and Officers of MBLA at Effective Time.........A-8
                    ------------------------------------------------
      Section 1.8.  Alternative Structure....................................A-8
                    ---------------------
      Section 1.9.  Certificate of Incorporation and Bylaws of the Surviving
                    --------------------------------------------------------
                    Corporation..............................................A-8
                    -----------

ARTICLE II
      REPRESENTATIONS AND WARRANTIES.........................................A-8
      ------------------------------
      Section 2.1.  Disclosure Letters.......................................A-8
                    ------------------
      Section 2.2.  Standards................................................A-9
                    ---------
      Section 2.3.  Representations and Warranties of MBLA...................A-9
                    --------------------------------------
      Section 2.4.  Representations and Warranties of Citizens..............A-23
                    ------------------------------------------
ARTICLE III
      CONDUCT PENDING THE MERGER............................................A-26
      --------------------------
      Section 3.1.  Conduct of MBLA's Business Prior to the Effective Time..A-26
                    ------------------------------------------------------
      Section 3.2.  Forbearance by MBLA.....................................A-27
                    -------------------
      Section 3.3.  Conduct of Citizens's Business Prior to the Effective
                    -----------------------------------------------------
                    Time....................................................A-30
                    ----

ARTICLE IV
      COVENANTS.............................................................A-30
      ---------
      Section 4.1.  Acquisition Proposals...................................A-30
                    ---------------------
      Section 4.2.  Certain Policies of MBLA................................A-31
                    ------------------------
      Section 4.3.  Access and Information..................................A-32
                    ----------------------
      Section 4.4.  Certain Filings, Consents and Arrangements..............A-33
                    ------------------------------------------
      Section 4.5.  Antitakeover Provisions.................................A-33
                    -----------------------
      Section 4.6.  Additional Agreements...................................A-33
                    ---------------------
      Section 4.7.  Publicity...............................................A-33
                    ---------
      Section 4.8.  Stockholders Meetings...................................A-33
                    ---------------------
      Section 4.9.  Proxy Statement.........................................A-34
                    ---------------
      Section 4.10. Notification of Certain Matters.........................A-34
                    -------------------------------
      Section 4.11. Employees, Directors and Officers.......................A-34
                    ---------------------------------
      Section 4.12. Indemnification.........................................A-35
                    ---------------
      Section 4.13. Year 2000...............................................A-37
                    ---------

ARTICLE V
      CONDITIONS TO CONSUMMATION............................................A-37
      --------------------------
      Section 5.1.  Conditions to Each Party's Obligations..................A-37
                    --------------------------------------
      Section 5.2.  Conditions to the Obligations of Citizens and
                    ---------------------------------------------
                    Citizens Bank...........................................A-38
                    -------------
      Section 5.3.  Conditions to the Obligations of MBLA and Macon Building
                    --------------------------------------------------------
                    & Loan..................................................A-38
                    ------

ARTICLE VI
      TERMINATION...........................................................A-39
      -----------
      Section 6.1.  Termination.............................................A-39
                    -----------
      Section 6.2.  Termination Fee.........................................A-40
                    ---------------
      Section 6.3   Effect of Termination...................................A-40
                    ---------------------

ARTICLE VII
      CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME............................A-41
      ------------------------------------------
      Section 7.1.  Effective Date and Effective Time.......................A-41
                    ---------------------------------
      Section 7.2.  Deliveries at the Closing...............................A-41
                    -------------------------

ARTICLE VIII
      CERTAIN OTHER MATTERS.................................................A-41
      ---------------------
      Section 8.1.  Certain Definitions; Interpretation.....................A-41
                    -----------------------------------
      Section 8.2.  Survival................................................A-42
                    --------
      Section 8.3.  Waiver; Amendment.......................................A-42
                    -----------------
      Section 8.4.  Counterparts............................................A-42
                    ------------
      Section 8.5.  Governing Law...........................................A-42
                    -------------
      Section 8.6.  Expenses................................................A-42
                    --------
      Section 8.7.  Notices.................................................A-42
                    -------
      Section 8.8.  Entire Agreement; etc...................................A-43
                    ---------------------
      Section 8.9.  Successors and Assigns; Assignment......................A-43
                    ----------------------------------

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


            This is an AGREEMENT AND PLAN OF MERGER, dated as of the 3rd day of May, 1999 ("AGREEMENT"), by and between Citizens Bancshares Company, a Missouri corporation ("CITIZENS"), and MBLA Financial Corporation, a Delaware corporation ("MBLA").

                             INTRODUCTORY STATEMENT

            The Board of Directors of each of Citizens and MBLA (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of Citizens and MBLA, respectively, and in the best interests of their respective stockholders and
(ii) has approved, at meetings of each of such Boards of Directors, this Agreement.

            Citizens and MBLA desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

            In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I
                                   THE MERGER
                                   ----------


            Section 1.1. Structure of the Merger. Prior to the Effective Date
                         -----------------------
(as defined in SECTION 7.1), Citizens will form a Delaware corporation that will be a wholly-owned subsidiary of Citizens ("ACQUISITION SUB"). On the Effective Date, Acquisition Sub will merge with and into MBLA ("MERGER"), with MBLA being the surviving entity, pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law ("DGCL"). Upon consummation of the Merger, the separate corporate existence of Acquisition Sub shall cease. MBLA shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. From and after the Effective Time (as defined in SECTION 7.1), MBLA shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Acquisition Sub, all as more fully described in the DGCL.

            Section 1.2. Effect on Outstanding Shares of MBLA Common Stock.
                         -------------------------------------------------

            (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of common stock, par value $.01 per share, of MBLA ("MBLA COMMON STOCK") issued and outstanding at the Effective Time, other than Excluded Shares (as defined below), shall become and be converted into the right to receive $24.15 in cash, subject to adjustment as described below (the "MERGER CONSIDERATION").

                  "EXCLUDED SHARES" shall consist of (i) shares the holder of which pursuant to any applicable law providing for dissenters' or appraisal rights is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "DISSENTERS' SHARES"), (ii) shares held directly or indirectly by Citizens (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and (iii) shares held by MBLA as treasury stock.

            (b) The Merger Consideration shall be increased or decreased, as the case may be, by an amount equal to the Net Worth (as defined below) of MBLA as of the last day of the month prior to the month in which the Effective Time shall occur minus the sum of $28,390,000 and the Excess Transaction Costs (as hereinafter defined) divided by the sum of the number of shares of MBLA Common Stock issued and outstanding on the Effective Date and the number of shares of MBLA Common Stock subject to MBLA Options (as defined in SECTION 1.5) on the Effective Date. "NET WORTH" shall mean the consolidated stockholders' equity of MBLA calculated in accordance with generally accepted accounting principles, consistently applied ("GAAP"), excluding any changes in unrealized gain on securities available for sale after December 31, 1998 and any reductions for attorneys' fees up to $75,000 incurred after March 16, 1999 relating to the transactions contemplated by this Agreement and financial advisors' fees up to $300,000. Furthermore, Net Worth shall be exclusive of the effect of any payments made or expenses incurred under the terms of existing employment agreements (solely with respect to termination payments and post-termination benefits), existing salary continuation agreements, existing director retirement plans or with respect to the termination of any existing data processing contract, each as identified in MBLA's Disclosure Letter (as defined in SECTION 2.1). "EXCESS TRANSACTION COSTS" shall mean the sum of the following items: (i) the amount, if any, by which attorneys' fees incurred by MBLA after March 16, 1999 and on or prior to the Effective Date in connection with the transactions contemplated by this Agreement exceed $75,000; and (ii) the amount, if any, by which financial advisor's fees incurred by MBLA on or prior to the Effective Date exceed $300,000, in each case only to the extent that such Excess Transaction Costs are not reflected in the Net Worth of MBLA.

            (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of MBLA Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be adjusted correspondingly to the extent appropriate to reflect such change in the number of outstanding shares.

            (d) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be cancelled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto.

            Section 1.3.  Exchange Procedures.
                          -------------------

            (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than 5 business days thereafter, to each holder of record of MBLA Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of MBLA Common Stock to be converted thereby.

            (b) At and after the Effective Time, each certificate ("MBLA CERTIFICATE") previously representing shares of MBLA Common Stock (except as specifically set forth in SECTION 1.2) shall represent only the right to receive the Merger Consideration multiplied by the number of shares of MBLA Common Stock previously represented by the MBLA Certificate.

            (c) Prior to the Effective Time, Citizens shall deposit, or shall cause to be deposited, in a segregated account with Citizens Bank, which shall act as exchange agent ("EXCHANGE AGENT") for the benefit of the holders of shares of MBLA Common Stock, for exchange in accordance with this SECTION 1.3, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid with respect to the outstanding shares of MBLA Common Stock pursuant to
SECTION 1.2.

            (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the MBLA Certificates shall pass, only upon delivery of the MBLA Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Citizens may reasonably determine and
(iii) include instructions for use in effecting the surrender of the MBLA Certificates in exchange for the Merger Consideration. Upon the proper surrender of the MBLA Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such MBLA Certificates shall be entitled to receive in exchange therefor a check in the amount equal to the cash that such holder has the right to receive pursuant to
SECTION 1.2. MBLA Certificates so surrendered shall forthwith be canceled. As soon as practicable, but no later than 10 business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall issue a check as provided herein. If there is a transfer of ownership of any shares of MBLA Common Stock not registered in the transfer records of MBLA, the Merger Consideration shall be issued to the transferee thereof if the MBLA Certificates representing such MBLA Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Citizens and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

            (e) From and after the Effective Time there shall be no transfers on the stock transfer records of MBLA of any shares of MBLA Common Stock. If, after the Effective Time, MBLA Certificates are presented to Citizens, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this SECTION 1.3.

            (f) Any portion of the aggregate amount of cash to be paid pursuant to SECTION 1.2 that remains unclaimed by the stockholders of MBLA for 12 months after the Effective Time shall be repaid by the Exchange Agent to Citizens upon the written request of Citizens. After such request is made, any stockholders of MBLA who have not theretofore complied with this SECTION 1.3 shall look only to Citizens for the Merger Consideration deliverable in respect of each share of MBLA Common Stock such stockholder holds, as determined pursuant to SECTION 1.2 of this Agreement, without any interest thereon. If outstanding MBLA Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Citizens (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of MBLA Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (g) Citizens and the Exchange Agent shall be entitled to rely upon MBLA's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any MBLA Certificate, Citizens and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

            (h) If any MBLA Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such MBLA Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such MBLA Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed MBLA Certificate the Merger Consideration deliverable in respect thereof pursuant to SECTION 1.2.

            Section 1.4.  Effect on Outstanding Shares of Acquisition Sub Common
                          ------------------------------------------------------
Stock. By virtue of the Merger, automatically and without any action on the part
-----
of the holder thereof, each share of Common Stock of Acquisition Sub issued and outstanding at the Effective Time shall be converted into one share of the Common Stock of MBLA, as the surviving corporation.

            Section 1.5.  Stock Options. At the Effective Time, each option to
                          -------------
acquire shares of MBLA Common Stock (an "MBLA OPTION") granted pursuant to the 1993 Incentive Stock Option Plan and the 1993 Stock Option Plan for Outside Directors (together, the "MBLA OPTION PLANS") that is then outstanding and unexercised shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of (i) the number of shares of MBLA Common Stock subject to such option at the Effective Time and (ii) an amount equal to the excess of the Merger Consideration over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. At the Effective Time the MBLA Option Plans shall be deemed terminated.

            Section 1.6. Bank Merger. Concurrently with or as soon as
                         -----------
practicable after the execution and delivery of this Agreement, Citizens Bank and Trust Company ("CITIZENS BANK"), a wholly-owned subsidiary of Citizens, and Macon Building and Loan Association, F.A. ("MACON BUILDING & LOAN"), a wholly-owned subsidiary of MBLA, shall enter into the Plan of Bank Merger, in the form attached hereto as EXHIBIT A, pursuant to which the merger of Macon
                            ---------
Building & Loan with and into Citizens Bank ("BANK MERGER") will be effected. The parties hereto intend that the Bank Merger shall become effective on the Effective Date and shall take all actions necessary or appropriate to cause the Bank Merger to become effective immediately following the Effective Time.

            Section 1.7.  Directors and Officers of MBLA at Effective Time. At
                          ------------------------------------------------
the Effective Time, the directors and officers of MBLA shall consist of the directors and officers of Acquisition Sub serving immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified.

            Section 1.8.  Alternative Structure. Notwithstanding anything to the
                          ---------------------
contrary contained in this Agreement, prior to the Effective Time, Citizens may specify that the structure of the transactions contemplated hereby be revised and the parties shall enter into such alternative transactions as Citizens may determine to effect the purposes of this Agreement; PROVIDED, HOWEVER, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration or the treatment of MBLA Options or the economic benefits of the transactions contemplated hereby to the holders of MBLA Common Stock, (ii) diminish the benefits to be received by the directors, officers or employees of MBLA or Macon Building & Loan as set forth in or as contemplated by this Agreement, or (iii) materially impede or delay the receipt of any approval referred to in this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

            Section 1.9.  Certificate of Incorporation and Bylaws of the
                          ----------------------------------------------
Surviving Corporation. The Certificate of Incorporation and Bylaws of MBLA in
---------------------
effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the surviving corporation from and after the Effective Time until amended as provided by law.


                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

            Section 2.1. Disclosure Letters. Prior to the execution and delivery
                         ------------------
of this Agreement, MBLA and Citizens have each delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate);

PROVIDED, that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by
SECTION 2.2 and (b) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in SECTION 2.2(B)).

            Section 2.2.  Standards.
                          ---------

            (a) No representation or warranty of MBLA or Citizens contained in SECTIONS 2.3 or 2.4, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of SECTIONS 2.3 or 2.4, as applicable, there is reasonably likely to exist a Material Adverse Effect. MBLA's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken pursuant to this Agreement or in compliance with a written request of Citizens.

            (b) As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means either (i) an effect which is material and adverse to the business, financial condition or results of operations of MBLA or Citizens, as the context may dictate, and its Subsidiaries (as defined herein) taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any (A) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both Citizens and Citizens Bank and MBLA and Macon Building & Loan, as the case may be, or to similarly situated financial and/or depository institutions or (B) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates shall not be considered in determining if a Material Adverse Effect has occurred; or (ii) the failure of a representation or warranty contained in SECTIONS 2.3(A)(I),
(III) and (IV), SECTION 2.3(B), SECTION 2.3(C), the first sentence of SECTION 2.3(I), SECTION 2.3(T), SECTIONS 2.4(A)(I) and (IV), SECTION 2.4(B), the last sentence of each of SECTION 2.3(E) or SECTION 2.4(C) or the second sentence of each of SECTION 2.3(F)(I) or SECTION 2.4(D)(I) to be true and correct in all material respects.

            (c) For purposes of this Agreement, "KNOWLEDGE" shall mean, with respect to a party hereto, actual knowledge of any of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than vice president.

            Section 2.3.  Representations and Warranties of MBLA. Subject to
                          --------------------------------------
SECTIONS 2.1 and 2.2, MBLA represents and warrants to Citizens that, except as disclosed in MBLA's Disclosure Letter:

            (a)   Organization.
                  ------------

                  (i) MBLA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA"). Macon Building & Loan is a stock savings association duly organized, validly existing and in good standing under the laws of the United States of America and is a wholly-owned Subsidiary (as defined below) of MBLA. Each Subsidiary of MBLA other than Macon Building & Loan is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of MBLA and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party.

                  (ii) MBLA and each of its Subsidiaries has the requisite corporate power and authority and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                  (iii) MBLA's Disclosure Letter sets forth all of MBLA's Subsidiaries and all entities (whether corporations, partnerships or similar organizations), including the corresponding percentage ownership, in which MBLA owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each of MBLA's Subsidiaries, as of such date, its jurisdiction of organization and the jurisdiction(s) wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. MBLA owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of MBLA other than Macon Building & Loan is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended ("FDIA"), and the applicable regulations thereunder. All of the shares of capital stock of MBLA's Subsidiaries are fully paid, nonassessable and not subject to any preemptive rights and are owned by MBLA or a Subsidiary of MBLA free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws), and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                  (iv) The deposits of Macon Building & Loan are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the extent provided in the FDIA.

            (b)   Capital Structure.
                  -----------------

                  (i) The authorized capital stock of MBLA consists of 2,500,000 shares of MBLA Common Stock and 500,000 shares of preferred stock, par value $.01 per share. As of the date of this Agreement (A) 1,247,021 shares of MBLA Common Stock were issued and outstanding, (B) no shares of MBLA preferred stock were issued and outstanding, (C) no shares of MBLA Common Stock were reserved for issuance, except that 78,225 shares of MBLA Common Stock were reserved for issuance pursuant to the MBLA Option Plans, (D) no shares of MBLA preferred stock were reserved for issuance and (E) 518,190 shares of MBLA Common Stock were held by MBLA in its treasury or by its Subsidiaries. The authorized capital stock of Macon Building & Loan consists of 1,000,000 shares of common stock, par value $1.00 per share, and 200,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by MBLA. All outstanding shares of capital stock of MBLA and Macon Building & Loan are duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares of MBLA held by MBLA in its treasury or by its Subsidiaries and shares of Macon Building & Loan, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares. MBLA's Disclosure Letter sets forth a complete and accurate list of all outstanding options to purchase MBLA Common Stock that have been granted pursuant to the MBLA Option Plans, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant.

                  (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote of MBLA are issued or outstanding.

                  (iii) As of the date of this Agreement, except for options granted pursuant to the MBLA Option Plans, neither MBLA nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating MBLA or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of MBLA or any of its Subsidiaries or obligating MBLA or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of MBLA or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of MBLA or any of its Subsidiaries.

            (c)   Authority.
                  ---------

                  (i) MBLA has all requisite corporate power and authority to enter into this Agreement, and, subject to approval of this Agreement by the requisite vote of MBLA's stockholders and receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the approval of this Agreement by MBLA's stockholders, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of MBLA. This Agreement has been duly and validly executed and delivered by MBLA and constitutes a valid and binding obligation of MBLA, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (ii) Macon Building & Loan has all requisite corporate power and authority to enter into the Plan of Bank Merger and, subject to approval of the Plan of Bank Merger by MBLA as the sole stockholder of Macon Building & Loan and the receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate actions on the part of Macon Building & Loan. The Plan of Bank Merger, upon execution and delivery by Macon Building & Loan, will be duly and validly executed and delivered by Macon Building & Loan and will constitute a valid and binding obligation of Macon Building & Loan, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

            (d) Stockholder Approval; Fairness Opinion. The affirmative vote of
                --------------------------------------
a majority of the outstanding shares of MBLA Common Stock entitled to vote on this Agreement is the only vote of the stockholders of MBLA required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. MBLA has received the written opinion of Manchester Partners, L.L.C., a division of D.R. Hancock & Co., to the effect that, as of the date hereof, the Merger Consideration to be received by MBLA's stockholders is fair, from a financial point of view, to such stockholders.

            (e) No Violations; Consents. The execution, delivery and performance
                -----------------------
of this Agreement by MBLA do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals (as defined in SECTION 2.4(C)) and requisite stockholder approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which MBLA or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the certificate of incorporation or bylaws of MBLA or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of MBLA or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which MBLA or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject. The consummation by MBLA and Macon Building & Loan of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to SECTION 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, or instrument, other than (x) the approval of the holders of a majority of the outstanding shares of MBLA Common Stock entitled to vote thereon, (y) the approval of MBLA as the sole stockholder of Macon Building & Loan and (z) the consent of the Office of Thrift Supervision ("OTS"). As of the date hereof, the executive officers of MBLA know of no reason pertaining to MBLA why any of the approvals referred to in this SECTION 2.3(E) should not be obtained without the imposition of any material condition or restriction described in the last sentence of SECTION 5.1(B).

            (f)   Reports and Financial Statements.
                  --------------------------------

                  (i) MBLA and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since June 30, 1994 with (a) the FDIC, (b) the OTS, (c) the National Association of Securities Dealers, Inc. ("NASD") and (d) the Securities and Exchange Commission ("SEC") (collectively, "MBLA'S REPORTS") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of MBLA's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of MBLA's Reports filed with the SEC complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT") and the rules and regulations of the SEC promulgated thereunder.

                  (ii) Each of the financial statements of MBLA included in MBLA's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by the SEC). Each of the consolidated statements of condition contained or incorporated by reference in MBLA's Reports (including in each case any related notes and schedules) and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, contained or incorporated by reference in MBLA's Reports (including in each case any related notes and schedules) fairly presented (a) the financial position of the entity or entities to which it relates as of its date and (b) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with GAAP, except as may be noted therein.

            (g)  Absence of Certain Changes or Events. Except as disclosed in
                 ------------------------------------
MBLA's Reports filed on or prior to the date of this Agreement, since June 30, 1998, (i) MBLA and its

Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) MBLA and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any Material Adverse Effect with respect to MBLA and its Subsidiaries, taken as a whole, (iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by MBLA or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (v) neither MBLA nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (vi) there has been no change in any accounting principles, practices or methods of MBLA or any of its Subsidiaries other than as required by GAAP.

            (h) Absence of Claims. No litigation, controversy, claim, action,
                -----------------
suit or other legal administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending against MBLA or any of its Subsidiaries and no such litigation, controversy, claim, action, suit or proceeding has been threatened. To the knowledge of MBLA, there are no investigations, reviews or inquiries by any court or governmental agency pending or threatened against MBLA or any of its Subsidiaries.

            (i) Absence of Regulatory Actions. Since June 30, 1994, neither MBLA
                -----------------------------
nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("GOVERNMENT REGULATORS"), or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking. There is no unresolved violation, criticism or exception by any Government Regulators with respect to any report or statement relating to any examinations of MBLA or any of its Subsidiaries.

            (j) Taxes. All federal, state, local and foreign tax returns
                -----
required to be filed by or on behalf of MBLA or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by MBLA or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on MBLA's balance sheet (in accordance with GAAP). For purposes of this SECTION 2.3(J), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of MBLA or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where MBLA or any of its Subsidiaries do not file tax returns that MBLA or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to MBLA or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on MBLA's balance sheet (in accordance with GAAP). MBLA and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. MBLA and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and MBLA and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Internal Revenue Code (the "IRC") and similar applicable state and local information reporting requirements.

            (k)   Agreements.
                  ----------

                  (i) MBLA and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in MBLA's Reports. Neither MBLA nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (including data processing and software programming contracts) not terminable on 60 days' or less notice, (B) agreement with any present or former director, officer or employee of MBLA or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving MBLA or any of its Subsidiaries of the nature contemplated by this Agreement, (C) agreement with respect to any employee or director of MBLA or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than 60 days, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (E) agreement containing covenants that limit the ability of MBLA or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, MBLA (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency) or (F) any lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $5,000 on an annual basis. To the knowledge of MBLA, each of the agreements and other documents referenced in MBLA's Disclosure Letter with respect to this SECTION 2.3(K)(I) is a valid, binding and enforceable obligation of the parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability to general principles of equity, whether applied in a court of law or a court of equity. MBLA has previously delivered to Citizens true and complete copies of each agreement and other documents referenced in MBLA's Disclosure Letter with respect to this
SECTION 2.3(K)(I).

                  (ii) Neither MBLA nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of MBLA, no other party to any such agreement (excluding any loan or extension of credit made by MBLA or any of its Subsidiaries) is in default in any respect thereunder.

                  (iii) MBLA and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses, and neither MBLA nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of MBLA and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing.

            (l) Labor Matters. MBLA and its Subsidiaries are in material
                -------------
compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither MBLA nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is MBLA or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving MBLA or any of its Subsidiaries pending or threatened.

            (m) Employee Benefit Plans. MBLA's Disclosure Letter contains a
                ----------------------
complete and accurate list of all written or oral pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, funds, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of MBLA or any of its Subsidiaries (hereinafter collectively referred to as the "MBLA EMPLOYEE PLANS"). Prior to the date hereof, MBLA has provided to Citizens true and complete copies of each of the MBLA Employee Plans, any related trust agreements and any amendments thereto, together with the most recent determination letters issued by the IRS with respect to any qualified plans and the most recent actuarial valuation report, Form 5500 and summary plan description for each MBLA Employee Plan. All of the MBLA Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws; with respect to the MBLA Employee Plans, no event has occurred that would subject MBLA or any of its Subsidiaries to a material liability under ERISA, the IRC or any other applicable law; there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the IRC upon MBLA or any of its Subsidiaries; and all required contributions to the MBLA Employee Plans through the date hereof have been made. Neither MBLA nor any of its Subsidiaries has provided, or is required to provide, security to any MBLA pension plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither MBLA, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. There is no pending or threatened litigation, administrative action or proceeding relating to any MBLA Employee Plan. There has been no announcement or commitment by MBLA or any of its Subsidiaries to create an additional MBLA Employee Plan, or to amend any MBLA Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such MBLA Employee Plan; and, except as specifically identified in MBLA's Disclosure Letter, MBLA and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any MBLA Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by MBLA or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC), increase or secure (by way of a trust or other vehicle) any benefits payable under any MBLA Employee Plan or accelerate the time of payment or vesting of any such benefit.

            (n) Title to Assets. MBLA's Disclosure Letter contains a complete
                ---------------
and accurate list of all real property owned or leased by MBLA or any of its Subsidiaries, including all properties of MBLA or any of its Subsidiaries classified as "Real Estate Owned" or words of similar import (the "REAL PROPERTY"). To the knowledge of MBLA, none of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way. MBLA and each of its Subsidiaries have good and marketable title to their respective properties and assets (including any intellectual property asset such as any trademark, service mark, tradename or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, reflected on the consolidated financial statements of MBLA as of June 30, 1998, or acquired after such date, other than such items of personal property as have been disposed of in the ordinary course of business since June 30, 1998, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except pledges to secure deposits and other liens incurred in the ordinary course of business. Each lease pursuant to which MBLA or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither MBLA nor any of its Subsidiaries, nor any other party to any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of MBLA and each of its

Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by MBLA to be adequate for the current business of MBLA and its Subsidiaries.

            (o) Compliance with Laws. MBLA and each of its Subsidiaries has all
                --------------------
permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all federal, state, local and foreign governmental or regulatory bodies (each, a "GOVERNMENTAL ENTITY") that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of MBLA, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of MBLA have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. Neither MBLA nor any of its Subsidiaries are in material violation of, is, to the knowledge of MBLA, under investigation with respect to any material violation of, or has been given notice or been charged with any material violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity.

            (p) Fees. Other than financial advisory services performed for MBLA
                ----
by Manchester Partners, L.L.C., neither MBLA nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for MBLA or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby. MBLA has provided Citizens with a true and correct copy of the contract between MBLA and Manchester Partners, L.L.C.

            (q) Environmental Matters. There is no suit, claim, action, demand,
                ---------------------
executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum against MBLA or any of its Subsidiaries for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law (as defined below) or relating to the presence of or release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries. To MBLA's knowledge, the properties currently owned or operated by MBLA or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Hazardous Material other than as permitted under applicable Environmental Law. Neither MBLA nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive, request or other communication (written or oral) for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law. To MBLA's knowledge, there are no underground storage tanks on, in or under any properties owned or operated by MBLA or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by MBLA or any of its Subsidiaries. To MBLA's knowledge, during the period of MBLA's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there has been no contamination by or release of Hazardous Materials in, on, under or affecting such properties. To MBLA's knowledge, prior to the period of MBLA's or any of its Subsidiaries' ownership or operation of any of their respective current properties, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

            "ENVIRONMENTAL LAW" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any governmental entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes all federal, state and local laws, rules, regulations or requirements relating to the protection of the environment or health and safety, including, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle I relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

            "HAZARDOUS MATERIAL" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

            (r)   Loan Portfolio; Allowance; Asset Quality.
                  ----------------------------------------

                  (i) With respect to each loan owned by MBLA or its Subsidiaries in whole or in part, to MBLA's knowledge (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms, (B) the note and the related security documents, copies of which are included in the loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable loan file and (C) MBLA or one of its Subsidiaries is the sole holder of legal and beneficial title to each loan reflected in the consolidated financial statements of MBLA except as otherwise disclosed in the applicable loan file or on the books and records of MBLA and its Subsidiaries.

                  (ii) The allowance for loan losses reflected in MBLA's statement of financial condition at December 31, 1998 was, and the allowance for possible losses shown on the balance sheets in MBLA's Reports for periods ending after December 31, 1998 will be, in the opinion of management, adequate to provide for losses inherent in MBLA's loan portfolio.

                  (iii) MBLA's Disclosure Letter sets forth a true and complete listing, as of March 31, 1999, of (A) all loans, leases, advances, credit enhancements, guarantees, other extensions of credit, commitments and interest-bearing assets of MBLA and its Subsidiaries (collectively, "LOANS") that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; (B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof; and (C) Loans with any director, executive officer or five percent or greater stockholder of MBLA or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, including the amounts thereof. To the knowledge of MBLA, neither MBLA nor any of its Subsidiaries is a party to any Loan that is in violation of any law, regulation or rule of any Governmental entity. Any asset of MBLA or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of MBLA or any of its Subsidiaries is listed in MBLA's Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; PROVIDED, HOWEVER, that "current" shall mean within the past 12 months.

            (s) Deposits. None of the deposits of MBLA or any of its
                --------
Subsidiaries is a "brokered" deposit.

            (t) Anti-takeover Provisions Inapplicable. MBLA and its Subsidiaries
                -------------------------------------
have taken all actions required to exempt MBLA, Citizens, Acquisition Sub, Citizens Bank, the

Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

            (u) Material Interests of Certain Persons. No officer or director of
                -------------------------------------
MBLA, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of MBLA or any of its Subsidiaries.

            (v) Insurance. In the opinion of management, MBLA and its
                ---------
Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by MBLA and its Subsidiaries are in full force and effect, MBLA and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

            (w)   Investment Securities; Derivatives.
                  ----------------------------------

                  (i) Except for investments in Federal Home Loan Bank ("FHLB") Stock, pledges to secure FHLB borrowings, and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of MBLA at December 31, 1998, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1998, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                  (ii) Except for adjustable-rate mortgage loans and adjustable-rate advances, neither MBLA nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (a) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (b) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

            (x) Indemnification. Except as provided in the certificate of
                ---------------
incorporation or bylaws of MBLA and the similar governing documents of its Subsidiaries, neither MBLA nor any Subsidiary is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of MBLA and, to the best knowledge of MBLA, there are no claims for which any such person would be entitled to indemnification under the organization certificate of incorporation or bylaws of MBLA or the similar governing documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

            (y) Books and Records. The books and records of MBLA and its
                -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

            (z) Corporate Documents. Complete and correct copies of the
                -------------------
certificate of incorporation, bylaws and similar governing documents of MBLA and each of MBLA's Subsidiaries, as in effect as of the date of this Agreement, have previously been delivered to Citizens. The minute books of MBLA and Macon Building & Loan constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders. The minute books of each of MBLA's other Subsidiaries constitutes a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and the stockholders of each such Subsidiary.

            (aa) Year 2000 Matters. MBLA and its Subsidiaries have completed a
                 -----------------
review of their computer systems to identify systems that could be affected by the "Year 2000" issue and reasonably believe they have identified all such Year 2000 problems. MBLA's management has developed and commenced implementation of a plan which is designed to complete any required initial changes to the computer systems of MBLA and its Subsidiaries and to complete testing of those changes by June 30, 1999 (the "Year 2000 Plan"), a true and complete copy of which has been provided to Citizens. Between the date of this Agreement and the Effective Time, MBLA shall use commercially practicable efforts to implement and/or continue to undertake its Year 2000 Plan. Year 2000 issues have not had, and are not reasonably expected to have, a Material Adverse Effect on MBLA and its Subsidiaries, taken as a whole.

            (bb) Proxy Statement. The information regarding MBLA to be included
                 ---------------
in the proxy statement to be filed with the SEC by MBLA under the Exchange Act and distributed in connection with MBLA's meeting of stockholders to vote upon this Agreement and the Merger (as amended or supplemented from time to time, the "PROXY STATEMENT") will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (cc) Community Reinvestment Act Compliance. Macon Building & Loan is
                 -------------------------------------
in material compliance with the applicable provisions of the Community Reinvestment Act ("CRA") and the regulations promulgated thereunder, and Macon Building & Loan currently has a CRA rating of satisfactory or better. To MBLA's knowledge, there is no fact or circumstance or set of facts or circumstances that would cause Macon Building & Loan to fail to comply with such provisions or cause the CRA rating of Macon Building & Loan to fall below satisfactory.

            (dd) Undisclosed Liabilities. As of the date hereof, MBLA and its
                 -----------------------
Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) except for
(i) liabilities reflected on or reserved against in the consolidated financial statements of MBLA as of December 31, 1998, (ii) liabilities incurred since December 31, 1998 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on MBLA and its Subsidiaries, taken as a whole, and (iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with a proposed sale or merger of MBLA.

            Section 2.4.  Representations and Warranties of Citizens. Subject to
                          ------------------------------------------
SECTIONS 2.1 and 2.2, Citizens represents and warrants to MBLA that, except as specifically disclosed in Citizens's Disclosure Letter:

            (a)   Organization.
                  ------------

                  (i) Citizens is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is registered as a bank holding company under the Bank Holding Company Act, as amended ("BCHA"). Citizens Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Missouri and is a Subsidiary of Citizens. Each Subsidiary of Citizens other than Citizens Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of Citizens and its Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (ii) Citizens and each of its Subsidiaries has the requisite corporate power and authority and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

                  (iii) All of the shares of capital stock of Citizens Bank are fully paid, nonassessable and not subject to any preemptive rights and (except for directors' qualifying shares) are owned by Citizens free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

                  (iv) The deposits of Citizens Bank are insured by the Bank Insurance Fund of the FDIC to the extent provided in the FDIA.

            (b)   Authority.
                  ---------

                  (i) Citizens has all requisite corporate power and authority to enter into this Agreement and, subject to receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Citizens. This Agreement has been duly and validly executed and delivered by Citizens and constitutes a valid and binding obligation of Citizens, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

                  (ii) Citizens Bank has all requisite corporate power and authority to enter into the Plan of Bank Merger and, subject to approval of the Plan of Bank Merger by the stockholders of Citizens Bank and the receipt of all required regulatory or governmental approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and, subject to the approval of the stockholders of Citizens Bank, the consummation of the transactions contemplated thereby, have been duly authorized by the Board of Directors of Citizens Bank. The Plan of Bank Merger, upon execution and delivery by Citizens Bank, will be duly and validly executed and delivered by Citizens Bank and will constitute a valid and binding obligation of Citizens Bank, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

            (c) No Violations; Consents. The execution, delivery and performance
                -----------------------
of this Agreement by Citizens do not, and the consummation of the transactions contemplated hereby will not, constitute (i) assuming receipt of all Requisite Regulatory Approvals, a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Citizens or any of its Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the articles of incorporation or bylaws of Citizens or the similar organizational documents of any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Citizens or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Citizens or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject. The consummation by Citizens and Citizens Bank of the transactions (including the Bank Merger) contemplated hereby (exclusive of the effect of any changes effected pursuant to SECTION 1.7) will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, or instrument, other than (x) the approval of Citizens as the sole shareholder of Acquisition Sub, (y) the approval of the shareholders of Citizens Bank, and (z) the approval of the Board of Governors of the Federal Reserve System ("FRB") under the BHCA, the approval of the Missouri Division of Finance under Chapter 362 of the Missouri Revised Statutes, and the approval of the FDIC under Section 18(c) of the FDIA (collectively, the "REQUISITE REGULATORY APPROVALS"). As of the date hereof, the executive officers of Citizens know of no reason pertaining to Citizens why any of the approvals referred to in this SECTION 2.4(C) should not be obtained without the imposition of any material condition or restriction described in the last sentence of SECTION 5.1(B).

            (d)   Reports and Financial Statements.
                  --------------------------------

                  (i) Citizens and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1996 with (a) the FDIC, (b) the FRB and (c) the Missouri Division of Finance (collectively, "CITIZENS' REPORTS") and, to Citizens' knowledge, have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Citizens' Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  (ii) The financial statements of Citizens, as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The consolidated statements of condition at December 31, 1998 and 1997 (including in each case any related notes and schedules) and each of the consolidated statements of operations, consolidated statements of cash flows and consolidated statements of changes in stockholders' equity, for the years ended December 31, 1998, 1997 and 1996 (including in each case any related notes and schedules) fairly presented (a) the financial position of the entity or entities to which it relates as of its date and (b) the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein.

            (e) Absence of Certain Changes or Events. Except as disclosed in
                ------------------------------------
Citizens' Reports filed on or prior to the date of this Agreement, since December 31, 1998, there has not been any Material Adverse Effect with respect to Citizens and its Subsidiaries, taken as a whole, that would reasonably be expected to prevent or adversely affect the ability of Citizens to obtain the Requisite Regulatory Approvals.

            (f) Absence of Claims. No litigation, proceeding, controversy, claim
                -----------------
or action before any court or governmental agency is pending or has been threatened against Citizens or any of its Subsidiaries that would reasonably be expected to prevent or adversely affect or which seeks to prohibit the consummation of the transactions contemplated by this Agreement.

            (g) Absence of Regulatory Actions. Neither Citizens nor any of its
                -----------------------------
Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, nor has it been advised by any Governmental Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar written undertaking.

            (h) Year 2000 Matters. Citizens has completed a review of its
                -----------------
computer systems to identify systems that could be affected by the "Year 2000" issue and reasonably believes it has identified all Year 2000 problems. Citizens' management has developed and commenced implementation of a plan which is designed to complete any required initial changes to its computer systems and to complete testing of those changes by December 31, 1999. Between the date of this Agreement and the Effective Time, Citizens shall use commercially practicable efforts to implement and/or continue to undertake such plan. Year 2000 issues are not reasonably expected to prevent or adversely affect the ability of Citizens to obtain the Requisite Regulatory Approvals.

            (i) Proxy Statement. The information regarding Citizens provided to
                ---------------
MBLA by Citizens for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (j) Community Reinvestment Act Compliance. Citizens' depository
                -------------------------------------
institution Subsidiaries are each in material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and each currently has a CRA rating of satisfactory or better. To Citizens' knowledge, there is no fact or circumstance or set of facts or circumstances that would cause any of its depository institution Subsidiaries to fail to comply with such provisions or cause the CRA rating of any such institution to fall below satisfactory.

            (k) Availability of Funds. Citizens has received a written loan
                ---------------------
commitment for, or has readily available to it, sufficient funds to satisfy its obligations under Article I of this Agreement.


                                   ARTICLE III
                           CONDUCT PENDING THE MERGER
                           --------------------------

            Section 3.1. Conduct of MBLA's Business Prior to the Effective Time.
                         ------------------------------------------------------
Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, MBLA shall, and shall cause its Subsidiaries to, use its best efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of MBLA or Citizens to perform their respective covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of MBLA, Macon Building & Loan, Citizens or Citizens Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on MBLA or Macon Building & Loan, (vi) continue to implement its Year 2000 Plan in accordance with its terms, (vii) maintain insurance in such amounts and against such risks and losses as are customary for companies engaged in a similar business, (viii) confer on a regular and frequent basis with one or more representatives of Citizens to discuss, subject to applicable law, material operational matters and the general status of the ongoing operations of MBLA and its Subsidiaries, (ix) promptly notify Citizens of any significant change in its business, properties, assets, condition (financial or otherwise) or results of operations, and (x) promptly provide Citizens with copies of all filings made by MBLA or any of its Subsidiaries with any state or federal court, administrative agency, commission or other Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

            Section 3.2. Forbearance by MBLA. Without limiting the covenants set
                         -------------------
forth in SECTION 3.1 hereof, except as otherwise provided in this Agreement and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, MBLA shall not, and shall not permit any of its Subsidiaries to, without the prior consent of Citizens:

            (a) unless required by applicable law or regulation or regulatory directive, change any provisions of the certificate of incorporation or bylaws of MBLA or the similar governing documents of its Subsidiaries;

            (b) issue, deliver or sell any shares of its capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock or change the terms of any of its outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of MBLA except pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement, or split, combine, reclassify or adjust any shares of its capital stock or otherwise change its capitalization;

            (c) other than regular semi-annual dividends not in excess of $0.30 per share of MBLA Common Stock, make, declare or pay any cash or stock dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock. Subject to applicable regulatory restrictions, if any, Macon Building & Loan may pay a cash dividend that is, in the aggregate, sufficient to fund any dividend by MBLA permitted hereunder;

            (d) other than in the ordinary course of business consistent with past practice, (i) sell, transfer, assign, mortgage, encumber or otherwise dispose of any of its material properties, leases, assets or other rights or agreements to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of MBLA or (ii) cancel, release or assign any indebtedness of any such individual, corporation or other entity;

            (e) except to the extent required by law or as specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors, other than general increases in compensation for non-executive officer employees in the ordinary course of business consistent with past practice; pay any pension or retirement allowance not required by any existing plan or agreement to any employees or directors, or become a party to, amend or commit itself to fund or otherwise establish any trust or account related to any MBLA Employee Plan (as defined in SECTION 2.3(M)) with or for the benefit of any employee or director; voluntarily accelerate the vesting of any stock options or other compensation or benefit; grant or award any stock options; make any discretionary contribution to any MBLA Employee Plan; hire any employee with an annual total compensation payment in excess of $35,000; or enter into any employment contract or other agreement or arrangement with any director, officer or other employee;

            (f) except as contemplated by SECTION 4.2, change its method of accounting as in effect at March 31, 1999, except as required by changes in GAAP as concurred in by MBLA's independent auditors;

            (g) settle any claim, action or proceeding involving any liability of MBLA or any of its Subsidiaries for money damages in excess of $50,000 or impose material restrictions upon the operations of MBLA or any of its Subsidiaries;

            (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case which are material, individually or in the aggregate, to MBLA, except in satisfaction of debts previously contracted;

            (i) except pursuant to commitments existing at the date hereof which have previously been disclosed to Citizens, other than in the ordinary course consistent with past practice, make any real estate loans secured by undeveloped land or real estate located outside the State of Missouri (other than real estate secured by one-to-four family homes) or make any construction loans (other than construction loans secured by one-to-four family homes) outside the State of Missouri;

            (j) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

            (k) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $50,000 and other than investments for MBLA's portfolio made in accordance with SECTION 3.2(L), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

            (l) make any investment in any debt security, including mortgage-backed and mortgage-related securities (other than U.S. government and U.S. government agency securities with final maturities not greater than five years, mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS or securities of the FHLB, in each case that are purchased in the ordinary course of business consistent with past practice), or materially restructure or change its investment securities portfolio, through purchases, sales or otherwise;

            (m) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $20,000 per annum and other than contracts or agreements covered by SECTION 3.2(N);

            (n) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (A) in conformity with existing lending practices in amounts not to exceed an aggregate of $300,000 with respect to any individual borrower or (B) loans or advances as to which MBLA has a binding obligation to make such loan or advances as of the date hereof;

            (o) incur any additional borrowings other than short-term (six months or less) FHLB borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of MBLA or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder;

            (p) make any capital expenditures in excess of $20,000 per expenditure other than pursuant to binding commitments existing on the date hereof disclosed in the MBLA Disclosure Schedule and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

            (q) organize, capitalize, lend to or otherwise invest in any Subsidiary;

            (r) elect to any senior executive office any person who is not a member of the senior executive officer team of MBLA as of the date of this Agreement or elect to the Board of Directors of MBLA any person who is not a member of the Board of Directors of MBLA as of the date of this Agreement;

            (s) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

            (t)   enter into any new line of business;

            (u) take or omit to take any action that is intended or may reasonably be expected to result in any of MBLA's representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or which would make any of such representations and warranties untrue or incorrect in any material respect if made anew after taking such action;

            (v) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices;

            (w) make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or officer of MBLA or any of its Subsidiaries, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan; or

            (x) agree or make any commitment to take any action that is prohibited by this Section 3.2.

            In the event that Citizens does not respond in writing to MBLA within 5 business days of receipt by Citizens of a written request for MBLA to engage in any of the actions for which Citizens's prior written consent is required pursuant to this SECTION 3.2, Citizens shall be deemed to have consented to such action. Any request by MBLA or response thereto by Citizens shall be made in accordance with the notice provisions of SECTION 8.7, shall note that it is a request pursuant to this SECTION 3.2 and shall state that a failure to respond within 5 business days shall constitute consent.

            Section 3.3.  Conduct of Citizens' Business Prior to the Effective
                          ----------------------------------------------------
Time. Except as expressly provided in this Agreement, during the period from the
----
date of this Agreement to the Effective Time, Citizens shall, and shall cause its Subsidiaries to, use its best efforts to (i) take no action which would materially adversely affect or delay the ability of MBLA or Citizens to perform their respective covenants and agreements on a timely basis under this Agreement and (ii) take no action which would adversely affect or delay the ability of MBLA, Citizens, Macon Building & Loan or Citizens Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction.


                                   ARTICLE IV
                                    COVENANTS
                                    ---------

            Section 4.1.  Acquisition Proposals. From and after the date hereof
                          ---------------------
until the termination of this Agreement, neither MBLA or Macon Building & Loan, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by MBLA or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this SECTION 4.1 shall prohibit the Board of Directors of MBLA from
(i) furnishing information to, or entering into discussions or negotiations with any, person or entity that makes an unsolicited written, bona fide proposal to acquire MBLA pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of MBLA receives a written opinion from its independent financial advisor that such proposal may be superior to the Merger from a financial point-of-view to MBLA's stockholders and
(B) the Board of Directors of MBLA, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of MBLA to comply with its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "SUPERIOR PROPOSAL"), (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation and entering into a Superior Proposal if there exists a Superior Proposal and the Board of Directors of MBLA, after consultation with independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of MBLA to comply with its fiduciary duties to stockholders under applicable law. MBLA shall notify Citizens orally and in writing of any Acquisition Proposal (including, without limitation, the terms and conditions of any such Acquisition Proposal and the identity of the person making such Acquisition Proposal) as promptly as practicable (but, in any event, no later than 24 hours) after the receipt thereof and shall keep Citizens informed of the status and details of any such Acquisition Proposal. For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any of the following (other than the transactions contemplated hereunder) involving MBLA or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of MBLA or Macon Building & Loan, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of MBLA or the filing of a registration statement under the Securities Act of 1933 in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

            Section 4.2.  Certain Policies of MBLA.
                          ------------------------

            (a) At the request of Citizens, MBLA shall cause Macon Building & Loan to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices after the date on which all Requisite Regulatory Approvals and stockholder approvals are received, and after receipt of written confirmation from Citizens that it is not aware of any fact or circumstance that would prevent completion of the Merger, and prior to the Effective Time so as to be consistent on a mutually satisfactory basis with those of Citizens Bank; PROVIDED, HOWEVER, that MBLA shall not be required to take such action more than 30 days prior to the Effective Date; and PROVIDED, FURTHER, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. Notwithstanding the foregoing, Macon Building & Loan shall not be required to increase its levels of reserves pursuant to this SECTION 4.2 until after the Merger Consideration has been calculated in accordance with SECTION 1.2.

            (b) MBLA's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this SECTION 4.2. Citizens agrees to hold harmless, indemnify and defend MBLA and its Subsidiaries, and their respective directors, officers and employees, for any loss, claim, liability or other damage caused by or resulting from compliance with this SECTION 4.2.

            Section 4.3.  Access and Information. Upon reasonable notice, MBLA
                          ----------------------
shall (and shall cause its Subsidiaries to) afford Citizens and its representatives (including, without limitation, directors, officers and employees of Citizens and its affiliates and counsel, accountants and other professionals retained by Citizens) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to MBLA and its Subsidiaries as Citizens may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this SECTION 4.3 shall affect or be deemed to modify any representation or warranty made herein. MBLA shall provide Citizens with true and complete copies of all financial and other information relating to the business or operations of MBLA and its Subsidiaries that is provided to directors of MBLA and Macon Building & Loan in connection with meetings of their Board of Directors of committees thereof. In furtherance, and not in limitation of the foregoing, MBLA shall make available to Citizens all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger. Citizens will not, and will cause its representatives not to, use any information obtained pursuant to this
SECTION 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Citizens will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this SECTION
4.3 unless such information (i) was already known to Citizens or an affiliate of Citizens, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to Citizens or an affiliate of Citizens from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of MBLA or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party that furnished the same.

            Section 4.4.  Certain Filings, Consents and Arrangements. Citizens
                          ------------------------------------------
shall as soon as practicable and in cooperation with MBLA (and in any event within 45 days after the date hereof) make, or cause to be made, any filings and applications and provide any notices required to be filed or provided in order to obtain all approvals, consents and waivers of Governmental Entities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby. Citizens shall provide MBLA and its counsel with an opportunity to review all filings, applications and notices prior to their being submitted to any governmental authority and shall provide MBLA with copies of all filings, applications and notices submitted to any governmental authority.

            Section 4.5. Antitakeover Provisions. MBLA and its Subsidiaries
                         -----------------------
shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Citizens, Acquisition Sub, Citizens Bank, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in MBLA's or its Subsidiaries' organization certificates and bylaws and the provisions of any federal or state antitakeover laws.

            Section 4.6.  Additional Agreements. Subject to the terms and
                          ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Merger and the Bank Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

            Section 4.7.  Publicity. MBLA and Citizens shall consult with each
                          ---------
other in issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

            Section 4.8.  Stockholders Meeting. MBLA shall take all action
                          --------------------
necessary, in accordance with applicable law and its Certificate of Incorporation and Bylaws, to convene a meeting of its stockholders ("STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement, the Merger and the other transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised by such Board's counsel, the Board of Directors of MBLA shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (b) use its best reasonable efforts to solicit such approvals. MBLA may employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger.

            Section 4.9. Proxy Statement. As soon as practicable after the date
                         ---------------
hereof, MBLA shall prepare a Proxy Statement for the purpose of taking stockholder action on the Merger and this Agreement and shall file the Proxy Statement with the SEC, respond to comments of the staff of the SEC and, promptly after the Proxy Statement is cleared by the SEC, mail the Proxy Statement to the holders of record (as of the applicable record date) of shares of voting stock of MBLA. MBLA shall provide Citizens and its counsel with an opportunity to review the Proxy Statement prior to its being filed with the SEC and shall provide Citizens and its counsel with copies of the definitive Proxy Statement.

            Section 4.10 Notification of Certain Matters. MBLA shall give prompt
                         -------------------------------
notice to Citizens of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by MBLA or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of MBLA and its Subsidiaries taken as a whole to which MBLA or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect with respect to MBLA and its Subsidiaries taken as a whole. Each of MBLA and Citizens shall give prompt notice to the other party of any (i) notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement and (ii) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time or to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in all material respects.

            Section 4.11  Employees, Directors and Officers.
                          ---------------------------------

            (a) All persons who are employees of Macon Building & Loan immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of Citizens Bank; PROVIDED, HOWEVER, that in no event shall any of MBLA's employees be officers of Citizens Bank, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Citizens Bank. All of the Continuing Employees shall be employed at the will of Citizens Bank and no contractual right to employment shall inure to such employees because of this Agreement. Citizens will use its best efforts to retain all of the employees of Macon Building & Loan, subject to the qualifications of such employees and the needs of Citizens Bank.

            (b) Except as otherwise provided in paragraph (d) of this SECTION 4.11, appropriate steps shall be taken to terminate all MBLA Employee Plans as of the Effective Time or as promptly as practical thereafter. Immediately following the Effective Time, each Continuing Employee shall be eligible to participate in Citizens' benefit plans on the same basis as a new employee of Citizens or Citizens Bank (it being understood that inclusion of Continuing Employees in Citizens' benefit plans may occur at different times with respect to different plans). Service with MBLA or Macon Building & Loan shall be treated as service with Citizens Bank for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitation with respect to any Citizens or Citizens Bank "welfare benefit plan", as defined in Section 3(1) of ERISA, but not with respect to any pension, profit sharing or any other employee benefit plan. Each Continuing Employee shall receive credit for service with MBLA or Macon Building & Loan for purposes of computing vacation pay benefits.

            (c) Citizens agrees to honor existing employment and salary continuation agreements, including the change in control provisions of such agreements, between MBLA and Macon Building & Loan and certain employees as set forth in MBLA's Disclosure Letter. Such payments may be made by MBLA immediately prior to the Effective Time if so agreed to by Citizens, or on such other schedule as may be mutually agreed upon by the individual employee and Citizens. Citizens also agrees to honor the Directors' Consultation and Retirement Plan of MBLA.

            (d) Prior to the Effective Time, MBLA shall terminate the MBLA Employee Stock Ownership Plan ("ESOP") by proper action of the Board of Directors of MBLA. As soon as administratively practicable after the Effective Time, the ESOP shall apply any cash received in the Merger with respect to unallocated shares of MBLA Common Stock to the repayment in full of the outstanding ESOP indebtedness. Any surplus cash remaining after repayment of such indebtedness shall be allocated as investment earnings of the ESOP to the stock accounts of ESOP participants (and, if required, to the accounts of former participants or their beneficiaries) in proportion to their stock account balances in a manner consistent with the terms of the ESOP plan document.

            (e) MBLA shall use its best efforts to obtain from each holder of an MBLA Option and to deliver to Citizens at or before the Closing ( as defined in SECTION 7.1) an agreement to the cancellation of such holder's MBLA Options in exchange for a cash payment as described in SECTION 1.5.

            Section 4.12  Indemnification.
                          ---------------

            (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Citizens (and any successor) agrees to indemnify and hold harmless each present and former director and officer of MBLA and its Subsidiaries and each officer or employee of MBLA and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at MBLA's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been permitted to be indemnified as a director, officer or employee of MBLA and its Subsidiaries and under the DGCL (as in effect on the Effective Date).

            (b) Any Indemnified Party wishing to claim indemnification under
SECTION 4.12(A), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Citizens thereof, but the failure to so notify shall not relieve Citizens of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Citizens. In the event of any such claim, action, suit, proceeding or investigation: (i) Citizens shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Citizens shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Citizens does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Citizens and the Indemnified Party (and counsel for Citizens does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Citizens shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; PROVIDED, HOWEVER, that Citizens shall be obligated pursuant to this paragraph
(b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) Citizens shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

            (c) Citizens shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this SECTION 4.12 to the fullest extent permitted under the DGCL (as in effect on the Effective Date). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

            (d) Citizens shall maintain MBLA's existing directors and officers' insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by MBLA's existing policy, including Citizens's existing policy if its meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six years after the Effective Date.

            (e) In the event Citizens or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Citizens assume the obligations set forth in this SECTION 4.12.

            (f) The provisions of this SECTION 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

            Section 4.13  Year 2000. From the date hereof until the Effective
                          ---------
Time, with respect to all computer systems of MBLA and its Subsidiaries, MBLA hereby covenants and agrees (a) to use its best efforts to comply with all Federal Financial Institution Examination Council Year 2000 regulations and guidelines and (b) that MBLA and Macon Building & Loan will each take all actions necessary to receive a rating of "Satisfactory" or better on any Year 2000 compliance examination conducted by their respective examining agencies.


                                    ARTICLE V
                           CONDITIONS TO CONSUMMATION
                           --------------------------

            Section 5.1. Conditions to Each Party's Obligations. The respective
                         --------------------------------------
obligations of each party to effect the Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions:

            (a) This Agreement shall have been approved by the requisite vote of MBLA's stockholders in accordance with applicable laws and regulations.

            (b) The Requisite Regulatory Approvals, the consent of the OTS and any other required waivers with respect to this Agreement and the transactions contemplated hereby shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain would not have a Material Adverse Effect (i) on MBLA and its Subsidiaries taken as a whole or (ii) on Citizens and its Subsidiaries taken as a whole. No such approval or consent shall have imposed any condition or requirement that would so materially and adversely impact the economic or business benefits to Citizens or MBLA of the transactions contemplated hereby that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Agreement.

            (c) No party hereto shall be subject to any order, decree, ruling or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement.

            (d) No statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

            Section 5.2. Conditions to the Obligations of Citizens and Citizens
                         ------------------------------------------------------
Bank. The obligations of Citizens and Citizens Bank to effect the Merger, the
----
Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions:

            (a) Each of the obligations of MBLA and Macon Building & Loan, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of MBLA and Macon Building & Loan contained in this Agreement shall be true and correct, subject to SECTIONS 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and Citizens shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of MBLA.

            (b) On the Closing Date, Dissenters' Shares shall not constitute more than 10% of the outstanding shares of MBLA Common Stock.

            (c) Citizens shall have received the opinion of counsel to MBLA and Macon Building & Loan with respect to those matters set forth on Exhibit B
                                                                 ---------
hereto in form and substance reasonably satisfactory to Citizens.

            (d) On the Closing Date, Macon Building & Loan's allowance for loan losses shall be not less than $700,000.

            (e) On the Closing Date, Citizens shall have received a statement from each of Muldoon, Murphy & Faucette LLP, and Manchester Partners, L.L.C. setting forth the total fees paid or payable with respect to all legal or financial advisory services, as the case may be, rendered in connection with this Agreement and the transactions contemplated hereby.

            Section 5.3.  Conditions to the Obligations of MBLA and Macon
                          -----------------------------------------------
Building & Loan. The obligations of MBLA and Macon Building & Loan to effect the
---------------
Merger, the Bank Merger and any other transactions contemplated by this Agreement shall be further subject to the satisfaction of the following additional conditions:

            (a) Each of the obligations of Citizens and Citizens Bank, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Citizens and Citizens Bank contained in this Agreement shall be true and correct, subject to SECTIONS 2.1 and 2.2, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date), and MBLA shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Citizens.

            (b) Citizens shall have provided to the Exchange Agent sufficient cash to pay the aggregate Merger Consideration and MBLA shall have received a certificate from the Exchange Agent to such effect.

            (c) MBLA shall have received the opinion of counsel to Citizens and Citizens Bank with respect to those matters set forth on Exhibit C hereto in form and substance reasonably satisfactory to MBLA.


                                   ARTICLE VI
                                   TERMINATION
                                   -----------

            Section 6.1. Termination. This Agreement may be terminated, and the
                         -----------
Merger abandoned, at or prior to the Effective Date, either before or after any requisite stockholder approval:

            (a) by the mutual consent of Citizens and MBLA in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

            (b) by Citizens or MBLA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the stockholders of MBLA to approve the Agreement at the Stockholder Meeting; PROVIDED, HOWEVER, that MBLA shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under SECTION 4.8; or

            (c) by Citizens or MBLA, by written notice to the other party, if either (i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

            (d) by Citizens or MBLA, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by January 31, 2000, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

            (e) by Citizens or MBLA (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of (i) a failure to perform or comply by the other party with any covenant or agreement of such other party contained in this Agreement, which failure or non-compliance is material in the context of the transactions contemplated by this Agreement, or (ii) subject to
SECTION 2.2(A), any inaccuracies, omissions or breach in the representations, warranties, covenants or agreements of the other party contained in this Agreement the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a Material Adverse Effect on such other party; in either case which has not been or cannot be cured within 30 calendar days after written notice thereof is given by the party seeking to terminate to such other party; or

            (f) by MBLA, if the Board of Directors of MBLA reasonably determines that a proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of MBLA Common Stock then outstanding or all or substantially all of the assets of MBLA constitutes a Superior Proposal and that such proposal must be accepted in order to comply with the Board of Directors' fiduciary duties to Stockholders under applicable law; PROVIDED, HOWEVER, that prior to any such termination, MBLA shall use its reasonable efforts to negotiate in good faith with Citizens to make such adjustments in the terms and conditions of this Agreement a would enable MBLA to proceed with the transactions contemplated herein.

            Section 6.2.  Termination Fee.
                          ---------------

            (a) In the event that (a) MBLA terminates this Agreement pursuant to
SECTION 6.1(F) or (b) Citizens or MBLA terminates this Agreement pursuant to
SECTION 6.1(B) after it has been publicly announced prior to the Stockholders Meeting that a person (other than Citizens) has made or disclosed an intention to make a proposal to engage in a merger, consolidation, share exchange or other similar transaction with MBLA or Macon Building & Loan and within 12 months after the termination of this Agreement MBLA or Macon Building & Loan enters into an agreement with any person to effect a merger, consolidation, share exchange or other similar transaction, then MBLA shall, within 10 business days following written demand by Citizens, pay to Citizens an amount equal to $1,000,000.

            (b) In the event that the Merger is not consummated as a result of the failure to satisfy the conditions set forth in SECTION 5.1(B), then Citizens shall, within 10 business days following written demand by MBLA, pay to MBLA an amount equal to $187,500.

            Section 6.3.  Effect of Termination. In the event of termination of
                          ---------------------
this Agreement by either Citizens or MBLA prior to the consummation of the Merger as provided in SECTION 6.1, this Agreement shall forthwith become void and have no effect except (i) the obligations of the parties under SECTIONS 4.3 (with respect to confidentiality and the return of information), 6.2 and 8.6 shall survive any termination of this Agreement and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                   ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME
                   ------------------------------------------

            Section 7.1.  Effective Date and Effective Time. The closing of the
                          ---------------------------------
transactions contemplated hereby ("CLOSING") shall take place at the offices of Stinson, Mag & Fizzell, P.C., 1201 Walnut Street, Suite 2800, Kansas City, Missouri, unless another place is agreed to by Citizens and MBLA, on a date designated by Citizens ("CLOSING DATE") that is no later than 14 days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur and all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed to by the parties. Prior to the Closing Date, Acquisition Sub and MBLA shall execute a Certificate of Merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such Certificate of Merger. The date of such filing or such later effective date as specified in the Certificate of Merger is herein referred to as the "EFFECTIVE DATE." The "EFFECTIVE TIME" of the Merger shall be as set forth in the Certificate of Merger.

            Section 7.2. Deliveries at the Closing. Subject to the provisions of
                         -------------------------
Articles V and VI, on the Closing Date there shall be delivered to Citizens and MBLA the documents and instruments required to be delivered under Article V.


                                  ARTICLE VIII
                              CERTAIN OTHER MATTERS
                              ---------------------

            Section 8.1.  Certain Definitions; Interpretation.   As used in this
                          -----------------------------------
Agreement, the following terms shall have the meanings indicated:

            "material" means material to Citizens or MBLA (as the case may be) and its respective Subsidiaries, taken as a whole.

            "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

            When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

            Section 8.2.  Survival. Only those agreements and covenants of the
                          --------
parties that are by their terms applicable in whole or in part after the Effective Time, including SECTIONS 4.3, 4.11 and 4.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

            Section 8.3.  Waiver; Amendment. Prior to the Effective Time, any
                          -----------------
provision of this Agreement may be (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of MBLA or Citizens, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of MBLA Common Stock or contravene any provision of the DGCL or the federal banking laws, rules and regulations.

            Section 8.4.  Counterparts. This Agreement may be executed in
                          ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

            Section 8.5.  Governing Law. This Agreement shall be governed by,
                          -------------
and interpreted in accordance with, the laws of the State of Missouri, without regard to conflicts of laws principles.

            Section 8.6.  Expenses. Each party hereto will bear all expenses
                          --------
incurred by it in connection with this Agreement and the transactions contemplated hereby.

            Section 8.7.  Notices. All notices, requests, acknowledgments and
                          -------
other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

            If to MBLA, to:

                        MBLA Financial Corporation
                        101 Vine Street
                        Macon, Missouri  63552
                        Facsimile:  (660) 385-2122
                        Attention:John T. Neer, President

            With copies to:

                        Paul M. Aguggia, Esq.
                        Muldoon, Murphy & Faucette LLP
                        5101 Wisconsin Avenue, N.W.
                        Washington, D.C.  20016
                        Facsimile:  (202) 966-9409

            If to Citizens, to:

                        Citizens Bancshares Company
                        700 Jackson
                        Post Office Box 50
                        Chillicothe, Missouri  64601
                        Facsimile:  (660) 646-1041
                        Attention:Edward D. Douglas, Chairman

            With copies to:

                        Richard N. Nixon, Esq.
                        Stinson, Mag & Fizzell, P.C.
                        1201 Walnut Street, Suite 2800
                        Kansas City, Missouri  64106
                        Facsimile:  (816) 691-3495

            Section 8.8.  Entire Agreement; etc. This Agreement, together with
                          ---------------------
the Plan of Bank Merger and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for SECTIONS 4.11 and 4.12, which confer rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 8.9.  Successors and Assigns; Assignment. This Agreement
                          ----------------------------------
shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 3rd day of May, 1999.

                                  CITIZENS BANCSHARES COMPANY


                                  By:  /s/ Edward D. Douglas
                                       -----------------------------------------
                                       Edward D. Douglas
                                       Chairman and Chief Executive Officer


                                  MBLA FINANCIAL CORPORATION


                                  By:  /s/ John T. Neer
                                       -----------------------------------------
                                       John T. Neer
                                       President and Chief Executive Officer

                                                                      APPENDIX B



________, 1999


Board of Directors
Macon Building and Loan Association, F.A.
101 Vine Street
Macon, Missouri 63352


Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of MBLA Financial Corporation ("MBLA") of the consideration to be paid to MBLA's shareholders by Citizens Bancshares Company in Chillicothe, Missouri ("Citizens"), pursuant to the terms of the proposed Agreement and Plan of Merger by and among MBLA and Citizens (the "Agreement"). Pursuant to the Agreement, the holder of each share of common stock of MBLA would be entitled to receive $24.15 per share in cash, subject to adjustment as set forth in paragragh 1.2 (b) Agreement.

     Manchester Partners, L.L.C., as part of its investment banking services, is engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, and sales of listed and unlisted securities, private placements and valuations for corporate and other purposes. We are familiar with MBLA and Citizens and have completed our financial analysis of this transaction.

     In rendering our opinion, we have reviewed the Agreement, as well as financial and other information that was publicly available or furnished to us by MBLA and Citizens, including information provided during Manchester Partners' discussions with their respective managements. We have conducted conversations with Citizens' senior management regarding recent developments and management's pro forma analysis for Citizens and MBLA. In addition, we have spoken to members of Citizens' management and MBLA's management regarding factors which affect each entity's business. We have also compared certain financial and securities data (as appropriate) of MBLA with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of MBLA, reviewed prices and premiums paid in other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to us or that was otherwise reviewed by us. With respect to the pro forma analysis supplied to us, we have assumed that such information was reasonably prepared on the basis reflecting the best currently available estimates and judgments of the respective managements of Citizens and MBLA as to the future operating and financial performance of Citizens and MBLA and that such information provided a reasonable basis upon which we could form our opinion. We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Citizens or MBLA since the date of the most recent financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of Citizens' or MBLA's assets or liabilities nor did we review loan files of Citizens or MBLA.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. Our opinion is directed to the Board of Directors of MBLA and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction, nor have we expressed any opinion as to the prices at which any securities of MBLA might trade in the future. Except as required by applicable law, including (without limitation) federal securities laws, our opinion may not be published or otherwise used or referred to, nor shall any public reference to Manchester Partners be made, without our consent.

     Based upon the foregoing and such other factors as we deem relevant, we are of the opinion, as of the date hereof, that the consideration to be paid to the shareholders of MBLA pursuant to the Agreement is fair, from a financial point of view, to the shareholders of MBLA.



Very truly yours,


/s/ MANCHESTER PARTNERS, L.L.C.
MANCHESTER PARTNERS, L.L.C.

                                                                      APPENDIX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

          a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

          c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                     APPENDIX D

                 MBLA Financial Corporation





                 SIXTH ANNUAL REPORT
                 MBLA

                                         '98

                        TABLE OF CONTENTS


President's Message. . . . . . . . . . . . . . . . . . . . . . .       D-1

Management's Discussion and Analysis of
Financial Condition and Results of Operations. . . . . . . . . .       D-2

Consolidated Financial Statements. . . . . . . . . . . . . . . .       D-9

Notes to Consolidated Financial Statements . . . . . . . . . . .      D-17

Independent Auditors' Report . . . . . . . . . . . . . . . . . .      D-37

Corporate Information. . . . . . . . . . . . . . . . . . . . . .      D-38

PRESIDENT'S MESSAGE TO OUR STOCKHOLDERS:

-----------------------------------------------------------------------------
                          MBLA Financial Corporation
   is pleased to announce another consecutive year of outstanding earnings.
-----------------------------------------------------------------------------

    Macon Building and Loan Association, F.A. officially became a subsidiary of MBLA Financial Corporation when the Association converted to stock form on June 24, 1993. The Conversion to a stock form of organization occurred after 108 years of operation as a mutual state-chartered savings and loan association.

    We wish to thank our officers and employees for their hard work and dedication during this past year, for our profitable year and our "Outstanding" rating as one of the highest capitalized savings and loans in the nation./1/

    Earnings for the year ended June 30, 1998, were $1,884,000 or $1.44 per share. This was an increase of 38% over the previous fiscal year. Our return on assets for the year ended June 30, 1998 was .86% and our return on equity was 6.64%.

    Our total assets as of June 30, 1998 were $203.2 million with loans receivable of $136.6 million (an increase of $10.2 million) and deposits of $115.3 million. Our stockholders' equity was $27.8 million or 13.70% of total assets. The Association had regulatory capital ratios of tangible and core capital to assets of 13.2% and risk-based capital of 32.1%. Our capital percentages are among the highest of all banks and savings and loans in the nation./1/

    The Company's stock price closed at $24.75 at year end, which is 147% over the initial offering price on June 24, 1993. In addition, the Company paid its stockholders $ .50 per share in dividends during fiscal 1998. The Company's book value at June 30, 1998 was $22.32 per share, an increase of $.34 per share. During 1998 the Company repurchased 78,491 shares of its Common Stock for $2.048 million or an average of $26.09 per share.

    At June 30, 1998, non-performing assets were $924,000, an increase of $347,000 from June 30, 1997. Loan loss reserves at June 30, 1998 were $690,000 or 74.68% of non-performing loans.

    We continue to look at ways to enhance shareholder value by increasing profitability. We were pleased with our results in 1998 and we look forward to a profitable year in 1999.

Sincerely,

/s/ John T.  Neer

John T. Neer
President and Chief Executive Officer

/1/. Source -- Sheshunoff Corp.

MANAGEMENT'S DISCUSSION
and Analysis of Financial Condition and
Results of Operation

General
-------

MBLA Financial Corporation ("Company") is the savings and loan holding company for Macon Building and Loan Association, F.A. (the "Association" or "Macon"). Apart from the operations of the Association, the Company did not engage in any significant operations during the year ended June 30, 1998.

The business of the Association consists principally of attracting deposits from the general public and using such deposits to purchase and originate mortgage loans secured by one- to four-family residences. The servicing rights on substantially all loans purchased by the Association are retained by the sellers. In addition, the Association in vests in U.S. government and federal agency securities and mortgage-backed and related securities, interest-earning deposits and commercial and multi-family real estate loans and consumer loans. The Association's profitability depends primarily on its net interest income which is the difference between the income it receives on its loans and in vestment portfolio and its cost of funds, which consists of interest paid on deposits and other borrowed funds. Net interest income is also affected by the relative amounts of interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income. To a lesser extent, the Association's profitability is also affected by the level of other income and non-interest expenses. Other income has not been significant. Other expenses consists of compensation and benefits, occupancy related expenses, deposit insurance premiums, losses on the sale of real estate acquired through foreclosure and other operating expenses.

The Association's loan portfolio has increased to $136.6 million at June 30, 1998 from $126.4 million at June 30, 1997. The Association decreased its investment in mortgage-backed and other investment securities in fiscal years 1998. While management cannot predict the duration of the increase in loan demand, the Association will pursue other possible investment alternatives to help diversify its portfolio while raising appropriate funds for these purposes.

The Association's operating strategies have been developed to respond to the economic conditions prevailing in the Association's primary market area. However, due to traditional low local loan demand, the Association has, for over 32 years, purchased the majority of its loans from selected mortgage banking companies and financial institutions located primarily in Columbia, Boone County, Missouri, and to a lesser extent other cities in central Missouri. The sellers retain servicing rights on the loans purchased by the Association. By extending its lending market area and employing alternative investment opportunities, such as mortgage-backed and investment securities, the Association has attempted to limit, and believes it has been successful in limiting, the impact of low local loan demand on its results of operations.

The economy of Boone County depends primarily on the service and government industries. The education industry also plays an important role in the economy of Boone County as three colleges and universities are located there.

The population of Macon and Randolph Counties declined between 1980 and 1994 and this trend is assumed to now be stabilized. In contrast, the population of Boone County has grown faster than the state and national growth rates during the last thirteen years, and the population of Boone County is expected to continue to grow. Boone County's per capita income in 1996 was higher than the income levels for Macon and Randolph Counties, but was still lower than the state and national per capita income levels.

The Association continues to maintain a high level of asset quality and has remained profitable notwithstanding the decline in the local economy and traditional low demand for mortgage loans in its market area.

The operations of Macon are influenced significantly by local economic conditions and by policies of financial institution regulatory agencies, including the OTS and the FDIC. The Association's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn are affected by the interest rates at which such financing may be offered. Historically, the Association has foregone growth to maintain profitability.

The Association has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a close match between the interest rate sensitivity of its assets and liabilities and by expanding its activities which are not directly dependent on interest rate spreads. The Association's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against changes in interest rates.

The Board of Directors has appointed an Asset/Liability Committee comprised of the President and the entire Board of Directors. It is the responsibility of this committee to manage the interest rate sensitivity of the Association's balance sheet in order to minimize large fluctuations in the net income of the Association. The Association utilizes adjustable rate mortgages ("ARMs") to provide repricing opportunities more closely matched within the time frames in which its deposits are repriced. The committee is charged with the responsibility to manage interest rate risk while remaining sensitive to the Board's directive that credit risk not be substituted for interest rate risk. As a result of these efforts, approximately 87.78% of Macon's mortgage loan portfolio as of June 30, 1998, consisted of ARMs, including ARMs secured by commercial real estate.

The difference between the amount of interest-earning assets and interest-bearing liabilities to be repriced during a specific time period is referred to as the "GAP position." The amounts of assets or liabilities which mature or reprice during a particular period are determined in accordance with the contractual terms of the asset or liability but are not adjusted for loan amortization. Adjustable rate loans and mortgage-backed securities are adjusted for scheduled repayments and prepayments. The Association's passbook accounts generally are subject to immediate withdrawal and are included in the three months or less category on the Association's one year GAP projection. The GAP position of the Association's assets and liabilities could vary substantially if different assumptions were used.

The balance sheet structure poses a challenge of interest rate risk to the management. The Association's one year GAP at June 30, 1998, was a negative 5.26% or $10.7 million.

The Association's one year GAP is reflected in the following table:

                Maturities
                  within
                 One Year
                ----------

Assets:        $ 129,624,000
Liabilities:     140,352,000
               -------------
GAP:           $ -10,728,000
               -------------

A negative one year GAP is defined to be the excess of interest-bearing liabilities over interest-earning assets that mature or reprice in one year. Generally, during a period of rising interest rates, a negative gap within a given period of time would adversely affect net interest income, while a positive gap within a given period of time would result in an increase in net interest income; during a period of falling interest rates, a negative gap within a given period of time would result in an increase in net interest income while a positive gap within a given period of time would have the opposite effect. Many factors affect the one-year GAP position which are beyond the control of the Association such as regulatory policy changes and customer reactions to interest rate changes. However, Macon believes that its asset/liability management enables it, in part, to avoid large swings in the profitability of the Association.

Effect of Inflation and Changing Prices

The Financial Statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of Macon is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move the same direction or to the same extent as the price of goods and services. However, long-term mortgage rates, which are influenced by inflationary expectations, have a significant impact on the types of loans originated. For example, ARMs are more acceptable to the borrowing public during times of higher interest rates and are originated to be retained for the loan portfolio by Macon. In the current interest rate environment, liquidity and the maturity structure of Macon's assets and liabilities are critical to the maintenance of acceptable performance levels.

Liquidity and Capital Resources

The Association's principal sources of funds are proceeds from maturities of investment securities, principal payments received on mortgage-backed and related securities, loan repayments and deposits.

The primary investing activities of the Association are originating and purchasing loans and purchasing investments and mortgage-backed securities. Proceeds from maturities of investment securities and principal payments received on mortgage-backed and related securities provided $32.1 million of liquidity for the year ended June 30, 1998. New loan closing exceeded originations by $19.4 million.

The Association's most significant financing activities are deposit accounts, FHLB borrowings, taxes and insurance on behalf of borrowers, and the payment of dividends. During the year ended June 30, 1998, the Association repaid $44.2 million of FHLB advances while the net increase in deposits and escrow balances was $13.3 million.

Federal regulations require the Association to maintain minimum levels of liquid assets (i.e., cash and eligible investments). The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 4% of the average daily balance of its net withdrawable savings deposits and short-term borrowings. The Association attempts to maintain levels of liquidity at levels in excess of those required by regulation. Maintaining levels of liquidity acts, in part, to reduce the Association's balance sheet exposure to interest rate risk. At June 30, 1998, the Associa-tion's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and short-term borrowings) was 5.59%.

The Association must also maintain adequate levels of liquidity to ensure the availability of funds to satisfy loan commitments and deposit withdrawals. At June 30, 1998, the Association had outstanding commitments to originate loans of $9.5 million. At the same time, certificates of deposit which are scheduled to mature in one year or less totalled $86.4 million. Based upon historical experience, management believes the majority of maturing certificates of deposit will remain with the Association. In addition, management of the Association believes that it can adjust the offering rates of certificates of deposit to retain deposits in changing interest rate environments. In the event that a significant portion of these deposits are not retained by the Association, the Association would be able to utilize FHLB advances to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such advances exceeds the average rate paid on deposits of similar duration.

Management believes its ability to generate funds internally will satisfy its liquidity requirements. If the Association requires funds beyond its ability to generate them internally, it has the ability to borrow funds from the FHLB under a blanket agreement which assigns all investments in FHLB stock as well as qualifying first mortgage loans equal to 150% of the outstanding advances as collateral to secure the amounts borrowed. At June 30, 1998, the Association had approximately $71.6 million available to it under the above-mentioned borrowing arrangement. At June 30, 1998, the Association had $58.6 in advances from the FHLB.

The Association is required to maintain specific amounts of capital pursuant to OTS regulations on minimal capital standards. As of June 30, 1998, the Association complied with all regulatory capital requirements as of that date with tangible and risk-based capital ratios of 13.2% and 31.2% respectively.
For a detailed discussion of regulatory capital requirements, see "REGULATION -- Federal Regulation of Savings Associations -- Capital Requirements."

Comparison of Operating Results for the Years Ended June 30, 1998 and 1997

Net Income.  Net income for fiscal 1998 increased $443,000 from fiscal 1997.
----------
The increase in net income primarily resulted from an increase in mortgage lending activity and was offset somewhat from a decrease in mortgage-backed and related securities activity and a decrease in SAIF deposit insurance premiums. Interest rates remained stabilized on interest-earning assets and interest-bearing liabilities during the period.

Interest Income.  Interest income increased $238,000 for fiscal year 1998 due
---------------
primarily to increased mortgage loan activity. The higher balance of loans outstanding during fiscal 1998 reflects an increase in deposit growth, improved local loan demand and a continued volume of purchased loans. Total loans originated and purchased during fiscal 1998 increased loans outstanding by $10.1 million. During this period, the Association reduced its mortgage-backed securities portfolio by $20.7 million.

Interest Expense:  Interest expense for fiscal 1998 was $10.7 million as
----------------
compared to $10.4 million for fiscal 1997. The increase in interest expense was primarily due to the increase in deposits and off-set by the decrease in Federal Home Loan Bank advances. The average cost of deposits increased from 5.52% for fiscal 1997 to 5.65% for fiscal 1998. Due to current interest rates, customers continue to move funds into shorter term certificates of deposit.

Net Interest Income.  Net interest income for fiscal 1998 remained relatively at
-------------------
the same level as fiscal year 1997.

Although the Association's mortgage loan activity increased during fiscal 1998, net interest income decreased due to a decrease in mortgage-backed and related securities.

Provisions for Loan Losses.  During fiscal 1998, the Association decreased its
--------------------------
provision for loan losses to $60,000 from $95,000 in fiscal 1997. The loan loss allowance was at $690,000 at June 30, 1998. The Association has historically experienced low losses. However, no assurances can be given as to future loss levels. The Association's policy requires that a loan loss provision be equal to 1/2 of 1% of outstanding mortgage loans.

Other Income.  Other income for fiscal 1998 totalled $44,000 as compared to
------------
$10,000 for fiscal 1997. Other income is not considered a significant part of the total income of the Association.

Other Expense.  Other expenses during fiscal 1998 were $1.6 million as compared
-------------
to $2.1 million for fiscal 1997. The decrease of approximately $480,000 was due to the decrease in the SAIF deposit insurance of accounts premium offset by a slight increase in compensation and benefits.

Income Taxes.  The provision for federal and state income taxes increased
------------
$93,000 to $1.1 million in fiscal 1998 from $1.0 million in fiscal 1997. The effective tax rate was 36.4% in fiscal 1998 as compared to 40.6% in fiscal 1997.

Comparison of Operating Results for the Years Ended June 30, 1997 and 1996

Net Income.  Net income for fiscal 1997 increased $48,000  from fiscal 1996.
----------
The increase in net income primarily resulted from increased loan activity and investments. During the period, interest rates in general decreased on interest-earning assets and interest-bearing liabilities; net interest income increased by $793,000. In addition, non-interest expenses increased for deposit insurance.

Interest Income.   Interest income increased $1.64 million  or 12.2%, to $15.04
---------------
million for fiscal 1997 from $13.40 million for fiscal 1996.   This increase
resulted from an increase in the interest on mortgage loans, investment and related securities. Interest on loans in- creased by $932,000 or 12.73% to $8.3 million in fiscal 1997. The higher balance of loans outstanding during fiscal 1997 reflects an increase in refinancing of purchased mortgage loans and a continued volume of purchased loans. Total mortgage loans originated and purchased during fiscal 1997 were $33.5 million compared to $17.5 million in fiscal 1996. Management believes that this trend of increased mortgage lending activity for the Association's portfolio will continue based on continued higher loan activity and the Association's desire to originate adjustable rate mortgages. During this period, the Association continued investing in mortgage-backed and other related securities in order to obtain higher interest rates than what were provided by short-term liquid investments.

Interest Expense.  Interest expense for fiscal 1997 was $10.4 million  as
----------------
compared to $9.6 million for fiscal 1996, an increase of $ .8 million, or 8.83%. The increase resulted from an increase in borrowed money. The average cost of deposits increased from 5.47% during fiscal 1996 to 5.52% for fiscal 1997. The level of deposits increased $15.2 million or 17.58% to $102.0 million in fiscal
1997 over the fiscal 1996 level of $86.7 million.   Due to current interest
rates, customers moved more funds into shorter-term certificates of deposits. In addition, passbook accounts continued to further deteriorate.

Net Interest Income.  Net interest income for fiscal 1997 increased $793,000 or
-------------------
20.8% over fiscal 1996.   Net interest income increased during this period, due
to an increase in mortgage loan interest income. This was a result of the increase in refinancing due to lower interest rates and increased purchased loans and mortgage-backed and related securities.

Provision for Loan Losses.  During fiscal 1997, the Association made a $95,000
-------------------------
additional provision for loan losses. The loan loss allowance was at $630,000 at June 30, 1997. The Association historically experienced low loan losses.
No answers, however, can be given as to future loss levels. However, the Association's policy requires that a loan loss provision be equal to 1/2 of 1% of outstanding mortgage loans.

Other Income.  Other income for fiscal 1997 totalled $10,000 as compared to
------------
$21,000 for fiscal 1996. Other income is not considered a significant part of the total income of the Association.

Other Expenses.   Other expenses during fiscal 1997 were $2.09 million as
--------------
compared to $1.54 million for fiscal 1996. The increase of approximately $550,000 in fiscal 1997 reflects an increase due to a one-time SAIF insurance assessment of $558,000.

Income Taxes.  The provision for federal and state income taxes increased
------------
$88,000 to $986,000 in fiscal 1997 from $898,000 in fiscal 1996, primarily as a result of lower earnings. The effective tax rate was 40.6% in fiscal 1997 as compared to 39% in fiscal 1996.

Capital Requirements

At June 30, 1998, the Association exceeded each of its capital requirements. The decrease in capital levels are attributed to the Association's continued effort to leverage its capital. This was mentioned in the "Liquidity and Capital Resources" section of Management's Discussion and Analysis. See "Capital Levels" graph which sets forth in terms of percentages the OTS tangible, leverage and risk-based capital requirements for the Association.

Effect of Stock Repurchase

The effect of the Company's stock repurchases resulting in ownership of Treasury stock, would be reflected in a possible increase in earnings per share and the possibility of an increase in book value of the remaining shares outstanding, depending on the price paid for the shares repurchased. Stock repurchases would also reduce the company's capital ratio to assets.

Year 2000

The Year 2000 issue exists because many computer systems and applications use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the Year 2000 as 1900, or not at all. This inability to recognize or properly treat the Year 2000 may cause systems to process financial and operational information incorrectly. The Association has been in contact with their data processing service provider. Their tentative Year 2000 testing schedule begins in September 1998 and continues through January 1999. As of this date, the Association expects a cost of no more than $25,000 to be Year 2000 compliant.

The Association has contacted software vendors and does not foresee any major capital expenditures. In-house testing of major software packages the Association utilizes (as well as Association hardware) have been initiated and expect to be completed by March 31, 1999. The Association should have all testing completed by June 30, 1999.


CAPITAL LEVELS AS OF JUNE 30, 1998
(Thousands of Dollars)

                            Tangible   Core      Risk-Based
                            --------  -------    ----------
Required                     $ 3,420  $ 8,099     $ 6,840
Actual                       $26,716  $26,716     $27,406



SUMMARY OF HISTORICAL NET INCOME

NET INCOME
(Thousands of Dollars)

1998 - $1,884
1997 - $1,441
1996 - $1,393
1995 - $1,452
1994 - $1,231
1993 - $1,012
1992 - $1,246
1991 - $1,303
1990 - $1,233

NET INCOME FOR FISCAL YEAR ENDING

See accompanying notes to consolidated financial statements.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA


                                        At or for the Year Ended June 30,
                                 ------------------------------------------------
                                   1998      1997      1996      1995      1994
                                 --------  --------  --------  --------  --------
                                  (Dollars in Thousands, Except Per Share Data)
Selected Financial Data:
  Total assets                   $203,228  $234,823  $201,039  $197,252  $129,211
  Loans receivable, net           136,647   126,448   106,485   104,700    92,949
  Interest-earning deposits         3,055     4,484     4,811     2,390     3,599
  Investment securities (2)         9,770    27,039    12,437    14,604    15,294
  Mortgage-backed securities,
   net (2)                         48,226    68,975    71,129    69,482    14,722
  Foreclosed real estate               --        --        23        --         3
  Deposits                        115,330   101,959    86,716    85,162    88,380
  Federal Home Loan Bank
   Advances                        58,640   102,870    85,086    81,787    10,475
  Earnings per Share --
   Basic (3)                         1.52      1.11      1.03       .99       .73
Dividends per Share                   .50       .40       .40       .40       .40
 Stockholders' Equity
  (1)(2)                           27,841    28,536    28,067    29,088    28,697

Selected Operating Data:
  Interest Income                $ 15,278  $ 15,040  $ 13,400  $ 11,190  $  7,807
  Interest expense on
   deposits and
   borrowed funds                  10,688    10,436     9,589     7,220     4,097
                                 --------  --------  --------  --------  --------
Net interest income                 4,590     4,604     3,811     3,970     3,710
Less provision for loan
 losses                                60        95        --       115        75
 Net interest income             --------  --------  --------  --------  --------
  after provision
  for loan losses                   4,530     4,509     3,811     3,855     3,635
                                 --------  --------  --------  --------  --------
Non-interest income:
  Loan origination fees                --        --        --        --         5
  Net gain on sale of
   investment securities               14        --        10        --        --
Other                                  30        10        11        14        19
                                 --------  --------  --------  --------  --------
   Total non-interest income           44        10        21        14        24
                                 --------  --------  --------  --------  --------
Non-interest expense:
  Compensation and benefits         1,099       927       991       878       981
  Office occupancy and
   equipment                           84        81        80        99        86
  Federal deposit insurance
   premiums                           127       740       252       240       244
  Loss (gain) from
   foreclosed real estate
   activities                          --        10        14         6        (1)
Net loss on sale of
 investment securities                 --        59        --        --        --
Data processing                        70        56        52        58        57
Other                                 231       219       152       203       274
   Total non-interest            --------  --------  --------  --------  --------
    expense                         1,611     2,092     1,541     1,484     1,641
                                 --------  --------  --------  --------  --------
 Income before income taxes         2,963     2,427     2,291     2,385     2,018
 Income tax expense                 1,079       986       898       933       787
                                 --------  --------  --------  --------  --------
   Net income                    $  1,884  $  1,441  $  1,393  $  1,452  $  1,231
                                 ========  ========  ========  ========  ========

(1) The Association may not pay dividends to the Company on its stock if its regulatory capital would thereby be reduced below (i) the aggregate amount then required for the liquidation account, or (ii) the amount of its regulatory capital requirements.

(2) Investment securities, mortgage-backed securities and stockholders' equity have been adjusted to reflect the adoption of FAS 115 during fiscal year ended June 30, 1994.

(3) Earnings per Share - basic have been restated for 1994 through 1997 to reflect SFAS No. 28, "Earnings Per Share".

SUMMARY OF UNAUDITED QUARTERLY OPERATING RESULTS

                                                Year Ended June 30, 1998                     Year Ended June 30, 1997
                                      ---------------------------------------------  ------------------------------------------
                                                         (Dollars in Thousands, Except for Per Share Data)

                                      1st Qtr     2nd Qtr  3rd Qtr  4th Qtr   Total  1st Qtr  2nd Qtr  3rd Qtr  4th Qtr   Total
                                      -------     -------  -------  -------   -----  -------  -------  -------  -------   -----
Interest income                        $3,991      $3,936   $3,816   $3,535  $15,278  $3,504   $4,061   $3,539   $3,936  $15,040
Interest expense                        2,798       2,768    2,652    2,470   10,688   2,418    2,785    2,511    2,722   10,436
                                       ------      ------   ------   ------  -------  ------   ------   ------   ------  -------
Net interest income
 before provision
 for loan losses                        1,193       1,168    1,164    1,065    4,590   1,086    1,276    1,028    1,214    4,604
Provision for loan
 losses                                    15          15       15       15       60      20        5       15       55       95
                                       ------      ------   ------   ------  -------  ------   ------   ------   ------  -------
Net interest income
 after provision
 for loan losses                        1,178       1,153    1,149    1,050    4,530   1,066    1,271    1,013    1,159    4,509

Gain (loss) on sale
 of assets                                 --          14       --       --       14      --       --      (59)      --      (59)

Income (loss) from real
 estate operation                          --          --       --       --       --      --       --       --       --       --

Other income                                4           1       10       15       30      --        5        5       --       10

Non-interest expense                      341         377      502      391    1,611     925      419      333      356    2,033
                                       ------      ------   ------   ------  -------  ------   ------   ------   ------  -------
Income (loss)
 before tax                               841         791      657      674    2,963     141      857      626      803    2,427

Income tax expense                        336         317      152      274    1,079      35      335      255      361      986
                                       ------      ------   ------   ------  -------  ------   ------   ------   ------  -------
Net income (loss)                      $  505      $  474   $  505   $  400  $ 1,884  $  106   $  522   $  371   $  442  $ 1,441
                                       ======      ======   ======   ======  =======  ======   ======   ======   ======  =======
Earnings per share --
 basic                                   0.40        0.38     0.41     0.33     1.52    0.08     0.40     0.29     0.34     1.11

Earnings per share --
  diluted                                0.38        0.36     0.39     0.31     1.44    0.08     0.37     0.27     0.32     1.04

SELECTED FINANCIAL RATIOS


                                          At or for the Year Ended June 30,
                                     -------------------------------------------
                                       1998     1997       1996    1995    1994
                                     --------  ------     ------  ------  ------
                                               (Dollars in thousands)
SELECTED FINANCIAL RATIOS AND
 OTHER DATA:

Return on average assets               0.86%    0.67%      0.70%   0.87%   1.00%
Return on average retained earnings    6.64     7.93       8.08    8.79    7.71
Average retained earnings to
 average assets                       12.97     8.40       8.68    9.88   12.93
Retained earnings to total assets      9.36     7.89       8.79    8.52   12.33
Interest rate spread during period     1.40     1.44       1.09    1.51    2.03
Net interest margin                    2.12     2.15       1.94    2.40    3.08
Operating expenses to average
 assets                                 .74     0.97       0.78    0.89    1.33
Net interest income to operating
 expenses                            284.82   220.13     247.31  267.47  226.01
Non-performing loans (1) to
 total loans                            .68     0.46       0.62    0.41    0.25
Non-performing assets (2)
 to total assets                        .45     0.25       0.34    0.22    0.18
Allowance for loan losses to
 non-performing loans (1)             74.68   109.19      80.69  126.16  185.39
Allowance for loan losses to
 non-performing assets (2)            74.68   109.19      77.99  126.16  183.39
Allowance for loan losses
 to total loans                         .50     0.50       0.50    0.51    0.46
Average interest-earning
 assets to average interest-
 bearing liabilities                 114.66   114.48     117.52  120.32  130.81
Dividend payout ratio                  32.9     38.5       41.2    43.1    55.6

Loan originations                   $ 7,286  $ 1,751    $ 1,283 $ 2,432 $ 3,350
Loan Purchase                       $29,702  $32,213    $16,503 $22,706 $35,891

Number of:
   Deposit account                  $ 7,686  $ 7,477    $ 6,749 $ 6,922 $ 7,352
   Full-service customer
    service facilities                    2        2          2       2       2


(1) Non-performing loans consist of loans delinquent 90 days or more.
(2) Includes non-performing loans and real estate acquired through foreclosure.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                              June 30,
                                                         -----------------
                                                         1998         1997
                                                         ----         ----
                                                           (In thousands)
   ASSETS

Cash on hand and noninterest-earning deposits          $    580    $    230
Interest-earning deposits in other institutions           3,055       4,484
Investment securities (Note 2)
   Securities available-for-sale, at fair value           9,770      27,039
Mortgage-backed securities (Note 3)
   Securities available-for-sale, at fair value          48,226      68,975
Loans receivable, net (Notes 4 and 15)                  136,647     126,448
Accrued interest receivable (Note 5)                      1,162       1,595
Investment required by law --
  Stock in Federal Home Loan Bank, at cost                3,134       5,652
Real estate owned                                           ---         ---
Premises and equipment (Note 6)                             282         308
Other assets                                                372          92
                                                       --------    --------
   Total assets                                        $203,228    $234,823
                                                       ========    ========
   LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Note 7)                                      $115,330    $101,959
Federal Home Loan Bank advances (Note 8)                 58,640     102,870
Advances from borrowers for taxes and insurance             165         171
Income taxes liability (Note 10)                            541         590
Accrued expenses and other liabilities                      711         697
                                                       --------    --------
   Total liabilities                                    175,387     206,287
                                                       --------    --------
Commitments and contingencies (Note 13)

Preferred stock, $.01 par value; authorized
 500,000 shares; none outstanding                            --          --
Common stock $.01 par value; authorized
 2,500,000 shares, issued 1,765,211
 shares in 1998 and 1,738,111 shares in 1997                 17          17
Additional paid-in capital                               17,526      16,944
Retained earnings, substantially restricted              19,022      18,535
Less:
   Treasury stock, 518,190 shares in 1998,
    439,699 shares in 1997, at cost                      (9,395)     (7,347)
   Unrealized gain (loss) on securities
    available-for-sale, net of applicable
    deferred income taxes                                   859         727
   Common stock acquired by the ESOP (Note 9)              (188)       (282)
   Common stock awarded by Association Recognition
    and Retention Plan (Note 9)                              --         (58)
                                                       --------    --------
   Total stockholders' equity                            27,841      28,536
                                                       --------    --------
   Total liabilities and stockholders' equity          $203,228    $234,823
                                                       ========    ========

See accompanying notes to consolidated financial statements.

                                         For the Three Years Ended June 30, 1998

CONSOLIDATED STATEMENTS OF INCOME

                                                        Years Ended June 30
                                                      -----------------------
                                                      1998      1997     1996
                                                      ----      ----     ----
                                                           (In thousands)
Interest income:
  Loans receivable (Note 4)                         $ 9,619   $ 8,254  $ 7,322
  Investment securities and FHLB stock                1,118     1,860    1,040
  Mortgage-backed and related securities              4,210     4,729    4,768
  Other interest-earning assets                         331       197      270
                                                    -------   -------  -------
     Total interest income                           15,278    15,040   13,400
                                                    -------   -------  -------
Interest expense:
  Deposits (Note 7)                                   6,135     5,107    4,678
  Federal Home Loan Bank advances                     4,553     5,329    4,911
                                                    -------   -------  -------
     Total interest expense                          10,688    10,436    9,589
                                                    -------   -------  -------
Net interest income                                   4,590     4,604    3,811

Provision for loan losses (Note 4)                       60        95       --
                                                    -------   -------  -------
Net interest income after provision for
 loan losses                                          4,530     4,509    3,811
                                                    -------   -------  -------
Noninterest income:
  Other (Note 12)                                        44        10       21
                                                    -------   -------  -------
     Total noninterest income                            44        10       21
                                                    -------   -------  -------
Noninterest expense:
  Compensation and benefits (Note 9)                  1,099       927      991
  Occupancy and equipment (Note 6)                       84        81       80
  SAIF deposit insurance premiums                       127       740      252
  Loss (gain) on sale of real estate owned               --        10       14
  Net loss on sale of mortgage-backed
   securities                                            --        59       --
   Other (Note 12)                                      301       275      204
                                                    -------   -------  -------
     Total noninterest expense                        1,611     2,092    1,541
                                                    -------   -------  -------
Income before income taxes                            2,963     2,427    2,291
Income tax expense (Note 10)                          1,079       986      898
                                                    -------   -------  -------
Net income                                          $ 1,884   $ 1,441  $ 1,393
                                                    =======   =======  =======
Earnings per share -- basic                         $  1.52   $  1.11  $  1.03

Earnings per share -- diluted                       $  1.44   $  1.04  $   .97

See accompanying notes to consolidated financial statements.

                                         For the Three Years Ended June 30, 1998

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                          Three Years Ended June 30, 1998
                                      ------------------------------------------------------------------------
                                                                      (In Thousands)
                                                                         Unrealized
                                                                         Gain (Loss)
                                                                             on
                                                                          Securities
                                                                          Available-
                                                                           for-Sale,
                                                                            Net of
                                                                          Applicable  Common    Common
                                            Additional                     Deferred   Stock      Stock
                                      Common Paid-In   Retained  Treasury   Income   Acquired   Awarded
                                      Stock  Capital   Earnings    Stock     Taxes    by ESOP   by RRP   Total
                                      -----  ------    --------  --------  --------   ------    -----    -----
Balance, June 30, 1995                 $17   $16,615   $16,806    $(3,667)   $198      $(524)   $(357)   $29,088

Additions (deductions) for the
 year ended June 30, 1996:
   Net income                           --        --     1,393         --      --         --       --      1,393
   Stock options exercised              --        --        --         --      --         --       --         --
   Dividends declared ($.40
     per share)                         --        --      (534)        --      --         --       --       (534)
   Compensation expense related
     to ESOP                            --       120        --         --      --         --       --        120
   Deferred tax on RRP                  --        19        --         --      --         --       --         19
   Reduction of employee stock
     ownership plan obligation          --        --        --         --      --        134       --        134
   Amortization of executive
    stock plan                          --        --        --         --      --         --      149        149
   Purchase of treasury stock
     (126,664 shares)                   --        --        --     (2,257)     --         --       --     (2,257)
   Change in unrealized gain
     (loss) on securities
     available-for-sale, net
     of deferred income tax of
     $26,000                            --        --        --         --     (45)        --       --        (45)
                                       ---   -------   -------    -------    ----      -----    -----    -------
Balance, June 30, 1996                  17    16,754    17,665     (5,924)    153       (390)    (208)    28,067
                                       ===   =======   =======    =======    ====      =====    =====    =======
Additions (deductions) for
 the year ended June 30, 1997:
   Net income                           --        --     1,441         --      --         --       --      1,441
   Stock options retired                --        --       (58)        --      --         --       --        (58)
   Dividends declared ($.40
    per share)                          --       ---      (513)        --      --         --       --       (513)
   Compensation expense related
    to ESOP                             --       119        --         --      --         --       --        119
   Deferred tax on RRP                  --        71        --         --      --         --       --         71
   Reduction of employee stock
    ownership plan obligation           --        --        --         --      --        108       --        108
   Amortization of executive stock
    plan                                --        --        --         --      --         --      150        150
   Purchase of treasury stock
     (66,699 shares)                    --        --        --     (1,423)     --         --       --     (1,423)
   Change in unrealized gain
    (loss) on securities
     available-for-sale,
     net of deferred income
     tax of $337,000                    --        --       ---         --     574         --       --        574
                                       ---   -------   -------    -------    ----      -----    -----    -------
Balance, June 30, 1997                  17    16,944    18,535     (7,347)    727       (282)     (58)    28,536
                                       ===   =======   =======    =======    ====      =====    =====    =======
Additions (deductions) for the
  year ended June 30, 1998:
   Net income                           --        --     1,884         --      --         --       --      1,884
   Stock options exercised              --       270        --         --      --         --       --        270
   Stock options retired                --        --      (779)        --      --         --       --       (779)
   Dividends declared ($.50
    per share)                          --        --      (618)        --      --         --       --       (618)
   Compensation expense related
    to ESOP                             --       151        --         --      --         --       --        151
   Deferred tax on RRP                  --        73        --         --      --         --       --         73
   Reduction of employee stock
    ownership plan obligation           --        --        --         --      --         94       --         94
   Amortization of executive
    stock plan                          --        88        --         --      --         --       58        146
   Purchase of treasury stock
    (78,491 shares)                     --        --        --     (2,048)     --         --       --     (2,048)
   Change in unrealized gain
    (loss) on securities
    available-for-sale, net
    of deferred income tax of
    $77,000                             --        --        --         --     132         --       --        132
                                       ---   -------   -------    -------    ----      -----    -----    -------
Balance, June 30, 1998                 $17   $17,526   $19,022    $(9,395)   $859      $(188)   $  --    $27,841
                                       ===   =======   =======    =======    ====      =====    =====    =======

See accompanying notes to consolidated financial statements.

                                        For the Three Years Ended June 30, 1998

CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                           Years Ended June 30,
                                                                       ----------------------------
                                                                       1998         1997       1996
                                                                       ----         ----       ----
                                                                              (In thousands)
Cash flows from operating activities:
 Net income                                                          $  1,884   $  1,441   $  1,393
 Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
  Provision for loan losses                                                60         95         --
  Net loss (gain) on sale of
   real estate owned                                                       --         10         14
(Gain) loss on sale of
   mortgage-backed securities                                             (14)        59        (10)
  Depreciation                                                             48         45         42
  Amortization of premiums and discounts                                  (22)       (58)       (79)
  RRP compensation expense                                                135         38         87
  FHLB stock dividend                                                      --         --        (82)
  Decrease (increase) in interest receivable                              433       (443)       (12)
  Decrease (increase) in other assets                                    (279)        42         35
  Increase (decrease) in income tax payable                              (126)        13         77
  Increase (decrease) in other liabilities                                 26         33          7
  Excess of fair value over cost of ESOP
   unallocated shares                                                     151        118        121
  Deferred tax on RRP                                                      73         72         19
                                                                     --------   --------   --------
     Net cash provided by operating
      activities                                                        2,369      1,465      1,612
                                                                     --------   --------   --------
Cash flows from investing activities:
 Loans purchased                                                      (29,702)   (32,213)   (16,503)
 (Increase) decrease in loans, net                                     19,443     12,126     14,613
Proceeds from maturities of investment
   securities                                                          27,992     31,927      9,669
 Sale of investment securities                                          1,174         --         --
 Proceeds from sale of mortgage-backed
  securities                                                            3,891     16,516      3,510
 Mortgage-backed securities called                                     17,000         --         --
 Purchase of investment securities
  and FHLB stock                                                      (11,915)   (47,799)    (7,556)
 Principal collected on repayments and
  maturities of mortgage-backed and
   related securities                                                   4,119      3,431      5,955
 Purchase of mortgage-backed and
   related securities                                                  (4,000)   (17,000)   (11,007)
 Proceeds from the sale of real estate owned                               --         42         66
 FHLB stock redeemed                                                    2,518         --         --
 Purchase of equipment                                                    (22)       (69)       (13)
                                                                     --------   --------   --------
  Net cash provided (used) by
  investing activities                                                 30,498    (33,039)    (1,266)
                                                                     --------   --------   --------

See accompanying notes to consolidated financial statements.

                                         For the Three Years Ended June 30, 1998

                                                            Years Ended June 30,
                                                         ---------------------------
                                                         1998         1997      1996
                                                         ----         ----      ----
                                                                (In thousands)
  Cash flows from financing activities:
  Net proceeds from the issuance of common
    stock                                               $     271   $    --   $    --
  Purchase of treasury stock                               (2,048)   (1,423)   (2,257)
  Net increase (decrease) in deposits                      13,371    15,243     1,553
  Stock options retired                                      (779)      (58)       --
  Net increase (decrease) in advances from
    borrowers for taxes and insurance                          (6)       15       (42)
  Dividends paid                                             (618)     (513)     (534)
  Proceeds from FHLB advances                              62,000    18,000     7,000
  Principal payments on FHLB advances                    (106,231)     (215)   (3,701)
  Unearned ESOP compensation decrease                          94       108       135
                                                        ---------   -------   -------
      Net cash provided (used) by financing
       activities                                         (33,946)   31,157     2,154
                                                        ---------   -------   -------
      Increase (decrease) in cash and
       cash equivalents                                     (1079)     (417)    2,500

Cash and cash equivalents at beginning
 of period                                                  4,714     5,131     2,631
                                                        ---------   -------   -------
      Cash and cash equivalents at end of period        $   3,635   $ 4,714   $ 5,131
                                                        =========   =======   =======
Supplemental cash flow disclosures:
  Cash paid for:
  Interest                                              $   1,955   $ 1,800   $ 1,757
                                                        =========   =======   =======
  Income taxes                                          $   1,133   $   903   $   802
                                                        =========   =======   =======
Noncash activity:
  Loans transferred to real estate owned                $     --    $    30   $   103
                                                        =========   =======   =======

See accompanying notes to consolidated financial statements.

                                                   June 30, 1998, 1997 and 1996

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS
----------------------------------------------------------------------------

  MBLA Financial Corporation (the "Company") is a Delaware corporation incorporated February 23, 1993, for the purpose of being the savings and loan holding company for Macon Building and Loan Association, F.A. (the "Association").

  The Association provides financial services to individuals and corporate customers, and is subject to competition from other financial institutions. The Association is also subject to the regulations of certain Federal agencies and undergoes periodic examination by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION
------------------------------------------------------------------------------

  The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiary, Macon Building and Loan Association, F.A., and MBL Financial Services, Inc., the Association's wholly owned subsidiary. All significant intercompany transactions and balances are eliminated in consolidation.

  The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

  While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgements about information available to them at the time of their examination.

CASH EQUIVALENTS
-----------------------------------------------------------------------------

  Cash equivalents of $3.6 million and $4.7 million at June 30, 1998 and 1997, respectively, consist of cash on hand and funds due from banks. For purposes of the statements of cash flows, the Association considers all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents.

INVESTMENT SECURITIES
------------------------------------------------------------------------------

  Investment securities that are held for short-term resale are classified as trading securities and are carried at fair value. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and are carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Other marketable securities are classified as available-for-sale and are carried at fair value. Realized and unrealized gains and losses on trading securities are included in net income. Unrealized gains and losses, net of tax, on securities available-for-sale are recognized as direct increases or decreases in stockholders' equity. Cost of securities sold is determined using the specific identification method.

MORTGAGE-BACKED AND RELATED SECURITIES
------------------------------------------------------------------------------

  Mortgage-backed securities represent participating interest in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are classified as available for sale and are carried at fair value. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. The Company evaluates mortgage-backed securities on a monthly basis to monitor prepayments and the resulting effects on yields and valuations. Management considers the concentration of credit risk to be minimal on mortgage-backed securities because all such securities are guaranteed as to timely payment of principal and interest by FNMA, FHLMC or GNMA. Should any be sold, gains and losses are recognized based on the specific-identification method. All sales are made without recourse.

  At June 30, 1998 and 1997, the Company had no outstanding commitments to sell loans or securities.

  Equity securities that are nonmarketable are carried at cost. Nonmarketable equity securities held by the Association consists of stock in the Federal Home Loan Bank. The Association, as a member of the Federal Home Loan Bank system, is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount based on its outstanding loans and advances.

                                                   June 30, 1998, 1997 and 1996

  No ready market exists for the Bank stock and they have no quoted market value. For reporting purposes, these investments are assumed to have a market value equal to cost.

LOANS RECEIVABLE
------------------------------------------------------------------------------

  Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and costs.

PROVISIONS OF LOSSES ON LOANS AND INTEREST RECEIVABLE
--------------------------------------------------------------------------------

  Provision for losses on loans receivable are based upon management's estimate of the amount required to maintain an adequate allowance for losses, relative to the risks in the loan portfolio. The estimate is based on reviews of the portfolio, including assessment of the carrying value of the loans to the estimated net realizable value of the related underlying collateral, considering past loss experience, current economic conditions and such other factors which, in the opinion of management, deserve current recognition. The Association is subject to the regulations of certain federal agencies and undergoes periodic examinations by those regulatory authorities. As an integral part of those examinations, the various regulatory agencies periodically review the Association's allowance for loan losses. Such agencies may require the Association to recognize changes to the allowance based on their judgements about information available to them at the time of their examination.

  Accrual of interest income on loans is discontinued for those loans with i interest more than ninety days delinquent or sooner if management believes collectibility of the interest is not probable. Management's assessment of collectibility is primarily based on a comparison of the estimated value of underlying collateral to the related loan and accrued interest receivable balances.

  Financial accounting standards define the recognition criteria for loan impairment and the measurement methods for certain impaired loans and loans for which terms have been modified in troubled-debt restructurings (a restructured loan). Specifically, a loan is considered impaired when it is probable a creditor will be unable to collect all amounts due - both principal and interest
- according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are required to be discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan.

  Regardless of the historical measurement method used, a creditor is required to measure impairment based on the fair value of the collateral when the creditor determines foreclosure is probable. Additionally, impairment of a restructured loan is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

  The Association applies the recognition criteria to multifamily real estate loans, commercial real estate loans and restructured loans. Smaller balance, homogeneous loans, including one-to-four family residential and construction loans and consumer loans, are collectively evaluated for impairment. A creditor is allowed to use existing methods for recognizing interest income on impaired loans. The Association has elected to continue to use its existing nonaccrual methods for recognizing interest on impaired loans.

LOAN ORIGINATION FEES, COMMITMENT FEES, AND RELATED COSTS
-------------------------------------------------------------------------------

  Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for prepayments.

FORECLOSED REAL ESTATE
-------------------------------------------------------------------------------

  Real estate properties acquired through, or in lieu of, loan foreclosures are initially recorded at the estimated fair value less estimated selling costs at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

  Valuations are periodically performed by management, and losses are charged to operations if the carrying value of a property exceeds its estimated net realizable value.

 All foreclosed real estate owned is held for sale.

                                                    June 30, 1998, 1997 and 1996

INCOME TAXES
--------------------------------------------------------------------------------

  The Company files a consolidated federal income tax return with the Association. The provision for federal and state taxes on income is based on earnings reported in the financial statements.

  Deferred income taxes arise from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

  An asset and liability approach is used for financial accounting and reporting of income taxes which, among other things, requires the Company to take into account changes in the tax rates when valuing the deferred income tax accounts recorded on the balance sheet. A deferred tax liability or asset is recognized for the estimated future tax effects attributable to temporary differences and loss carryforwards. Temporary differences include differences between financial statement income and tax return income which are expected to reverse in future periods as well as differences between the tax bases of assets and liabilities and their amounts for financial reporting which are also expected to be settled in future periods. To the extent a deferred tax asset is established which is not realizable, a valuation allowance shall be established against such asset.

PREMISES AND EQUIPMENT
------------------------------------------------------------------------------

  Land is carried at cost. Buildings, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation and amortization. Buildings and furniture, fixtures, and equipment are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets.

EARNINGS PER SHARE
-------------------------------------------------------------------------------

  Earnings per share has been computed in accordance with Financial Accounting Standards Board Statement No. 128 (SFAS No.128). This Statement, which is effective for periods ending after December 15, 1997, requires disclosure of basic earnings per share and diluted earnings per share, and also requires restatement of earnings per share data for prior periods. Basic earnings per share was computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the periods. Diluted earnings per share reflects the potential dilution that could occur if stock options were converted into common stock under the treasury stock method.

  The following shows the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock. The earnings per share information for 1997 have been restated from the amounts previously reported to comply with SFAS No. 128.

                                         1998                               1997                                1996
                           ----------------------------------   --------------------------------   --------------------------------
                                                       Per-                               Per-                               Per-
                              Income        Shares     Share      Income        Shares    Share      Income        Shares    Share
                           (numerator)  (denominator)  Amount   (numerator) (denominator) Amount   (numerator) (denominator) Amount
Basic EPS Net Income        $1,884,000    1,240,977    $1.52    $1,441,000    1,303,465    $1.11    $1,393,000   1,353,576   $1.03
                                                       =====                               =====                             =====
Effect of Dilutive
  Securities stock options          --       65,181       --            --       76,404       --            --      71,293      --
                            ----------    ---------             ----------    ---------             ----------   ---------
Diluted EPS Net Income
  and assumed conversions   $1,884,000    1,306,158    $1.44    $1,441,000    1,379,869    $1.04    $1,393,000   1,424,869   $ .97
                            ==========    =========    =====    ==========    =========    =====    ==========   =========   =====


NOTE 2:  INVESTMENT SECURITIES

Securities available-for-sale consist of the following:

                                                    June 30, 1998
                                         -----------------------------------
                                          Gross    Gross
                                          Amor-    Unrea-  Unrea-
                                          tized    lized   lized     Fair
                                           Cost    Gains   Losses    Value
                                         --------  ------  -------  --------
                                                    (In thousands)
U.S. Government and federal agencies     $ 9,745     $26     $(1)   $ 9,770
                                         =======     ===     ===    =======

                                                    June 30, 1997
                                         -----------------------------------
                                          Gross    Gross
                                          Amor-    Unrea-  Unrea-
                                          tized    lized   lized     Fair
                                           Cost    Gains   Losses    Value
                                         --------  ------  -------  --------
                                                    (In thousands)
U.S. Government and federal agencies     $26,971     $76     $(8)   $27,039
                                         =======     ===     ===    =======

                                                    June 30, 1998, 1997 and 1996

The following is a summary of maturities of investment securities available-for-sale as of June 30:

                                                 1998                   1997
                                           -----------------     ----------------
                                           Amortized   Fair      Amortized  Fair
                                             Cost      Value       Cost     Value
                                           ---------   -----     ---------  -----
                                                       (In thousands)
Amounts maturing in:

 One year or less                             $5,996   $6,015     $ 5,991  $ 5,991
 After one year through five years             3,749    3,755       5,980    5,993
 After five years through ten years               --       --      15,000   15,055
                                              -------  ------     -------  -------
                                              $9,745   $9,770     $26,971  $27,039
                                              ======   ======     =======  =======

There were no sales of investment securities during the years ended June 30, 1998, 1997, or 1996.

  U.S. Government and federal agency securities with fair value of $501,400 were pledged to collateralized short-term loans from the Federal Home Loan Bank of $58,640,000 at June 30, 1997. (See Note 8.) Additionally, $5,013,000 of U.S.
Government and federal agency securities were pledged to collateralize customer deposit accounts of $5,118,000 at June 30, 1998.


NOTE 3:  MORTGAGE-BACKED AND RELATED SECURITIES

                                          June 30, 1998
                          ---------------------------------------------
                                           Gross       Gross
                                           Unrea-      Unrea-
                              Amortized    lized       lized     Fair
                                 Cost      Gains       Losses    Value
                              --------     ------      ------    -------
                                            (In thousands)
FHLMC-REMIC                     $27,064    $1,010    $    (8)   $28,066
FNMA-REMIC                        6,278       144        (27)     6,395
GNMA ARM certificate             12,400       193         --     12,593
FHLMC certificates                  659        37         --        696
FNMA-ARM certificates               320        --        (12)       308
FHLMC-ARM certificates              168        --         --        168
                                -------    ------    -------    -------
                                $46,889    $1,384    $   (47)   $48,226
                                =======    ======    =======    =======
                                          June 30, 1998
                          ---------------------------------------------
                                           Gross       Gross
                                           Unrea-      Unrea-
                              Amortized    lized       lized     Fair
                                 Cost      Gains       Losses    Value
                              --------     ------      ------    -------
                                            (In thousands)
FHLMC-REMIC                     $40,051    $  765    $    --    $40,816
FNMA-REMIC                       10,169        79        (27)    10,221
GNMA-ARM                         16,099       244         --     16,343
FHLMC certificates                  929        42         --        971
FNMA-ARM certificates               390        --        (20)       370
FHLMC-ARM certificates              251         3         --        254
                                -------    ------    -------    -------
                                $67,889    $1,133    $   (47)   $68,975
                                =======    ======    =======    =======

                                                    June 30, 1998, 1997 and 1996

  The amortized cost and fair value of mortgage-backed securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                June 30, 1998          June 30, 1997
                                              Available-for-Sale     Available-for-Sale
                                             --------------------    ------------------
                                             Amortized      Fair     Amortized    Fair
                                                Cost        Value       Cost      Value
                                             ---------      -----    ---------    -----
                                                            (In thousands)
Due in one year or less                        $     --   $     --    $    62   $    63
Due after one year through five years                --         --         --        --
Due after five years through ten years              659        696        867       909
Due after ten years                              46,230     47,530     66,960    68,003
                                               --------   --------    -------   -------
                                               $ 46,889   $ 48,226    $67,889   $68,975
                                               ========   ========    =======   =======

  Mortgage-backed and related securities with a fair value of $38,353,000 were pledged to collateralized short-term loans from the Federal Home Loan Bank of $58,640,000 at June 30, 1998. (See Note 8)

  Gross proceeds from the sales of mortgage-backed and related securities were $3,905,000 for the year ended June 30, 1998. Gross realized gains were $13,700. There were no realized losses.


NOTE 4:  LOANS RECEIVABLE


Loans receivable are summarized as follows:      1998      1997
                                                 ----      ----
                                                (In thousands)
Mortgage loans:
 One- to four-family                           $122,328  $115,104
 Multi-family                                       714     1,247
 Commercial real estate                          13,434     9,824
                                               --------  --------
    Total mortgage loans                        136,476   126,175
                                               --------  --------
Other loans:
 Home improvement                                   188       270
 Loans on savings accounts                          412       342
 Other loans - FHA Non-mortgage                     224       372
                                               --------  --------
    Total other loans                               824       984
                                               --------  --------
    Total loans receivable                      137,300   127,159
Add:
 Premium on purchased loans                           6         8
 Deferred loan costs                                 31        27
Less:
 Loans in process                                    --       116
 Allowance for loan losses                          690       630
                                               --------  --------
Loans receivable, net                          $136,647  $126,448
                                               ========  ========

  At June 30, 1998, the Association's loan portfolio consisted of $16,774,000 of fixed rate loans and $120,526,000 of variable rate loans. The fixed rate loans had a weighted average term to maturity of 9.6 years and a weighted average interest rate of 8.30%. The variable rate loans had a weighted average term to maturity of 17.1 years and a weighted average interest rate of 7.24%.

  The Association is required to maintain qualifying collateral for the Federal Home Loan Bank of Des Moines (the "Bank") representing 150 percent of current Bank credit. (See Note 8) At June 30, 1998, the Association met this requirement. Qualifying collateral is defined as fully disbursed, whole first mortgage loans on improved residential property or securities representing a whole interest in such mortgages. The mortgages must not be past due more than 60 days. Loans pledged at June 30, 1998 total $46.4 million.

                                                    June 30, 1998, 1997 and 1996

  They must not be otherwise pledged or encumbered as security for other indebtedness, and the documents must be in the physical possession or control of the Association. The documents that govern the determination of the qualifying mortgage collateral are the (a) Federal Home Loan Bank of Des Moines's Credit Policy Statement, dated January 1, 1998, and (b) the Agreement for Advances, Pledge and Security Agreement between the Association and the Federal Home Loan Bank of Des Moines, dated April 14, 1989.

Activity in the allowance for loan losses is summarized as follows:

                                       June 30,
                                  -------------------
                                   1998   1997   1996
                                   ----   ----   ----
                                     (In thousands)
Balance at beginning of period    $ 630  $ 535  $ 535
  Provision charged to income        60     95     --
  Charge-offs and recoveries, net    --     --     --
                                  -----  -----  -----
  Balance at end of period        $ 690  $ 630  $ 535
                                  =====  =====  =====

  Nonaccrual and renegotiated loans for which interest has been reduced totaled approximately $924,000 and $577,000 at June 30, 1998 and 1997, respectively. Interest that would have been recognized on nonaccrual loans under their original terms but for which an allowance has been established amounted to $64,000 and $39,000 at June 30, 1998 and 1997, respectively. The amount that was included in income on such loans was $46,000 and $7,000 for the years ended June 30, 1998 and 1997, respectively.

  The Association is not committed to lend additional funds to debtors whose loans have been modified.


NOTE 5:  ACCRUED INTEREST RECEIVABLE

 Accrued interest receivable is summarized as follows:

                                                       1998     1997
                                                      ------   ------
                                                       (In thousands)
 Investment securities                                $  164   $  408
 Mortgage-backed and related securities                  216      337
 Loans receivable                                        782      850
                                                      ------   ------
                                                      $1,162   $1,595
                                                      ======   ======


NOTE 6:  PREMISES AND EQUIPMENT

 Premises and equipment are summarized as follows:

                                                       1998    1997
                                                      ------  ------
                                                      (In thousands)
Cost:
  Land                                                $   37   $  37
  Buildings                                              472     471
  Furniture, fixtures and equipment                      322     478
                                                      ------   -----
                                                         831     986

  Less accumulated depreciation and amortization        (549)   (678)
                                                      ------   -----
                                                      $  282   $ 308
                                                      ======   =====

Depreciation expense for the years ended June 30, 1998, 1997, and 1996 was $48,000, $45,000, and $42,000, respectively.

                                                    June 30, 1998, 1997 and 1996

NOTE 7:  DEPOSITS

 Deposits are summarized as follows:

                                          1998                      1997
                               -------------------------  -------------------------
                               Weighted                   Weighted
                               Average                    Average
                                Rate     Amount      %     Rate     Amount      %
                               --------  ------   ------  --------  ------   ------
                                                 (In Thousands)
Passbook savings                3.00%   $  5,975     5.18   3.00%  $  6,299    6.18
                                ----    --------   ------   ----   --------  ------
Certificates of deposit:
 4.00% to 4.99%                 4.45          18      .02   4.86%     1,277    1.25
 5.00% to 5.99%                 5.76      99,672    86.42   5.62%    59,634   58.49
 6.00% to 6.99%                 6.17       8,356     7.25   6.13%    33,383   32.74
 7.00% to 7.99%                 7.00       1,308     1.13   7.04%     1,365    1.34
 8.00% to 8.99%                 8.00           1       --   8.00%         1      --
                                ----    --------   ------   ----   --------  ------
                                5.80     109,355    94.82   6.33%    95,660   93.82
                                ----    --------   ------   ----   --------  ------
                                5.67    $115,330   100.00   5.78%  $101,959  100.00
                                ====    ========   ======   ====   ========  ======

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $18.3 and $11.1 million at June 30, 1998 and 1997, respectively.

Scheduled maturities of certificates of deposit are as follows:

                                   Year Ending June 30, 1998
                      ---------------------------------------------------
                                                                   There-
                       1999     2000     2001     2002      2003   after
                      ------   ------   ------   ------    ------  ------
                                        (In thousands)
4.00% to 4.99%        $    18  $    --  $   --   $   --     $ --   $ --
5.00% to 5.99%         79,184   12,690   6,247    1,432      119     --
6.00% to 6.99%          7,174      894     288       --       --     --
7.00% to 7.99%             --    1,308      --       --       --     --
8.00% to 8.99%             --        1      --       --       --     --
                      -------  -------  ------   ------     ----   ----
                      $86,376  $14,893  $6,535   $1,432     $119   $ --
                      =======  =======  ======   ======     ====   ====
                                   Year Ending June 30, 1997
                      ---------------------------------------------------
                                                                   There-
                       1998     1999     2000     2001      2002   after
                      ------   ------   ------   ------    ------  ------
                                        (In thousands)
4.00% to 4.99%        $ 1,277  $    --  $   --   $   --     $ --   $ --
5.00% to 5.99%         41,924   11,415   4,212    1,787      296     --
6.00% to 6.99%         29,710    3,339     324       10       --     --
7.00% to 7.99%             85       --   1,280       --       --     --
8.00% to 8.99%             --       --       1       --       --     --
                      -------  -------  ------   ------     ----   ----
                      $72,996  $14,754  $5,817   $1,797     $296   $ --
                      =======  =======  ======   ======     ====   ====

                                                    June 30, 1998, 1997 and 1996

 Interest expense on deposits is summarized as follows:

                                                           Years Ended
                                                            June 30,
                                                   ---------------------------
                                                    1998      1997       1996
                                                   ------    ------     ------
                                                          (In thousands)
Passbook                                           $  183     $  205   $  229
Certificates of deposit and money market demand     5,109      4,462    4,154
Certificates of deposit $100,000 or more              843        440      295
                                                   ------     ------   ------
                                                   $6,135     $5,107   $4,678
                                                   ======     ======   ======

                                                    June 30, 1998, 1997 and 1996

NOTE 8:  FEDERAL HOME LOAN BANK ADVANCES

 Advances consist of the following:


                                                                                    June 30,
Maturity        Interest                                                        ----------------
 Date             Rate                                                          1998        1997
--------        --------                                                        ----        ----
                                                                                 (In thousands)
07-18-97         5.610%                                                       $    --   $  2,000
11-07-97         5.660%                                                            --     12,000
12-19-97         5.730%                                                            --      8,000
02-09-98         5.170%                                                            --      7,000
05-18-98         5.640%                                                            --      5,000
05-26-98         5.590%                                                            --     14,000
07-02-98         5.516%                                                         8,000      4,000
01-15-99         5.680%                                                         8,000         --
03-19-99         5.660%                                                            --      5,000
03-19-99         5.618%                                                         5,000         --
05-28-99         5.606%                                                        15,000         --
06-25-99         5.606%                                                        12,000         --
06-26-99         5.640%                                                            --     12,000
09-13-99         5.780%                                                            --     15,000
11-07-00         5.460%                                                         7,000
04-23-02         5.650%                                                            --     15,000
                                                                              -------   --------
Total short-term advances                                                      55,000     99,000
                                                                              -------   --------
11-18-08         6.17%                                                            626        664
11-24-08         6.30%                                                          1,284      1,362
11-28-08         6.28%                                                          1,247      1,329
12-05-08         6.24%                                                            214        229
12-30-08         6.19%                                                            269        286
                                                                              -------   --------
Total long-term advances                                                        3,640      3,870
                                                                              -------   --------
Total advances                                                                $58,640   $102,870
                                                                              =======   ========


See Notes 2, 3, and 4 of the financial statements for collateral securing this indebtedness.

Advances at June 30, 1998, have maturity dates as follows:

06-30-99                                                                      $48,247   $ 48,230
06-30-00                                                                          265     21,247
06-30-01                                                                        7,284     15,265
06-30-02                                                                          303        283
06-30-03                                                                          325     15,304
Thereafter                                                                      2,216      2,541
                                                                              -------   --------
                                                                              $58,640   $102,870
                                                                              =======   ========

  The maximum amount of Federal Home Loan Bank advances outstanding at any month end during the years ended June 30, 1998 and 1997 was $89,852,000 and $113,016,000 respectively.

  Advances maturing January 15, 1999 and November 7, 2000, and all long-term advances are fixed rates. The remaining advance rates adjust monthly.

                                                    June 30, 1998, 1997 and 1996

NOTE 9:  OFFICER, DIRECTOR AND EMPLOYEE PLANS

STOCK OPTION PLANS
-------------------------------------------------------------------------------

  The Company adopted an incentive stock option plan for the benefit of the officers and employees of the Company and its affiliates and a director's stock option plan for the benefit of outside directors of the Company. The number of shares of common stock authorized under the Employees' Plan is 103,674. For the year ended June 30, 1993, 103,674 options were granted at $10.00 per share. No options were granted subsequently. Options granted under the Incentive Plan become exercisable in seven annual installments with the first installment exercisable on the date of grant, June 24, 1993. The term of the options issued under the Employees' Plan expires ten years from the date of grant, or within one year from the date of death, disability or retirement of the optionee.

  The number of shares of common stock authorized under the Directors' Plan is 68,826. For the year ended June 30, 1993, stock options to purchase 58,993 shares were granted at a price of $10.00 per share and are exercisable immediately. During the year ended June 30, 1998, stock options to purchase 9,828 shares were granted at a price of $23.50 per share and are exercisable immediately. The term of the options issued under the Director's Plan expires ten years from the date of grant, or three years from the date of death, disability or retirement of the optionee.

  The company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for the stock option plans. If the methodology prescribed under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS no. 123) had been applied, compensation cost would have been determined based on the fair market value at the grant date for awards under those plans. The pro forma effect of applying SFAS No. 123 is as follows for the applicable income statement components:

                                        As      Pro Forma     Under
                                     Reported    Effect    SFAS No. 123
                                    ----------  ---------  ------------
      Compensation and benefits     $1,099,000    $56,000    $1,155,000
                                    ==========    =======    ==========
      Income before income taxes     2,963,000    $56,000    $2,907,000
      Income tax expense             1,079,000     21,000     1,058,000
                                    ----------    -------    ----------
      Net Income                    $1,884,000    $35,000     1,849,000
                                    ==========    =======    ==========
      Earning Per Share-basic       $     1.52    $   .03    $     1.49
                                    ==========    =======    ==========
      Earning Per Share-diluted     $     1.44    $   .03    $     1.41
                                    ==========    =======    ==========

  The weighted-average grant-date fair value of the options granted during the year ended June 30, 1998 was $56,000. The fair value of options granted was determined using the Black-Scholes option-pricing model. Significant assumptions used were-risk-free interest rate of 6.15%; expected life of 5.9 years; expected volatility of 15%; and expected dividends of $.40 per share. A summary of the status of the company's two fixed stock option plans as of June 30, 1996, 1997, and 1998 and changes during the years ending in those dates is presented below:

                                                       1996                          1997                        1998
                                              ----------------------       ------------------------     --------------------
                                                           Weighted-                      Weighted-                Weighted-
                                                           Average                        Average                  Average
                                                           Exercise                       Exercise                 Exercise
Fixed Options                                 Shares        Price          Shares          Price        Shares      Price
-------------                                 -------      ---------       ------         ---------     ------     ---------
Outstanding at beginning of year             149,556         $10           149,556          $10        139,723      $10.00
Granted                                           --                           --                        9,828       23.50
Exercised                                         --                           --                      (27,100)      10.00
Retired                                           --                       (9,833)           10        (44,226)      10.00
                                             -------                      -------                      -------      ------
Outstanding at end of year                   149,556          10          139,723            10         78,225       11.70
                                             =======                      =======                      =======      ======
Options Exercisable at year end              129,181                      129,348                       77,845
Weighted-average fair value of options
granted during the year                      $   N/A                      $   N/A                      $56,000

                                                   June 30, 1998, 1997 and 1996

The following table summarizes the information about fixed stock options outstanding at June 30, 1998:

                     Options Outstanding                                 Options Exercisable
-------------------------------------------------------------------  ------------------------------
                                       Weighted-
                                       Average                                            Weighted-
                                      Remaining         Weighted           Number         Average
                    Outstanding      Contractual         Average         Exercisable      Exercise
Exercise Price    At June 30, 1998      Life         Exercise Price  At June 30, 1998      Price
--------------    ----------------   -----------     --------------  ----------------     ---------
    $10.00            68,397          5.0 Years          $10.00            68,017          $10.00

    $23.50             9,828          5.0 Years          $23.50             9,828          $23.50


NOTE 9:  OFFICER, DIRECTOR AND EMPLOYEE PLANS (Continued)

EMPLOYEE STOCK OWNERSHIP PLAN
------------------------------------------------------------------------------

  The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $685,000 from the Company and purchased 68,500 common shares. The loan is payable over a period of 10 years with an interest rate of 4 percent. The Association makes scheduled discretionary cash contributions to the ESOP sufficient to service the amount borrowed.

  Shares are released for allocation to participants based upon the ratio of the current year's debt service to the sum of total principal and interest payments over the life of the loan. Released shares are allocated among ESOP participants on the basis of compensation in the year of allocation. Dividends paid on allocated and unallocated shares are added to participant accounts.

  The Company accounts for its ESOP in accordance with Statement of Position 93-
6. Accordingly, the debt of the ESOP is recorded as debt and shares pledged as collateral are reported as unearned ESOP shares, a reduction of stockholder's equity. As shares are released from collateral, the Association records compensation expense in an amount equal to the fair value of the shares, and the shares become outstanding for earnings-per-share (EPS) computations. Compensation expense is also recognized for Company dividends on unallocated shares paid or added to participant accounts. ESOP compensation expense was $257,000, $240,000 and $275,000 for the years ended June 30, 1998, 1997 and 1996 respectively.

The ESOP shares as of June 30, 1998 were as follows:

Allocated shares                          41,514
Shares released for allocation             4,690
Unreleased shares                         24,513
                                        --------
Total ESOP shares                         70,717
Fair value of unreleased shares         ========
at June 30, 1998                        $607,000
                                        ========

ASSOCIATION RECOGNITION AND RETENTION PLAN
--------------------------------------------------------------------------------

  The Company formed an Association Recognition and Retention Plan ("RRP"), which was authorized to acquire 4% of the shares of common stock. The total shares authorized were awarded to directors and to employees in key management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company.

  The Association contributed funds to the RRP plan to enable it to acquire the shares of common stock required to fund the RRP (69,000 shares). For the year ended June 30, 1993, there were 64,308 shares awarded. Awards under the RRP Plan become vested at a rate of 25% per year.

  The $690,000 contributed to the RRP was amortized to compensation expense as the plan participants become vested in those shares. For the years ended June 30, 1997 and 1996, the Association recognized compensation expense of $37,000, and $87,000 respectively for the RRP plan. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity. During the year ended June 30, 1998, there were 4,692 shares awarded to directors which resulted in an additional $135,000 of compensation expense.

OUTSIDE DIRECTORS' RETIREMENT PLAN
-------------------------------------------------------------------------------

  Under this plan an outside director who has served as a director for at least 15 years at the time of retirement will be eligible to receive a benefit equal to 50% of the annual directors fee for five years. In addition, a director's heirs are eligible to receive 1/2 of the benefit due to the director.

  The Outside Directors' Retirement Plan is unfunded. All benefits will be payable from the Association's current assets. The Association estimated the future cost of the Outside Directors Retirement Plan and accrues current compensation expense. The Association estimated the cost based on an assumed retirement age of 75 and an assumption that all directors would have at least 15 years service at the time of retirement. The estimated cost is being amortized into compensation expense over a 14 year period. This is the estimated average number of years to retirement plus the five year benefit period for the existing board members. This amortization resulted in expense of approximately $8,000 for the years ended June 30, 1998, 1997, and 1996.



                                                    June 30, 1998, 1997 and 1996

NOTE 10:  INCOME TAXES

  As discussed in Note 1, the Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax basis of existing assets and liabilities.

  A deferred tax asset is to be recognized for the bad debt reserve established for financial reporting purposes and requires a deferred tax liability to be recorded for increases in the tax bad debt reserve since January 1, 1988, the effective date of certain changes made by the Tax Reform Act of 1986 to the calculation of savings institutions' bad debt deduction.

  Accordingly, retained earnings at June 30, 1998, include approximately $4,714,000 for which no deferred federal income tax liability has been recognized.

  The Company and the Association file consolidated federal income tax returns on a fiscal year ended June 30 basis. In accordance with the Tax Sharing Agreement, the Association agrees to remit its pro rata share of the total consolidated tax liability, calculated as if it were filing a separate return for the year, to the Company on a quarterly basis. There were no significant intercompany tax receivable/payable balances at June 30, 1998.

 Income tax expense for the periods then ended is summarized as follows:


                        June 30,
                   ------------------
                   1998   1997   1996
                   ----   ----   ----
                     (In thousands)
Federal:
 Current         $  941   $ 763  $ 744
 Deferred            12     109     59
State:
 Current            131     111     91
 Deferred            (5)      3      4
                 ------   -----  -----
                 $1,079   $ 986  $ 898
                 ======   =====  =====

  Total income tax expense differed from the amounts computed by applying the U.S. Federal income tax rates of 34 percent to income before income taxes as a result of the following:

                                                         June 30,
                                                    -------------------
                                                    1998    1997   1996
                                                    ----    ----   ----
                                                      (In thousands)
Expected income tax expense at federal tax rate    $1,007   $ 825  $ 779
State income tax, net of federal tax benefit           83      75     63
Nondeductible loan loss provision                      20      32     --
Compensation expense for employee stock plans          --      41     48
 Other                                                (31)     13      8
                                                   ------   -----  -----
Total income tax expense                           $1,079   $ 986  $ 898
                                                   ======   =====  =====

                                                   June 30, 1998, 1997, and 1996

  Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that give rise to significant portions of the deferred tax liability relate to the following:

                                                         1998    1997
                                                        ------  ------
                                                        (In thousands)
Income tax basis of FHLB stock versus carrying value    $  77   $ 139
Deferred loan fees                                         13      11
Unrealized gain on investments                            504     427
                                                        -----   -----
   Gross deferred tax liabilities                         594     577
                                                        -----   -----
SFAS 106 deferred tax asset (Note 9)                      (19)    (16)
RRP expense deferred for tax                              (60)    (66)
State deferred tax benefit for bad debts                  (48)    (44)
                                                        -----   -----
   Gross deferred tax assets                             (127)   (126)
                                                        -----   -----
Net deferred tax liability (asset)                        467     451
                                                        -----   -----
Federal tax payable                                        15      74
State tax payable                                          59      65
                                                        -----   -----
Net current tax liability                                  74     139
                                                        -----   -----
   Total income tax liability                           $ 541   $ 590
                                                        =====   =====

  Deferred tax expense (benefit) results from temporary differences between the financial statement carrying amounts and tax basis of existing assets and liabilities. The sources and tax effects of these temporary differences are as follows:

                                                      June 30,
                                                 ------------------
                                                 1998   1997   1996
                                                 ----   ----   ----
                                                    (In thousands)
FHLB stock dividends                           $ (62)  $  --   $  28
Deferred loan fees                                 2       1      (2)
Tax bad debt reserve                              --      --      (5)
Post retirement benefits - SFAS 106               (3)     (3)     (3)
State bad debt                                    (9)    (14)     (7)
RRP expense deferred for tax                       6      48      26
Tax benefit of RRP plan                           73      73      19
                                               -----   -----   -----
Total deferred tax expense                     $   7   $ 112   $  63
                                               =====   =====   =====

                                                   June 30, 1998, 1997 and 1996

NOTE 11:  REGULATORY MATTERS

The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision
(OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Association and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

  Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As discussed in greater detail below, as of June 30, 1998, the Association does meet all of the capital adequacy requirements to which it is subject.

  As of June 30, 1998, the most recent notification from the OTS, the Association was categorized as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, the Association must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Association's prompt corrective action category.

                                 For Capital Adequacy
                                 Purposes and to be Well-
                               Capitalized under the Prompt
                               Corrective Action Provision
                                                                Minimum For
                                                                  Capital
                                                                  Adequacy
                                     Actual                       Purposes
                                ---------------------------------------------
                                Amount   Ratio  Amount  Ratio   Amount  Ratio
                                ------   -----  ------  -----   ------  -----
                                                (dollars
                                                   in
                                                thousands)
As of June 30, 1998
Total Risk-Based Capital
 (to Risk-Weighted Assets)     $27,406  32.1%  $ 8,549  10.0%   $6,840   8.0%
Tier I Capital (to
  Risk-Weighted Assets)        $26,716  31.2%  $ 5,130   6.0%   $3,420   4.0%
Tier I Capital (to
  Adjusted Total Assets)       $26,716  13.2%  $12,148   6.0%   $8,099   4.0%
Tangible Capital (to
  Adjusted Total Assets)       $26,716  13.2%  $10,124   5.0%       --    --

As of June 30, 1997
Total Risk-Based Capital
 (to Risk-Weighted Assets)     $26,824  31.7%  $ 8,456  10.0%   $6,765   8.0%
Tier I Capital (to
 Risk-Weighted Assets)         $26,194  31.0%  $ 5,074   6.0%   $3,383   4.0%
Tier I Capital (to
 Adjusted Total Assets)        $26,194  11.2%  $14,044   6.0%   $9,363   4.0%
Tangible Capital (to
 Adjusted Total Assets)        $26,194  11.2%  $11,703   5.0%       --    --

                                                    June 30, 1998, 1997 and 1996

NOTE 12:  OTHER NON-INTEREST INCOME AND EXPENSE

Other non-interest income and expense amounts are summarized as follows:

                                                                                                        June 30,
                                                                                                   ------------------
                                                                                                   1998   1997   1996
                                                                                                   ----   ----   ----
                                                                                                     (In thousands)
Other non-interest income:
  Gain on sale of investments and loans                                                            $ 34  $  --   $ --
  Loan late charges                                                                                   3      4      4
  Other                                                                                               7      6     17
                                                                                                   ----  -----   ----
                                                                                                   $ 44  $  10   $ 21
                                                                                                   ====  =====   ====
Other non-interest expense:
  Advertising and promotion                                                                        $ 47  $  40   $  8
  Data processing                                                                                    70     56     52
  Professional fees                                                                                  51     59     39
  Printing, postage and supplies                                                                     26     27     28
  Telephone                                                                                          20     12      9
  Foreclosed real estate expenses                                                                    --     --      5
  Other                                                                                              87     81     63
                                                                                                   ----  -----   ----
                                                                                                   $301  $ 275   $204
                                                                                                   ====  =====   ====

NOTE 13:  COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Association had outstanding firm commitments to originate or purchase loans as follows:

                               June 30, 1998               June 30, 1997
                         -------------------------   -----------------------
                         Fixed-    Variable-         Fixed-  Variable-
                          Rate      Rate     Total    Rate    Rate     Total
                         ------    --------- -----   ------  --------- -----
                                           (In thousands)
First-mortgage loans     $1,388   $8,153    $9,541  $  355   $7,593   $7,948
                         ======   ======    ======  ======   ======   ======

The Association is, from time to time, a party to certain lawsuits arising in the ordinary course of its business. The Association believes that none of these lawsuits would, if adversely determined, have a material adverse effect on its financial condition or results of operations.

                                                    June 30, 1998, 1997 and 1996

NOTE 14:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

  The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the statement of financial position. The contract of those instruments reflect the extent of the Association's involvement in particular classes of financial instruments.

  The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                            Contract Amount
                            ---------------
                                June 30,
                              -----------
                              1998   1997
                              ----   ----
                            (In thousands)
Financial instruments,
the contract amounts
of which represent
credit risk:
    Commitments to
    extend credit            $9,541  $7,948
                             ======  ======

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some commitments can expire without being drawn upon the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include residential and income-producing commercial properties. The loan commitments at June 30, 1998, were at fixed rates of 7.9% to 8.5% for 15 to 30 years on $1,388,000 and variable rates of 7.0% to 8.2% on $8,153,000.

  The Association maintains cash accounts at the Federal Home Loan Bank and two local banks. Balances reflected on the local banks' statements exceed the $100,000 insurance limit by varying amounts on a daily basis. The Association controls this risk by monitoring the financial condition of the local banks. The Federal Home Loan Bank is an instrumentality of the U.S. Government.


NOTE 15:  SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

  Most of the Association's business activity is with customers located within the State of Missouri. As of June 30, 1998 and 1997, the Association's loans receivable included approximately $119.1 million and $91.2 million , respectively of loans originated or purchased in the Columbia, Missouri area. A substantial part of these loans are on 1 to 4 family residences. Included is approximately $9.4 million and $8.9 million of commercial loans, respectively.


NOTE 16:  RELATED PARTY TRANSACTIONS

  Certain directors and executive officers of the Company or its subsidiary were loan customers. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party is as follows:

                            June 30,
                       -------------------
                         1998       1997
                       ---------  --------
  Beginning balance     $261,000  $258,000
  New loans               10,000    15,000
  Repayments              17,000    12,000
                        --------  --------
  Ending balance        $254,000  $261,000
                        ========  ========

                                                    June 30, 1998, 1997 and 1996

NOTE 17:  CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

  The following condensed statement of financial condition, as of June 30, 1998 and 1997 and condensed statements of earnings and cash flows for the years then ended for MBLA Financial Corporation should be read in conjunction with the consolidated financial statements and the notes thereto.

                                                           June 30,
                                                        1998      1997
                                                      --------  --------
                                                        (In thousands)
  ASSETS
Cash on hand and noninterest earning deposits         $    --   $     1
Interest-earning deposits in other institutions           473     1,600
Investment in subsidiary                               27,575    26,921
ESOP loan receivable                                      188       282
                                                      -------   -------
     Total assets                                     $28,236   $28,804
                                                      =======   =======
  LIABILITIES AND STOCKHOLDERS' EQUITY
Income taxes payable                                  $    (4)  $    (4)
Dividends payable                                         374       260
Accrued expenses                                           25        12
                                                      -------   -------
     Total liabilities                                    395       268
                                                      -------   -------
STOCKHOLDERS' EQUITY
Common stock                                               17        17
Additional paid in capital                             17,526    16,944
Retained earnings                                      19,022    18,535
Less:
 Treasury stock                                        (9,395)   (7,347)
Unrealized gain (loss) on securities, net of taxes        859       727
ESOP obligation                                          (188)     (282)
RRP incentive plan                                         --       (58)
                                                      -------   -------
     Total Stockholders' Equity                        27,841    28,536
                                                      -------   -------
     Total liabilities and stockholders' equity       $28,236   $28,804
                                                      =======   =======

                                                    June 30, 1998, 1997 and 1996

                                  Statement of Income
                                                              Years Ended June 30,
                                                                 1998      1997
                                                                 ----      ----
                                                                 (In thousands)
Interest income:
  Investment securities                                         $    --  $    39
  Other interest-earning assets                                      41       20
  ESOP loan                                                          10       14
                                                                -------  -------
                                                                     51       73
Income from investment in subsidiary                              1,945    1,471
Noninterest expense:
   Other                                                           (122)    (101)
                                                                -------  -------
Income before income taxes                                        1,874    1,443
Income tax (expense) recovery                                        10       (2)
                                                                -------  -------
   Net income                                                   $ 1,884  $ 1,441
                                                                =======  =======

                                  Statement of Cash Flows
                                                              Years Ended June 30,
                                                                 1998      1997
                                                                 ----      ----
                                                                 (In thousands)
Cash flows from operating activities:
 Net income                                                     $ 1,884  $ 1,441
 Equity in earnings of subsidiary                                   (45)     229
 Adjustments to reconcile net earnings to net
  cash provided by operating activities:
  (Increase) decrease in interest receivable                         (1)      (1)
  Decrease in dividend receivable                                    --    1,200
  Decrease in income tax payable                                     --        2
  Increase (decrease) in other liabilities                          126      (11)
                                                                -------  -------
    Net cash provided (used) by operating
      activities                                                  1,964    2,860
                                                                -------  -------
Cash flows from investing activities:
 Proceeds from maturities of investment
  securities and certificates of deposit                          1,174      927
 Purchase of investment securities and
  certificates of deposit                                        (1,174)    (927)
 (Increase) decrease in loans receivable ESOP                        94      108
                                                                -------  -------
    Net cash provided (used) in investing
      activities                                                     94      108
                                                                -------  -------
Cash flows from financing activities:
 Proceeds from issuance of common stock                             271       --
 Stock options retired                                             (779)     (58)
 Purchase of treasury stock                                      (2,048)  (1,423)
 Dividends paid                                                    (631)    (528)
                                                                -------  -------
    Net cash provided (used) by financing
     activities                                                  (3,187)  (2,009)
                                                                -------  -------
    Increase (decrease) in cash and cash
      equivalents                                                (1,129)     959
Cash and cash equivalents at beginning of period                  1,601      642
                                                                -------  -------
Cash and cash equivalents at end of period                      $   472  $ 1,601
                                                                =======  =======
Dividends paid by subsidiary to parent                          $ 1,900  $ 1,180
                                                                =======  =======

                                                    June 30, 1998, 1997 and 1996

NOTE 18: FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following table presents the carrying amounts and fair values of the company's financial instruments at June 30, 1998 and 1997. FASB Statement No. 107, Disclosures About Fair Value of Financial Instruments, defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                               June 30, 1998
                           ----------------------
                            Carrying      Fair
                             Amount      Value
                           ----------  ----------
                               (In thousands)
Nontrading instruments:
  Cash and cash
    equivalents            $   3,635   $   3,635
  Investment securities
    and mortgage-backed
    securities             $  57,996   $  57,996
  Loans, net               $ 136,647   $ 136,925
  Accrued interest
    receivable             $   1,162   $   1,162
  FHLB stock               $   3,134   $   3,134
  Deposit liabilities      $(115,330)  $(115,635)
  Debt-FHLB advances       $ (58,640)  $ (58,541)
  Other liabilities        $  (1,417)  $  (1,417)

                               June 30, 1997
                           ----------------------
                            Carrying      Fair
                             Amount      Value
                           ----------  ----------
                               (In thousands)
Nontrading instruments:
  Cash and cash
    equivalents            $   4,714   $   4,714
  Investment securities
    and mortgage-backed
    securities             $  96,014   $  96,014
  Loans, net               $ 126,448   $ 127,436
  Accrued interest
    receivable             $   1,595   $   1,595
  FHLB stock               $   5,652   $   5,652
  Deposit liabilities      $(101,959)  $(102,171)
  Debt-FHLB advances       $(102,870)  $(102,735)
  Other liabilities        $  (1,458)  $  (1,458)

  The carrying amounts in the tables are included in the statement of financial position under the indicated captions, except for advances from borrowers for taxes and insurance, income taxes payable and accrued expenses and other liabilities which have been combined into other liabilities.

ESTIMATION OF FAIR VALUES
-------------------------------------------------------------------------------

  The following notes summarize the major methods and assumptions used in estimating the fair values of financial instruments.

  Short-term financial instruments are valued at their carrying amounts included in the statement of financial position, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. This approach applies to cash and cash equivalents, accrued receivables, and certain other liabilities.

  Loans are valued on the basis of estimated future receipts of principal and interest, discounted at various rates and reduced by the loan loss allowance. Future cash flows of loans are estimated based on their maturities and weighted average rates and are discounted at current rates offered for similar loan terms to new borrowers.

  Investment securities are valued at quoted market prices if available. For unquoted securities, the reported fair value is estimated by the Company on the basis of financial and other information.

  Fair value of demand deposits and deposits with no defined maturity is taken to be the amount payable on demand at the reporting date. The fair value of fixed-maturity deposits is estimated using rates currently offered for deposits of similar remaining maturities. The intangible value of long-term relationships with depositors is not taken into account in estimating the fair values disclosed.

  Rates currently available to the Company for Federal Home Loan Bank advances with similar terms and remaining maturities are used to estimate the fair value of existing borrowings as the present value of expected cash flows. Advances which have maturities within one year or rates which adjust monthly are valued at the carrying amount.


NOTE 19: MARKET RISK DISCLOSURES

  The Association's net portfolio values would change as market interests change. Based on the office of Thrift Supervisor's Interest Rate Risk Exposure Report as of June 30, 1998, a 200 basis point increase in market interest rates would cause a $4.19 million, or 15.36 percent, decline in the market value of its portfolio assets.


NOTE 20: YEAR 2000

  The Association has been in contact with their data processing service provider. Their tentative Year 2000 testing schedule begins in September 1998 and continues through January 1999. As of this date, the Association expects a cost of no more than $25,000 to be Year 2000 compliant.

  The Association has contacted software vendors and does not foresee any major capital expenditures. In-house testing of major software packages the Association utilizes (as well as Association hardware) have been initiated and expected to be completed by March 31, 1999. The Association should have all testing completed by June 30, 1999.

                                                   June 30, 1998, 1997 and 1996

NOTE 21: RECENT ACCOUNTING PRONOUNCEMENTS

  SFAS No. 130 "Reporting Comprehensive Income," will be adopted July 1, 1998. This statement provides accounting and reporting standards to report a measure of all changes in equity of an enterprise that results from recognized transactions and economic events of the period. The major component of comprehensive income for the Company will be unrealized gains and losses on certain investments in debt and equity securities.

  SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

  Management believes adoption of SFAS Nos. 130 and 133 does not have a material effect on the financial position or results of operations, nor will adoption require additional capital resources.

  The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Association keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

                [LOCKRIDGE, CONSTANT & CONRAD, LLC LETTERHEAD]

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

The Board of Directors
MBLA Financial Corporation
Macon, Missouri

We have audited the accompanying consolidated statements of financial condition of MBLA Financial Corporation and Subsidiary as of June 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of MBLA Financial Corporation and Subsidiary as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.


/s/ Lockridge, Constant & Conrad, LLC

August 4, 1998
Chillicothe, Missouri


                       MEMBERS SEC PRACTICE SECTION AND
              AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

                     General Information for Stockholders
                          MBLA FINANCIAL CORPORATION

101 Vine Street                                        801 North Morley
Macon, Missouri  63552                              Moberly, Missouri  65270
Telephone: (660) 385-2122                          Telephone: (660) 263-6231

                                Annual Meeting

The Annual Meeting of MBLA Financial Corporation Stockholders will be held at the office of Macon Building & Loan Association, 101 Vine Street, Macon, Missouri, on Tuesday, October 27, 1998 at 4:30 p.m. A formal notice of the Meeting, together with a proxy statement and a proxy form, will be mailed to shareholders.

Transfer Agent and Registrar
Registrar and Transfer Company
10 Commerce Drive                                 Shareholder and
Cranford, NJ  07016-3572                          General Inquiries
(800) 456-0596                                    Clyde D. Smith
                                                  Vice President and
                                                  Chief Financial Officer
                                                  101 Vine Street
                                                  Macon, MO  63552
                                                  (660) 385-2122
General Counsel
Hadley Grimm
105 N. Rollins   Suite C
Macon, MO  63552
(660) 385-2115


Stock Listing

MBLA Financial Corporation stock is traded on the over-the-counter market under the NASDAQ symbol of MBLF and can be found listed in the following newspapers under the noted abbreviations:

        Wall Street Journal:   MBLA             USA Today:  MBLA

The following table sets forth market price information for the common stock of the Company for the periods indicated and dividend payments for each semi-annual period as indicated. There is no assurance that the Company will continue to pay dividends due to future changes in economic conditions and future interest rates.

          Quarter Ended         High     Low      Dividends
          -------------         ----     ---      ---------
          September 30, 1996    $ 23.25  $ 21.25  N/A
          December 30, 1996     $ 22.25  $ 19.00  $.20
          March 31, 1997        $20.625  $ 19.25  N/A
          June 30, 1997         $ 25.25  $19.875  $.20
          September 30, 1997    $ 27.25  $ 23.25  N/A
          December 30, 1997     $ 30.50  $ 25.25  $.20
          March 30, 1998        $30.625  $ 27.25  N/A
          June 30, 1998         $27.125  $ 23.00  $.30

Annual and Other Reports
Additional copies of this Annual Report to Shareholders, and copies of the Company's most recent Form 10-KSB may be obtained without charge from the Company.

    MBLA FINANCIAL
    CORPORATION

    101 Vine Street
    Macon, MO  63552

                                                                      APPENDIX E

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               ________________


                                   FORM 10-Q


QUARTERLY REPORT UNDER SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF
                                      1934


                               ________________


FOR THE QUARTER ENDED MARCH 31, 1999                COMMISSION FILE NO. 0-21482



                          MBLA FINANCIAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



            DELAWARE                                   43-1637679
    (STATE OF INCORPORATION)             (I.R.S. EMPLOYER IDENTIFICATION NO.)



          101 VINE STREET
          MACON, MISSOURI                                    63552
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                  (ZIP CODE)



                 REGISTRANT'S TELEPHONE NUMBER: (660) 385-2122


     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.   Yes  X    No_____
                                               -----


The number of shares outstanding of the issuer's common stock, par value $.01 per share, was 1,247,021 at May 4, 1999.

================================================================================

                   MBLA FINANCIAL CORPORATION AND SUBSIDIARY
                                   FORM 10-Q


                                     Index

PART I. FINANCIAL INFORMATION
-----------------------------

Item 1   Financial Statements                                              Page
                                                                           ----
         Consolidated Statements of Financial Condition as of March 31,
         1999 (unaudited) and June 30, 1998...............................  E-2

         Consolidated Statements of Income for the Three Months
         ended March 31, 1999 and 1998 (unaudited) and for the
         Nine Months ended March 31, 1999 and 1998 (unaudited)............  E-3

         Consolidated Statements of Comprehensive Income for the
         Three Months ended  March 31, 1999 and 1998 (unaudited)
         and for the Nine Months ended March 31, 1999 and 1998
         (unaudited)......................................................  E-4

         Consolidated Statements of Changes in Stockholders' Equity
         for the Nine Months ended March 31, 1999 and
         1998 (unaudited).................................................  E-5

         Consolidated Statements of Cash Flows for the Nine Months
         ended March 31, 1999 and 1998 (unaudited)........................  E-7

         Notes to Unaudited Consolidated Financial Statements.............  E-9

Item 2   Management's Discussion and Analysis of Financial Condition
         and Results of Operations........................................ E-11

Item 3   Quantitative and Qualitative Disclosures About Market Risk....... E-21


PART II. OTHER INFORMATION
----------------------------

Item 1   Legal Proceedings................................................ E-22

Item 2   Changes in Securities and Use of Proceeds........................ E-22

Item 3   Default upon Senior Securities................................... E-22

Item 4   Submission of Matters to a Vote of Security Holders.............. E-22

Item 5   Other Information................................................ E-22

Item 6   Exhibits and Reports on Form 8-K................................. E-22

Signature Page............................................................ E-23

                          MBLA FINANCIAL CORPORATION
                Consolidated Statements of Financial Condition

                                                                                          March 31,
                                                                                            1999             June 30,
                                                                                         (unaudited)           1998
                                                                                         -----------         --------
                       ASSETS                                                                   (In thousands)
Cash on hand and noninterest-earning deposits                                           $     77            $    580
Interest-earning deposits in other institutions                                            7,787               3,055
Investment securities available-for-sale, at fair value                                    7,512               9,770
Mortgage-backed and related securities
  available-for-sale, at fair value                                                       44,628              48,226
Loans receivable, net                                                                    141,121             136,647
FHLB stock                                                                                 3,134               3,134
Accrued interest receivable                                                                1,093               1,162
Real estate owned                                                                            138                   -
Premises and equipment                                                                       268                 282
Other assets                                                                                 430                 372
                                                                                        --------            --------
     Total assets                                                                       $206,188            $203,228
                                                                                        ========            ========

  LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits                                                                                $118,842            $115,330
Advances from Federal Home Loan Bank                                                      57,456              58,640
Advances from borrowers for taxes and insurance                                              128                 165
Income taxes payable                                                                         550                 541
Accrued expenses and other liabilities                                                       376                 711
                                                                                        --------            --------
     Total liabilities                                                                  $177,352            $175,387
                                                                                        --------            --------
Preferred stock, $.01 par value;
  authorized 500,000 shares; none outstanding                                           $      -            $      -
Common stock, $.01 par value; authorized 2,500,000
 shares, issued 1,765,211 shares at March 31, 1999
  and June 30, 1998                                                                           17                  17
Additional paid-in capital                                                                17,754              17,526
Retained earnings, substantially restricted                                               20,068              19,022
Less:
   Treasury stock, at cost - 518,190 shares at March 31, 1999
     and June 30, 1998                                                                    (9,395)             (9,395)
   Common stock acquired by the ESOP                                                        (139)               (188)
   Unrealized gain on securities available-for-sale,
    net of applicable deferred income taxes                                                  531                 859
                                                                                        --------            --------
    Total stockholders' equity                                                          $ 28,836            $ 27,841
                                                                                        --------            --------
     Total liabilities and stockholders' equity                                         $206,188            $203,228
                                                                                        ========            ========

See accompanying Notes to Unaudited Consolidated Financial Statements

                          MBLA FINANCIAL CORPORATION
                       Consolidated Statements of Income
                                  (Unaudited)


                                                            THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                 MARCH 31,              MARCH 31,
                                                            ------------------     -----------------
                                                              1999      1998         1999      1998
                                                            --------  --------     --------  -------
                                                              (In thousands)         (In thousands)
Interest income:
  Loans receivable                                          $2,618    $  2,412     $ 7,784   $ 7,172
  Investment securities                                        154         301         509       928
  Mortgage-backed and related securities                       690       1,016       2,252     3,389
  Other interest-earning assets                                 83          87         197       254
                                                            ------    --------     --------  -------
     Total interest income                                   3,545       3,816      10,742    11,743

Interest expense:
  Deposits                                                   1,590       1,547       4,890     4,532
  Advances                                                     746       1,105       2,413     3,686
                                                            ------    --------     --------  -------
     Total interest expense                                  2,336       2,652       7,303     8,218

  Net interest income                                        1,209       1,164       3,439     3,525

Provision for loan losses                                        5          15          35        45
                                                            ------    --------     --------  -------
Net interest income after provision for loan losses          1,204       1,149       3,404     3,480
                                                            ------    --------     --------  -------
Noninterest income:
  Commitment fees                                                -           -           -         1
  Other                                                          7           2          62         6
                                                            ------    --------     --------  -------
     Total noninterest income                                    7           2          62         7
                                                            ------    --------     --------  -------
Noninterest expense:
  Compensation and benefits                                    248         363         742       838
  Occupancy and equipment                                       40          43         107       116
  SAIF deposit insurance premiums                               30          33          94        94
  Loss on sale of real estate owned                             32           -          32         -
  Net gain on sale of investments                                -           -           -       (14)
  Net gain of sale of loans                                    (26)         (8)        (54)       (8)
  Other                                                        103          63         242       172
                                                            ------    --------     --------  -------
     Total noninterest expense                                 427         494       1,163     1,198
                                                            ------    --------     --------  -------

Income before income taxes                                     784         657       2,303     2,289
Income tax expense                                             332         152         888       805
                                                            ------    --------     --------  -------
Net income                                                  $  452    $    505     $ 1,415   $ 1,484
                                                            ======    ========     ========  =======
Earnings per share:
  Basic                                                     $ 0.37    $   0.41     $  1.15   $  1.19
  Diluted                                                   $ 0.35    $   0.39     $  1.11   $  1.13

See accompanying Notes to Unaudited Consolidated Financial Statements

                          MBLA FINANCIAL CORPORATION
                Consolidated Statements of Comprehensive Income
                                  (Unaudited)

                                       Three Months Ended    Nine Months Ended
                                            March 31,             March 31,
                                       ------------------    -----------------
                                         1999     1998         1999      1998
                                       -------   --------    -------    ------
                                         (in thousands)        (in thousands)
Net income                              $452      $505        $1,415    $1,484

Other comprehensive gain (loss),
  net of tax:
 Unrealized holding gains (losses)
  arising during period                  (53)       22          (328)      181
                                        -----    ------       -------   ------

Comprehensive income                    $399      $527        $1,087    $1,665
                                        =====    ======       =======   ======

See accompanying Notes to Unaudited Consolidated Financial Statements

                          MBLA FINANCIAL CORPORATION
           CONSOLIATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)


                                                                                                          UNREALIZED
                                                                                                          GAIN (LOSS)
                                                                                                          SECURITIES
                                                                                                          AVAILABLE-
                                                                                                          FOR-SALE,
                                                                                                            NET OF
                                                                                   COMMON       COMMON    APPLICABLE
                                         ADDITIONAL                                 STOCK       STOCK      DEFERRED
                              COMMON      PAID-IN      RETAINED       TREASURY     ACQUIRED    ACQUIRED     INCOME
                              STOCK       CAPITAL      EARNINGS        STOCK       BY ESOP      BY RRP      TAXES     TOTAL
                              ------     ----------    --------       --------     --------    --------     -----     -----
                                                       (IN THOUSANDS)
NINE MONTHS ENDED
-----------------
MARCH 31, 1998
--------------
Balance at June 30, 1997       $   17      $16,944     $18,535      ($7,347)       ($282)      ($58)       $727      $28,536

Additions (deductions) for
 the nine months ended
 March 31, 1998:
  Net income                        -            -       1,484            -            -          -           -        1,484
  Compensation expense
   related to ESOP                  -          115           -            -            -          -           -          115
  Reduction of ESOP
   obligation                       -            -           -            -           47          -           -           47
  Deferred tax on RRP               -           55           -            -            -          -           -           55
  Amortization of RRPs              -            -           -            -            -         58           -           58
  Dividends on unallocated
   ESOP shares                      -            -           6            -            -          -           -            6
  Purchase of treasury stock
   (74,466 shares)                  -            -           -       (1,955)           -          -           -       (1,955)
  RRP shares released               -           89           -            -            -          -           -           89
  Stock options exercised           -          271           -            -            -          -           -          271
  Stock options retired             -            -        (632)           -            -          -           -         (632)
  Dividends declared                -            -        (257)           -            -          -           -         (257)
  Unrealized gain (loss) on
   securities available-for-
   sale, net of defered
   income tax of $106,000           -            -           -            -            -          -         181          181
                             --------------------------------------------------------------------------------------------------
Balance, March 31, 1998        $   17      $17,474     $19,136      ($9,302)       ($235)       $ 0        $908     $ 27,998
                             ==================================================================================================

See accompanying Notes to Unaudited Consolidated Financial Statements

                          MBLA FINANCIAL CORPORATION
           Consolidated Statement of Changes in Stockholders' Equity
                                  (Unaudited)


                                                                                                         Unrealized
                                                                                                         Gain (Loss)
                                                                                                         Securities
                                                                                                         Available-
                                                                                                         For-Sale,
                                                                                             Common       Net of
                                                 Additional                                   Stock      Applicable
                                       Common     Paid-In       Retained      Treasury      Acquired      Deferred
                                        Stock      Capital      Earnings       Stock        by ESOP        Taxes         Total
                                       ------    ----------     --------      --------      --------     ----------     -------
                                                                 (In thousands)
Nine Months Ended
-----------------
March 31, 1999
--------------

Balance at June 30, 1998               $ 17      $ 17,526       $19,022        ($9,395)      ($188)       $  859        $27,841

Additions (deductions) for
 the nine months ended
 March 31, 1999:
   Net income                             -             -         1,415              -           -             -          1,415
   Compensation expense
    related to ESOP                       -            71             -              -           -             -             71
   Reduction of ESOP
    obligation                            -             -             -              -          49             -             49
   Deferred tax on RRP                    -            24             -              -           -             -             24
   Dividends on unallocated
    ESOP shares                           -             -             5              -           -             -              5
   Deferred tax on incentive
    options exercised                     -           133             -              -           -             -            133
   Dividends declared                     -             -          (374)             -           -             -           (374)
   Unrealized gain (loss) on
    securities available-for-sale,
    net of deferred income tax of
    $193,000                              -             -             -              -           -          (328)          (328)
                                       -----------------------------------------------------------------------------------------
Balance, March 31, 1999                $ 17      $ 17,754       $20,068        ($9,395)      ($139)       $  531        $28,836
                                       =========================================================================================

See accompanying Notes to Unaudited Consolidated Financial Statements.

                          MBLA FINANCIAL CORPORATION
                     Consolidated Statements of Cash Flows
                                  (Unaudited)

                                                                                             Nine Months Ended
                                                                                                    March 31,
                                                                                         ----------------------------
                                                                                           1999                1998
                                                                                         -------             --------
                                                                                               (In thousands)
Cash flow from operating activities:
  Net income                                                                              $   1,415          $    1,484
  Adjustments to reconcile net earnings to
   net cash provided by operating activities:
     Provision for loan losses                                                                   35                  45
     Net loss on sale of real estate owned                                                       32                   -
     Net gain on sale of mortgage-backed and related securities                                   -                 (14)
     Net loss on disposal of fixed assets                                                         -                   2
     Depreciation                                                                                28                  33
     Amortization of premiums and discounts                                                      (8)                (52)
     Excess of fair value over cost of ESOP unallocated shares                                   71                 115
     Amortization of RRP                                                                          -                 147
     Deferred tax on RRP                                                                         24                  54
     Deferred tax on incentive options exercised                                                133                   -
     Decrease (increase) in interest receivable                                                  70                 286
     Decrease (increase) in other assets                                                        (57)                  3
     Increase (decrease) in income tax payable                                                  202                (156)
     Increase (decrease) in other liabilities                                                  (340)                (85)
                                                                                         ----------          ----------
          Net cash provided by operating activities                                       $   1,605          $    1,862
                                                                                         ----------          ----------

Cash flow from investing activities:
  Loans purchased and originated                                                            (34,867)            (23,725)
  Proceeds from loans sold                                                                    4,606                 735
  (Increase) decrease in loans, net                                                          25,753              16,403
  Proceeds from maturities of available-for-sale investment securities                        4,500              27,186
  Purchase of available-for-sale investment securities                                       (2,249)            (11,147)
  Principal collected on repayments and maturities of available-
     for-sale mortgage-backed and related securities                                          3,094              20,004
  Proceeds from sale of mortgage-backed and related securities                                    -               3,905
  Purchase of mortgage-backed and related securities                                              -              (4,000)
  Loans transferred to REO                                                                     (174)                  -
  Proceeds from REO insurance claims                                                              4                   -
  Purchase of equipment and office building improvements                                        (15)                (23)
                                                                                         ----------          ----------
          Net cash provided (used) by investing activities                                $     652          $   29,338
                                                                                         ----------          ----------

Cash flows from financing activities:
  Net increase in deposits                                                                    3,512              11,783
  Net decrease in advances from borrowers for taxes and insurance                               (37)                (50)
  Proceeds from FHLB advances                                                                 2,000               2,000
  Principal payments on FHLB advances                                                        (3,184)            (40,171)
  Dividends paid                                                                               (368)               (511)
  Purchase of treasury stock                                                                      -              (1,955)
  Proceeds from issuance of common stock                                                          -                 271
  Unearned ESOP compensation decrease                                                            49                  47
  Stock options retired                                                                           -                (632)
                                                                                         ----------          ----------
          Net cash provided (used) by financing activities                                $   1,972         ($   29,218)
                                                                                         ----------          ----------

          Increase (decrease) in cash and cash equivalents                                $   4,229          $    1,982

Cash and cash equivalents at beginning of period                                              3,635               4,714
                                                                                         ----------          ----------
Cash and cash equivalents at end of period                                                $   7,864          $    6,696
                                                                                         ==========          ==========

                          MBLA FINANCIAL CORPORATION
                     Consolidated Statements of Cash Flows
                                  (Continued)


                                                                                             Nine Months Ended
                                                                                                    March 31,
                                                                                         ----------------------------
                                                                                           1999                1998
                                                                                         -------             --------
                                                                                                (In thousands)
Supplemental cash flow disclosures:
  Cash paid for:
     Interest                                                                              $  3,906           $   5,386
                                                                                         ==========          ==========

     Income Taxes                                                                          $    657           $     908
                                                                                         ==========          ==========

Noncash activity:
  Loans transferred to real estate owned                                                   $    174                   -
                                                                                         ==========          ==========

See accompanying Notes to Unaudited Consolidated Financial Statements

                   MBLA FINANCIAL CORPORATION AND SUBSIDIARY
             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


(1)  BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (GAAP) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation have been included. The results of operations and other data for the three and nine month periods ended March 31, 1999 are not necessarily indicative of results that may be expected for the entire fiscal year ending June 30, 1999.

     The unaudited consolidated financial statements include the amounts of MBLA Financial Corporation (the "Holding Company") and its wholly-owned subsidiary, Macon Building and Loan Association, F.A. (the "Association"), and the Association's wholly-owned subsidiary, MBL Financial Services, for the three and nine month periods ended March 31, 1999. The consolidated financial statements for the prior period include accounts of the Holding Company and its subsidiaries. Material intercompany accounts and transactions have been eliminated in consolidation.

(2)  CONVERSION TO STOCK OWNERSHIP

     The Holding Company, a Delaware corporation, was incorporated on February 23, 1993 for the purpose of becoming the holding company for the Association upon the Association's conversion from the mutual to stock form of ownership. The conversion was completed on June 24, 1993. The proceeds from the conversion, after recognizing conversion expenses and underwriting costs of approximately $840,000, were $16.41million and are recorded as common stock and additional paid in capital on the accompanying unaudited consolidated statement of financial condition. The Holding Company utilized approximately $8.205 million of the net proceeds to purchase all of the capital stock of the Association.

     The Association has established for eligible employees an Employee Stock Ownership Plan ("ESOP") in connection with the conversion. The ESOP borrowed $685,000 from the Holding Company and purchased 68,500 common shares issued in the conversion. The Association is making the scheduled discretionary cash contributions to the ESOP sufficient to service the amount borrowed. To date, the Association has made payments of $643,000 ($546,000 in principal) to the Holding Company. The $139,000 ESOP obligation ($685,000 in stock issued by the Holding Company on June 30, 1993 less the principal payments made by the Association) is reflected in the accompanying consolidated financial statements as a charge to unearned compensation and a credit to common stock and paid-in capital. The unamortized balance of unearned compensation is shown as a deduction of stockholders' equity. The unpaid balance of the ESOP loan is eliminated in consolidation.

     The Association established several Recognition and Retention Plans ("RRP's") which purchased in the aggregate 69,000 shares of common stock in the conversion. The Association contributed $690,000 to fund the purchase of the RRP shares. All but 4,692 shares were awarded to directors and officers at conversion and were earned over varying annual rates, depending upon the individual's position in the Association. The aggregate purchase price of these shares was amortized as compensation expense over the participants' vesting period. The remaining 4,692 shares were awarded to directors on January 2, 1998 and were accordingly expensed at that time.

     The Holding Company has adopted stock option plans for the benefit of directors, officers, and other key employees of the Association. The number of shares of common stock reserved for issuance under the stock option plans was equal to 10% of the total number of common shares issued pursuant to the Association's conversion to the stock form of ownership. The option exercise price was $10.00 as of the date of the option grant, and the maximum option term cannot exceed ten years. The stock options awarded to directors may be exercised at any time after grant. The stock options awarded to officers and other key employees are exercisable on a cumulative basis in equal installments over varying time periods, depending upon the officer's or employee's position with the Association. At June 24, 1993, 172,500 stock options were issued with 9,833 reserved for future use and 162,667 granted. The remaining 9,833 options were awarded to directors during the quarter ended September 30, 1997 at an exercise price of $23.50. As of March 31, 1999, 94,275 options had been exercised or retired, leaving a total of 78,225 which had not been exercised.

(3)  EARNINGS PER SHARE

     Earnings per share (EPS) computations follow SFAS No. 128 which is effective for financial statements issued for periods ending after December 15, 1997. Basic EPS have been determined by dividing net income for the period (numerator) by the weighted-average number of common shares outstanding during the period (denominator). Weighted-average common shares include shares held by the RRP plan and allocated ESOP shares. Unallocated ESOP shares are not used in either basic or diluted EPS calculations. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period outstanding. In determining diluted EPS, the denominator used for basic EPS is increased to include the number of additional common shares (common stock equivalents) that would have been outstanding if the dilutive potential common shares had been issued. Stock options are regarded as common stock equivalents and are computed using the treasury stock method. Prior periods EPS have been restated to comply with SFAS No. 128.

(4)  STOCK REPURCHASE PROGRAM

     During the quarter ended March 31, 1999, the Company did not repurchase any shares of its common stock. As of March 31, 1999, MBLA Financial Corporation had repurchased a total of 518,190 shares of its common stock.

(5)  COMMITMENTS AND CONTINGENCIES

     Commitments to originate and purchase mortgage loans of $6.663 million at March 31, 1999, represent amounts which the Association plans to fund within the normal commitment period of sixty to ninety days. As of March 31, 1999, the Association had no commitments to purchase mortgage-backed securities, CMOs or investment securities. The Association had commitments outstanding of $1.136 million to sell mortgage loans at March 31, 1999. The Association did not have any commitments outstanding at March 31, 1999 to sell mortgage-backed and related securities or investment securities.

(6)  RECLASSIFICATIONS
     None.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     MBLA Financial Corporation was organized, as a Delaware corporation, in February 1993 at the direction of the Association's Board of Directors to acquire all of the capital stock that the Association issued upon its conversion from the mutual to stock form of ownership. The business of the Holding Company consists primarily of the business of the Association. There are no current arrangements, understandings or agreements to expand its business activities or make any business acquisitions.

     Macon Building and Loan Association, F.A., originally founded in 1885, is a Federally chartered stock savings and loan association headquartered in Macon, Missouri. Its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (the "FDIC"). The Association serves Macon and Randolph Counties, Missouri. The Association conducts business through its main office and one branch office in Moberly, Missouri.

     The business of the Association consists principally of attracting deposits from the general public and using such deposits to purchase and originate mortgage loans secured by one- to four-family residences. The servicing rights on substantially all loans purchased by the Association are retained by the sellers. To a lesser extent, the Association invests in U.S. government and federal agency securities and mortgage-backed and related securities, interest-earning deposits and commercial and multi-family real estate loans and consumer loans.

     The Association's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its loans and investment portfolio, and its cost of funds, consisting of the interest paid on its deposits and also interest paid on FHLB advances. The Association's operating expenses consist primarily of employee compensation, occupancy expenses, FDIC insurance premiums and other general and administrative expenses. The Association's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies, and actions of regulatory authorities.

     The Association's operating strategies have been developed to respond to the economic conditions prevailing in the Association's primary market area. Macon's deposits are generated primarily from customers located in the Association's primary market area. However, due to insufficient loan demand, the Association has, for over 30 years, purchased the majority of its loans from selected mortgage banking companies and financial institutions located primarily in Columbia, Boone County, Missouri, and to a lesser extent, the Kansas City, St. Louis, Springfield and Cape Girardeau areas. The sellers retain servicing rights on the loans purchased by the Association. By extending its lending market area and employing alternative investment opportunities, such as mortgage-backed and related securities and other investment securities, the Association has attempted to limit, and believes it has been successful in limiting, the impact of these economic conditions on its results of operations.

     The economy of Boone County is primarily dependent on the services and government industries. The education industry also plays an important role in the economy of Boone County as three colleges and universities are located there.

     The Association continues to maintain a high level of asset quality and has remained profitable. The local economies of both Macon County and Randolph County have improved and the demand for mortgage loans is good but the Association still must purchase the majority of their mortgage loans. Past performance, however, is not a guarantee of future results.

     The operations of Macon Building and Loan Association are influenced significantly by local economic conditions and by policies of the Office of Thrift Supervision (OTS) and the FDIC. The

Association's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.

LIQUIDITY AND CAPITAL RESOURCES

     The Holding Company and Association's most liquid assets are cash, due from banks and interest-earning deposits. The levels of these assets are dependent on the Association's lending, investing, operating, and deposit activities during any given period. At March 31, 1999, cash, due from banks and interest-earning deposits totalled $7.864 million.

     The Association's primary sources of funds are deposits, advances from the FHLB, proceeds from principal and interest payments on loans, proceeds from principal and interest payments on mortgage-backed and related securities, and proceeds from the maturing of investment securities. While maturity and scheduled amortization of loans and investment securities are predictable sources of funds, deposit inflows and mortgage prepayments are greatly influenced by local conditions, general interest rates and regulatory changes.

     The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. Liquid assets consist of cash, due from banks, interest-earning deposits, short and intermediate term U.S. Government and government agency securities. This requirement, which periodically varies depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short term borrowings. The current required liquidity ratio is 4%. The Association historically has maintained a level of liquid assets in excess of this regulatory requirement. The Association's liquidity ratios were 11.84% and 9.14% at March 31, 1999 and 1998, respectively. Liquidity management for the Association is both a daily and long term function of the Association's management strategy. In the event that the Association should require funds beyond its ability to generate internally, additional sources of funds are available through the use of Federal Home Loan Bank advances and reverse repurchase agreements.

     The primary investment activity of the Association is the origination and purchase of mortgage loans. During the three months ended March 31, 1999 and 1998, the Association originated and purchased mortgage loans in the aggregate amount of $10.090 million and $10.532 million, respectively. During the three months ended March 31, 1999, the Association sold loans in the amount of $2.459 million. Another investment activity of the Association is investment in U.S. Treasury securities, agency bonds, mortgage-backed securities, collateralized mortgage obligations and FHLB overnight funds. During periods when the Association's loan demand is limited, the Association may purchase short-term investment securities to obtain a higher yield than otherwise available.

     At March 31, 1999, the Association had outstanding loan commitments to originate and purchase $6.663 million of loans. The Association believes that it will have sufficient funds available to meet all of these commitments. At March 31, 1999, the Association had outstanding commitments of $1.136 million to sell mortgage loans. The Association did not have any outstanding commitments to sell mortgage-backed and related securities or any other investment securities at March 31, 1999. Should the Association need to, the Board of Directors has authorized management to obtain additional short-term advances from the Federal Home Loan Bank ("FHLB") of Des Moines to fund loan purchases. At March 31, 1999, the Association had an available credit line of approximately $19 million with the FHLB of Des Moines, under which $57.456 million was outstanding. If needed, the Association can pledge more collateral to obtain a higher credit line.

     At March 31, 1999, certificates of deposit which are scheduled to mature in one year or less from March 31, 1999, totalled $86.245 million. Management believes that a significant portion of these funds will remain with the Association.

CAPITAL AND PROMPT CORRECTIVE ACTION RATIOS

     At March 31, 1999, the Association exceeded each OTS capital and prompt corrective action ratio. The following table sets forth the OTS minimum ratios for "adequately capitalized" and "well capitalized", as well as the Association ratio, for each category.

                     MINIMUM              MINIMUM
                     "ADEQUATELY          "WELL
                     CAPITALIZED"         CAPITALIZED"       ASSOCIATION
RATIO                RATIO                RATIO              RATIO
-------              -------------        -------------      -----------
Tier 1 (Core)
Capital Ratio            4%                    5%              13.66%

Total Risk-Based
Capital Ratio            8%                   10%              32.49%

Tier 1 Risk-Based
Capital Ratio            4%                    6%              31.67%

The minimum OTS Tangible Equity Ratio to be deemed other than "critically under capitalized" is 2%. At March 31, 1999, the Association's tangible equity ratio was 13.66%.


CHANGES IN FINANCIAL CONDITION

     Total assets increased $2.960 million to $206.188 million at March 31, 1999 from $203.228 million at June 30, 1998. The increase in assets is primarily attributable to the increase in loans receivable and interest-earning deposits, partially offset by decreases in investment securities and mortgage-backed and related securities.

     Cash due from banks and interest-earning deposits increased from $3.635 million to $7.864 million. This increase was due, in part, to a net inflow of deposits and the maturing of investment securities which were invested in overnight funds. The increased balance on cash due from bank and interest-earning deposits are expected to be used to fund outstanding loan commitments and to repay borrowings.

     Investment securities decreased $2.258 million to $7.512 million at March 31, 1999 from $9.770 million at June 30, 1998. The decrease is attributable to the maturing of investment securities in an amount greater than the purchase of investment securities during the nine months ended March 31, 1999.

     Mortgage-backed and related securities decreased $3.598 million to $44.628 million at March 31, 1999 from $48.226 million at June 30, 1998. This decrease is due to the repayments of mortgage-backed and related securities during the nine months ended March 31, 1999. There were not any purchases of mortgage-backed and related securities during the period.

     Loans receivable increased $4.474 million to $141.121 million at March 31, 1999 from $136.647 million at June 30, 1998. This increase is due to loan originations and purchases in an amount greater than loan repayments and loans sold during the period.

     Deposits increased $3.512 million or 3.05% from $115.330 million at June 30, 1998 to $118.842 million at March 31, 1999. The average cost of deposits decreased from 5.65% at June 30, 1998 to 5.24% at March 31, 1999. The increase in deposits is due to a net increase in certificates of deposit. Certificates of deposit with maturities of one year or less increased $96,000 million; 18 to 48 month certificates of deposit increased $1.810 million; jumbo certificates of deposit increased $858,000; and passbook savings increased $748,000. A significant portion of the deposit growth of approximately $3.169 million was from the Moberly branch office.

     Advances from the FHLB of Des Moines decreased $1.184 million to $57.456 million from $58.640 million at June 30, 1998. This decrease in advances reflects the normal principal repayment of mortgage-matched advances, along with repayments of LIBOR advances funded with proceeds received from deposit growth and loan repayments. The average cost of advances decreased from 5.63% at June 30, 1998 to 4.98% at March 31, 1999.

     Stockholders' equity increased $995,000 to $28.836 million at March 31, 1999 from $27.841 million at June 30, 1998. The increase in stockholders' equity is attributable to earnings during the period which was reduced by dividends paid to shareholders and a market value decline in available-for-sale securities at March 31, 1999 as compared to June 30, 1998. MBLA Financial Corporation's capital to asset ratio was 13.99% as of March 31, 1999 as compared to 13.70% at June 30, 1998.


INTEREST RATE SENSITIVITY

     Macon Building and Loan Association, F.A., has employed various strategies intended to minimize the adverse effect of interest rate risk on future operations by providing a close match between the interest rate sensitivity of its assets and liabilities and by expanding its activities which are not directly dependent on interest rate spreads. The Association's strategies are intended to stabilize net interest income for the long-term by protecting its interest rate spread against changes in interest rates.

     The Association utilizes ARMs to provide repricing opportunities more closely matched within the time frames in which its deposits are repriced. Management is charged with the responsibility to manage interest rate risk while remaining sensitive to the Board's directive that credit risk not be substituted for interest rate risk. As a result of these efforts, approximately 89% of Macon Building and Loan Association's mortgage loan portfolio as of March 31, 1999, consisted of ARMs, including ARM loans secured by commercial real estate. Approximately 80% of all ARMs, or 71% of all loans, are adjustable in one, two, or three years from March 31, 1999.


INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES AVAILABLE-FOR-SALE

     MBLA Financial Corporation and Macon Building and Loan Association have classified all investment securities and mortgage-backed and related securities as available-for-sale with all investments reported at fair value with unrealized holding gains and losses excluded from earnings and reported as a separate component of shareholders' equity. At March 31, 1999, the effect on stockholders' equity was an addition of $531,000 net of deferred income taxes as compared to an addition of $859,000 at June 30, 1998 net of deferred income taxes.


YEAR 2000

     The Association utilizes FISERV's  thrift platform for data processing.
The Association installed new teller terminals during the quarter ended December 31, 1998 at an approximate installed cost of $12,000. These new terminals are Y2K compliant as is all other computer hardware currently in use.

     Y2K testing of the FISERV thrift platform processing system has been completed. Macon Building & Loan Association participated in proxy testing with FISERV and has received written documentation of testing. Proxy testing of FISERV's thrift platform indicates the system is Y2K compliant. Testing of the "connectivity" to FISERV was successfully completed in March 1999.

     The Association has contacted major multi-family and commercial borrowers regarding their Y2K compliance. All responses received by the Association indicate borrowers' awareness of Y2K issues; borrowers' awareness, and if appropriate steps are being taken to correct any problems; if borrowers' computer/software is compliant and has been tested; if testing has not been undertaken, when to expect completion; and Y2K awareness but computers not used for their accounting system. Responses received by borrowers indicate awareness of issues and systems are either currently Y2K compliant or will be in 1999.

     The Association has contacted all other major software vendors and mission critical third-party providers regarding Y2K compliance. All major software vendors and mission critical third-party providers who responded to the Association inquiries have indicated their software and/or systems are Y2K compliant.

     The Association has adopted a "Business Resumption Contingency Plan" in the event of a "worst-case" failure or interruption of mission critical systems. A "worst-case" scenario would involve complete failure of Association computer systems caused by either power failure by local utility companies who supply electricity or by inability of Association computer system to function/operate on January 3, 2000. Association management and personnel will be available January 1 and January 2, 2000 to further test systems and to again validate Association systems. The Association does not expect any major capital expenditures on these areas at this time.


SUBSEQUENT EVENTS

     On May 3, 1999, MBLA Financial Corporation ("MBLA") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Citizens BancShares Company ("Citizens"). The Merger Agreement provides that a wholly-owned subsidiary of Citizens will be merged with and into MBLA, with MBLA being the surviving entity (the "Merger") and becoming a wholly-owned subsidiary of Citizens. Immediately following the consummation of the Merger, Macon Building and Loan Association, F.A., a federally-chartered stock savings and loan association and a subsidiary of MBLA, will merge with and into Citizens Bank and Trust Company, a bank organized under the laws of the State of Missouri and a subsidiary of Citizens.

     Pursuant to the terms of the Merger Agreement, each share of MBLA common stock, par value $.01 per share, outstanding at the effective time of the Merger, will be exchanged for a cash payment of $24.15 plus an amount equal to the change in adjusted book value per share of MBLA from December 31, 1998 to the end of the month prior to closing.

     Consummation of the Merger is subject to various conditions, including the approval of the shareholders of MBLA and the receipt of all requisite regulatory approvals.


ASSET QUALITY

     The Holding Company and the Association regularly review interest earning assets to determine proper valuation. Management's monitoring of the asset portfolio includes reviews of historical loss experience, known and inherent risks in the portfolio, the value of any underlying collateral, prospective economic conditions and the regulatory environment. The Association's non-accrual mortgage loans delinquent more than 90 days decreased from $887,000 at June 30, 1998 to $605,000 at March 31, 1999.

     The table on the following page sets forth information regarding the Association's non-accrual loans and foreclosed real estate at the dates indicated. The Association discontinues accruing interest on delinquent loans no later than ninety days past due, at which time all accrued but uncollected interest is reversed. At March 31, 1999, the Association has no restructured loans within the meaning of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 15.

                          MBLA FINANCIAL CORPORATION
                                 ASSET QUALITY

                                   MARCH 31,      DECEMBER 31,        SEPTEMBER 30,       JUNE 30,       MARCH 31,
                                     1999             1998                1998             1998            1998
                                   --------------------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
Non-accrual mortgage loans
 delinquent more than 90 days      $    605       $ 1,488             $ 878               $ 887          $1,137
Non-accrual other loans
 delinquent more than 90 days             0             0                 0                   0               0
                                   --------------------------------------------------------------------------------
Total non-performing loans              605         1,488               878                 887           1,137
Real estate owned and in-
 substance foreclosed loans
 net of related allowance               138             4                 4                   0               0
                                   --------------------------------------------------------------------------------
  Total non-performing assets      $    743       $ 1,492             $ 882          $      887          $1,137
                                   ================================================================================
Non-performing loans to
 total loans                           0.43%         1.05%             0.62%               0.65%           0.85%
Non-performing assets to
 total assets                          0.36%         0.72%             0.42%               0.44%           0.55%

Allowance for loans losses
 to non-performing loans             119.83%        48.39%            79.93%              77.79%          59.37%

RESULTS OF OPERATIONS

     Comparison of quarterly results in this section are between the three month periods ended March 31, 1999, and March 31, 1998 and between the nine month periods then ended.


GENERAL

     Net income for the quarter ended March 31, 1999 was $452,000, a decrease of $53,000 from the $505,000 net income for the quarter ended March 31, 1998. Basic earnings per share for the quarter ended March 31, 1999 were 37c per share as compared to 41c per share for the quarter ended March 31, 1998. Diluted earnings per share were 35c per share for the quarter ended March 31, 1999 as compared to 39c per share for the quarter ended March 31, 1998.

     Comprehensive income for the quarter ended March 31, 1999 was $399,000 as compared to $527,000 for the quarter ended March 31, 1998. The quarter ended March 31, 1999 had a net unrealized holding loss of $53,000 net of deferred taxes while the quarter ended March 31, 1998 had a net unrealized holding gain of $22,000 net of deferred income taxes.

     Net income for the nine months ended March 31, 1999 was $1.415 million as compared to $1.484 million for the nine months ended March 31, 1998. Basic earnings per share were $1.15 for the nine months ended March 31, 1999 as compared to $1.19 for the nine months ended March 31, 1998. Diluted earnings per share were $1.11 per share for the nine months ended March 31, 1999 and $1.13 per share for the nine months ended March 31, 1998.

     Comprehensive income for the nine months ended March 31, 1999 was $1.087 million as compared to $1.665 million for the same period ended March 31, 1998. The nine month period ended March 31, 1999 had a net unrealized holding loss of $328,000 on available-for-sale securities as compared to a net unrealized holding gain of $181,000 for the nine months ended March 31, 1998. Both are net of deferred income taxes.


INTEREST INCOME

     Total interest income decreased $271,000 to $3.545 million for the quarter ended March 31, 1999 from $3.816 million for the quarter ended March 31, 1998. Interest on mortgage loans increased $206,000 to $2.618 million for the three month period ended March 31, 1999 over the same period ended March 31, 1998. Interest on investment securities decreased $147,000 to $154,000 for the three month period ended March 31, 1999 as compared to the quarter ended March 31, 1998. Interest on mortgage-backed and related securities decreased $326,000 to $690,000 for the three month period ended March 31, 1999 as compared to the same period ended March 31, 1998. Interest on other interest-earning assets decreased $4,000 to $83,000 for the three month period ended March 31, 1999 as compared to the same period ended March 31, 1998.

     Total interest income decreased $1.001 million to $10.742 million for the nine months ended March 31, 1999 from $11.743 million for the nine months ended March 31, 1998. Interest on mortgage loans increased $612,000 to $7.784 million for the nine month period ended March 31, 1999 over the same period ended March 31, 1998. Interest on investment securities decreased $419,000 to $509,000 for the nine month period ended March 31, 1999 as compared to the nine months ended March 31, 1998. Interest on mortgage-backed and related securities decreased $1.137 million to $2.252 million for the nine month period ended March 31, 1999 as compared to the same period ended March 31, 1998. Interest on other interest-earning assets decreased $57,000 to $197,000 for the nine month period ended March 31, 1999 as compared to the same period ended March 31, 1998.

     Total interest income decreased during both periods because of lower average earning asset balances during the period ended March 31, 1999 as compared to the period ended March 31, 1998 in conjunction with lower interest rates on earning assets. Interest on mortgage loans increased both periods because of the higher mortgage loan balances ended March 31, 1999 as compared to March 31, 1998 due to increased loan originations and purchases. Interest on investment securities decreased both periods ended March 31, 1999 as compared to periods ended March 31, 1998 because of maturities of investment securities outpacing any new investments. The decrease in interest income on mortgage-backed and related securities for each period was due primarily to mortgage securities which were called during the third quarter of fiscal year ended June 30, 1998 in addition to normal principal payments received. The decrease in interest on other interest-earning assets was attributable to the lower interest rate environment coupled with slightly lower average balances on earning assets during both periods ended March 31, 1999 as compared to the periods ended March 31, 1998.


INTEREST EXPENSE

     Total interest expense for the quarter ended March 31, 1999 was $2.336 million as compared to $2.652 million for the quarter ended March 31, 1998, a decrease of $316,000 or 11.92%. Interest expense on deposits increased $143,000 to $1.590 million at March 31, 1999 from $1.547 million at March 31, 1998. Interest expense on advances decreased $359,000 to $746,000 at March 31, 1999 from $1.105 million at March 31, 1998. The average cost of funds which includes both interest paid on deposits and interest paid on advances, decreased from 5.66% at March 31, 1998 to 5.15% at March 31, 1999.

     Total interest expense for the nine months ended March 31, 1999 was $7.303 million as compared to $8.218 million for the nine months ended March 31, 1998, a decrease of $915,000 or 11.13%. Interest expense on deposits increased $358,000 to $4.890 million at March 31, 1999 from $4.532 million at March 31, 1998. Interest expense on advances decreased $1.273 million to $2.413 million at March 31, 1999 from $3.686 million at March 31, 1998.

     The decrease in total interest expense for each period ended March 31, 1999 as compared to the same periods ended March 31, 1998 is attributable to the lower average balances in FHLB advances during the most recent periods. The Association had mortgage securities called during the third quarter of fiscal year ended June 30, 1998 and then paid-off the corresponding advances at the same time. Part of this decrease in interest expense was offset by the higher expense in deposits. The increase in interest expense on deposits resulted from the deposit growth which the Association has been experiencing. The decrease of interest expense on advances was discussed above.


NET INTEREST INCOME

     Net interest income before provisions for loan losses was $1.209 million for the quarter ended March 31, 1999 as compared to $1.164 million for the quarter ended March 31, 1998, an increase of $45,000. Net interest income before provisions for loan losses was $3.439 million for the nine months ended March 31, 1999 as compared to $3.525 million for the nine months ended March 31, 1998, a decrease of $86,000. The decrease in net interest income for both periods is due to the overall net decrease in earning assets between the comparable periods.


PROVISION FOR LOAN LOSSES

     At March 31, 1999, the provision for loan losses general loan valuation allowance is $725,000. For the three months ended March 31, 1999, provision for loan losses was increased $5,000 as compared to an increase of $15,000 during the quarter ended March 31, 1998. For the nine months ended March 31, 1999 and March 31, 1998, provision for loan losses was increased $35,000 and $45,000 respectively each period. The Association has a policy of maintaining a general loan valuation allowance of one-half of one percent of outstanding loans. The Association continuously monitors this provision on a quarterly basis. As of March 31, 1999, the provision for loan losses was .514% of outstanding loans.


NONINTEREST INCOME

     Other income for the quarter ended March 31, 1999 was $7,000 as compared to $2,000 for the quarter ended March 31, 1998. Other income for the nine months ended March 31, 1999 was $62,000 as compared to $7,000 for the nine months ended March 31, 1998. Other noninterest income for the nine months ended March 31, 1999 was enhanced by a $42,000 Missouri state income tax refund for tax years 1996 and 1997. Other income is not considered a significant part of the overall income of the company.

NONINTEREST EXPENSE

     Noninterest expense for the quarter ended March 31, 1999 decreased $67,000 to $427,000, as compared to $494,000 for the quarter ended March 31, 1998. Compensation and benefits decreased $115,000 and other noninterest expense increased $40,000 for the quarter ended March 31, 1999 as compared to the quarter ended March 31, 1998. A net gain on sale of loans of $26,000 offset a $32,000 loss on sale of real estate owned for the quarter ended March 31, 1999.

     Noninterest expense for the nine months ended March 31, 1999 decreased $35,000 to $1.163 million, as compared to $1.198 million for the nine months ended March 31, 1998. Compensation and benefits decreased $96,000 and other noninterest expense increased $70,000 for the nine months ended March 31, 1999 as compared to the nine months ended March 31, 1998. The increase in expenses was partially offset by a net gain on sale of loans of $54,000 for the period ended March 31, 1999.

INCOME TAX

     The provision for federal and state income taxes increased $180,000 to $332,000 for the quarter ended March 31, 1999 as compared to $152,000 for the quarter ended March 31, 1998. The provision for federal and state income taxes increased $83,000 to $888,000 for the nine months ended March 31, 1999 as compared to $805,000 for the nine months ended March 31, 1998.

          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As of March 31, 1999, there have been no material changes in the quantitative and qualitative disclosures about market risk presented in the Holding Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 based on December 31, 1998 data provided by the Office of Thrift Supervision ("OTS"). The Association experiences approximately a 60-day lag time from the end of the quarter until receiving data from OTS.

                   MBLA FINANCIAL CORPORATION AND SUBSIDIARY
                         PART II -- OTHER INFORMATION

ITEM 1    LEGAL PROCEEDINGS
          The Holding Company and the Association are not involved in any pending legal proceedings other than legal proceedings incident to the business of the Holding Company and the Association, which involve amounts in the aggregate which management believes are immaterial to the financial condition and results of operations of the Holding Company and the Association.

ITEM 2    CHANGES IN SECURITIES AND USE OF PROCEEDS
          Not applicable.

ITEM 3    DEFAULT UPON SENIOR SECURITIES
          Not applicable.

ITEM 4    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
          Not applicable.

ITEM 5    OTHER INFORMATION
          None.

ITEM 6    EXHIBITS AND REPORTS ON FORM 8-K

          (a)   Exhibit 11.  Statement re:  Computation of Per Share Earnings

                Exhibit 27.  Financial Data Schedule*

                *Submitted only with filing in electronic format.

          (b)   There were not any reports filed on Form 8-K.

                   MBLA FINANCIAL CORPORATION AND SUBSIDIARY
                                  SIGNATURES


Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                              MBLA Financial Corporation
                                   ---------------------------------------------
                                                     (Registrant)




Dated May 5, 1999                             /s/ John T. Neer
                                   ---------------------------------------------
                                   John T. Neer
                                   President and Chief Executive Officer
                                   (Duly Authorized Officer)




Dated May 5, 1999                           /s/ Clyde D. Smith
                                   ---------------------------------------------
                                   Clyde D. Smith
                                   Vice President and Chief Financial Officer
                                   (Principal Financial Officer)

                                REVOCABLE PROXY

                          MBLA FINANCIAL CORPORATION

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                         OF MBLA FINANCIAL CORPORATION
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON _______________ __, 1999.


         The undersigned stockholder of MBLA Financial Corporation (the "Company") hereby appoints Charles L. Hutton, Carl B. Barrows and John T. Neer as proxies, each of them with full power of substitution, to attend and act as proxy for the undersigned and to cast all votes which the undersigned stockholder is entitled to cast at the special meeting of stockholders of the Company to be held at __:__ _.m., local time on _______________, 1999, at the Company's offices at 101 Vine Street, Macon, Missouri, and any and all adjournments and postponements thereof (the "Special Meeting"), with all powers which the undersigned would possess if personally present (i) as designated below with respect to the matters set forth below and described in the accompanying Proxy Statement and (ii) in their discretion with respect to any other business that may properly come before the Special Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

         This proxy will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED (1) "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT (AS DEFINED HEREIN) AND (2) IN THE DISCRETION OF THE PROXIES AS TO ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

         This proxy card will also be used to provide voting instructions to the trustee for any shares of common stock of the Company allocated to participants under the Macon Building and Loan Association Employee Stock Ownership Plan.


              (continued--to be signed and dated on reverse side)

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

         1. Approval and adoption of the Agreement and Plan of Merger, dated as of May 3, 1999, by and between Citizens Bancshares Company and the Company pursuant to which the Company will merge with a wholly-owned subsidiary of Citizens Bancshares Company and each share of common stock of the Company, par value at $.01 per share, will be converted into the right to receive $24.15, subject to adjustment, all on and subject to the terms and conditions contained therein.

                           FOR        AGAINST         ABSTAIN
                           [_]         [_]              [_]

         2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. As of the date of the Special Meeting, management of the Company is not aware of any such other business.

         The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, dated _____________, 1999, for the Special Meeting.

                                   Dated: ____________________________________


                                   Signature: _________________________________


                                   Signature: _________________________________


                                   Title: _____________________________________


                                   (Please date and sign here exactly as name appears at left. When signing as attorney, administrator, trustee or guardian, give full title as such; and when stock has been issued in the name of two or more persons, all should sign.)


                             PLEASE ACT PROMPTLY.
                   SIGN, DATE AND MAIL YOUR PROXY CARD TODAY
                    IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE
         DATE, SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.


                                       2